SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Filed by the registrant |X|
      Filed by a party other than the registrant |_|
Check the appropriate box:
|_|   Preliminary proxy statement             |_| Confidential, for use of the
                                                  Commission only (as permitted
                                                  by Rule 14a-6(e)(2))
|X|   Definitive proxy statement
|_|   Definitive additional materials
|_|   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               PARKERVISION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

|_|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------

(2)   Aggregate amount of securities to which transaction applies:

      --------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

      --------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction: $13,750,000

      --------------------------------------------------------------------------

(5)   Total fee paid: $2,750

      --------------------------------------------------------------------------

|X|   Fee paid previously with preliminary materials:
                                                     ---------------------------

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

      --------------------------------------------------------------------------

(2)   Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------

(3)   Filing party:

      --------------------------------------------------------------------------

(4)   Date filed:

      --------------------------------------------------------------------------

----------------
1 [Set forth the amount on which the filing fee is calculated and state how it was determined.]

                                                              ParkerVision, Inc.
                                                             8493 Baymeadows Way
                                                     Jacksonville, Florida 32256
                                                                   April 6, 2004

Dear Shareholder:

      You are invited to attend a special meeting of the shareholders of ParkerVision, Inc. ("ParkerVision") to be held at the Marriott Hotel, 1501 International Parkway, Lake Mary, Florida on May 10, 2004 at 9:30 a.m., local time, to consider and vote upon a proposal to sell substantially all of the assets and business of our video products division, including our PVTV and CameraMan related assets and business (the "Video Division") for $12.5 million in cash, subject to adjustment. The board of directors of ParkerVision has approved this sale.

      At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Asset Purchase Agreement, dated as of February 25, 2004, by and among ParkerVision, as seller, and each of Thomson Broadcast & Media Solutions, Inc. ("TBM"), and Thomson Licensing, S.A. ("TL" and, together with TBM, "Purchasers"), as purchasers. Each of TBM and TL are affiliates of Thomson S.A., a leading global provider of integrated technology and service solutions for entertainment and media companies through its Technicolor, Grass Valley, Thomson and RCA brands ("Thomson"). The Asset Purchase Agreement is attached to the Proxy Statement enclosed herewith as Appendix A.

      The sale of the Video Division will enable us to focus all of our resources and efforts on our wireless division (the "Wireless Division") and will provide us with working capital for the development of our wireless business and products. We believe that our Wireless Division's proprietary technologies embody industry advances that can be significantly commercialized in the near term and that our Wireless Division now provides far greater growth potential for ParkerVision than the Video Division.

      Wells Fargo Securities, LLC, an investment banking firm retained by our board of directors, has opined that the consideration to be received by us through the sale of the Video Division is fair to ParkerVision from a financial point of view. A copy of Wells Fargo Securities' opinion is attached to the Proxy Statement enclosed herewith as Appendix B.

      AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS APPROVED THE SALE OF THE VIDEO DIVISION AND DETERMINED THAT IT IS FAIR AND IN THE BEST INTERESTS OF PARKERVISION AND OUR SHAREHOLDERS. CONSEQUENTLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE SALE OF THE VIDEO DIVISION.

      I, and certain other members of my family and affiliates of ParkerVision, have agreed to vote our shares in favor of the sale of the Video Division.

      Because the Video Division historically has generated substantially all our revenues, the Video Division sale could be deemed a sale of substantially all of our assets under Florida corporate law and we are accordingly hereby seeking approval of our shareholders for the Video Division sale as a sale of all or substantially all of our assets. Our shareholders shall not be entitled to appraisal rights under Chapter 607, Florida Statues, with respect to the Video Division sale.

      Attached to this letter you will find a formal Notice of Special Meeting, a Proxy Statement, a proxy card and various attachments. Collectively, these documents more fully describe the Asset Purchase Agreement and the Video Division sale pursuant to such agreement. IN ORDER TO HELP US ACHIEVE OUR STRATEGIC GOALS THROUGH THE SALE OF THE VIDEO DIVISION, PLEASE COMPLETE AND RETURN THE PROXY WITH YOUR VOTE IN FAVOR OF THE VIDEO DIVISION SALE AS SOON AS POSSIBLE.

                                          Sincerely,

                                          Jeffrey Parker
                                          Chairman and Chief Executive Officer

--------------------------------------------------------------------------------
YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO VOTE YOUR SHARES, YOU MAY USE THE ENCLOSED PROXY CARD OR ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE APPROVAL OF THE ASSET PURCHASE AGREEMENT AND THE VIDEO DIVISION SALE.
--------------------------------------------------------------------------------

                               PARKERVISION, INC.

                               8493 BAYMEADOWS WAY

                           JACKSONVILLE, FLORIDA 32256

          ------------------------------------------------------------
                            NOTICE OF SPECIAL MEETING

                                 OF SHAREHOLDERS

                             TO BE HELD MAY 10, 2004
          ------------------------------------------------------------

      NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of ParkerVision, Inc., will be held at the Marriott Hotel, 1501 International Parkway, Lake Mary, Florida on May 10, 2004 at 9:30 a.m. local time, for the following purposes:

            o To consider and vote on a proposal to approve the Asset Purchase Agreement, dated as of February 25, 2004, by and among ParkerVision, as seller, and each of Thomson Broadcast & Media Solutions, Inc. ("TBM") and Thomson Licensing, S.A. ("TL" and, together with TBM, "Purchasers"), as purchasers, and the sale of our video products division ("Video Division") contemplated by the Asset Purchase Agreement (the "Video Division Sale"); and

            o To transact such other business as may properly come before the special meeting or any adjournments thereof.

      Our transfer books will not be closed for the special meeting. Only shareholders of record at the close of business on April 5, 2004 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof. Our shareholders shall not be entitled to any appraisal rights in connection with the Video Division Sale under Chapter 607, Florida Statutes.

      The above matters are more fully described in the accompanying Proxy Statement and you are urged to read it carefully. In particular, you should carefully consider the discussion entitled "Risk Factors" in the attached Proxy Statement. Historically, substantially all our revenues have been generated by our Video Division. Revenues generated by our Wireless Division have been nominal to date. Accordingly, the Video Division Sale could be deemed a sale of substantially all of the assets of ParkerVision.

      WHILE ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO SIGN AND DATE THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ADDRESSED, POSTAGE PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU SO DESIRE AT ANY TIME BEFORE IT IS VOTED.

      AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE VIDEO DIVISION SALE IS FAIR AND IN THE BEST INTERESTS OF PARKERVISION AND OUR SHAREHOLDERS, HAS APPROVED THE ASSET PURCHASE AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE ASSET PURCHASE AGREEMENT AND APPROVAL OF THE VIDEO DIVISION SALE.

                                       By order of the board of directors,
                                       Stacie Wilf
                                       Secretary

Jacksonville, Florida
April 6, 2004

                               PARKERVISION, INC.

                             -----------------------

                                 PROXY STATEMENT

                             -----------------------

                         SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 10, 2004

                            ------------------------

      This Proxy Statement and the enclosed form of proxy are being furnished in connection with the solicitation of proxies by our board of directors to be used at a special meeting of shareholders of ParkerVision and any adjournments thereof. At the special meeting, shareholders will be asked to consider and vote on a proposal to approve and adopt an Asset Purchase Agreement, dated as of February 25, 2004, by and among ParkerVision, as seller, and each of Thomson Broadcast & Media Solutions, Inc. ("TBM"), and Thomson Licensing, S.A. ("TL" and, together with TBM, "Purchasers"), as purchasers for the sale of our video products division ("Video Division"). Each of TBM and TL are affiliates of Thomson S.A. ("Thomson"). The Asset Purchase Agreement is attached hereto as Appendix A.


                 SUMMARY OF TERMS OF ASSET AGREEMENT AND PROPOSED TRANSACTION
     Asset Purchase Agreement and the Video                 If the Asset Purchase Agreement is approved by our
     Division Sale (see pages 5 through 14 generally)       shareholders and the Video Division Sale is
                                                            consummated, substantially all the assets comprising
                                                            our Video Division will be sold to Purchasers. After
                                                            closing, TBM will directly employ a number of persons
                                                            who currently work in the Video Division.

     Purchasers                                             TL will purchase the intellectual property assets and
                                                            TBM will purchase the other assets of our Video
                                                            Division. Each of the Purchasers is an affiliate of
                                                            Thomson, a leading provider of technology and service
                                                            solutions for integrated entertainment and media
                                                            companies through its Technicolor, Grass Valley,
                                                            Thomson and RCA brands.

     Asset not being sold (see page 5)                      The assets used in the current or proposed operations
                                                            of our wireless division (the "Wireless Division"),
                                                            assets relating to our general corporate and management
                                                            functions, our real property and all receivables and
                                                            cash shall be retained by us and shall not be sold in
                                                            the Video Division Sale.

     Retention of liabilities (see page 5)                  Other than post-closing liabilities and certain
                                                            outstanding contractual liabilities, the existing
                                                            liabilities of our Video Division will not be assumed
                                                            by Purchasers and instead will be retained by us.

     Purchase price (see page 6)                            The purchase price for the assets of our Video Division
                                                            will be $12.5 million, subject to adjustment as
                                                            provided in the Asset Purchase Agreement. Thomson Inc.,
                                                            an affiliate of Thomson, has guaranteed the payment
                                                            obligations of Purchasers under the Asset Purchase
                                                            Agreement.


     Holdback (see page 6)                                  In order to secure our indemnification obligations
                                                            under the Asset Purchase Agreement, $1.25 million,
                                                            representing 10% of the purchase price, shall be held
                                                            back by Purchasers at closing and shall be released to
                                                            us, to the extent not compromised by such indemnification
                                                            obligations, on the first anniversary of the closing.

     Use of proceeds (see page 14)                          All of the purchase price received by ParkerVision
                                                            shall be retained for use as working capital in our
                                                            Wireless Division and general corporate purposes.

     Reasons for the Video Division                         Sale Our board of directors has determined that the
     (see page 11)                                          objective of maximizing shareholder value in the
                                                            long-term is best served by focusing our resources and
                                                            efforts on our Wireless Division. The Video Division
                                                            Sale is integral to this strategy and will also provide
                                                            ParkerVision with significant capital for these focused
                                                            efforts.

     Closing conditions (see page 7)                        The Asset Purchase Agreement contains closing
                                                            conditions, including the approval of the Video
                                                            Division Sale by our shareholders, the performance of
                                                            specific covenants and the receipt of specified consents.

     The closing (see page 5)                               The closing of the Video Division Sale will occur
                                                            within five business days following the satisfaction or
                                                            waiver of the conditions set forth in the Asset
                                                            Purchase Agreement, unless the parties agree to a
                                                            different date. We currently expect the closing to
                                                            occur on or about May 15, 2004.

     No-shop obligations (see page 7)                       Prior to the closing, we may not solicit or facilitate
                                                            offers from any third party for the sale of the Video
                                                            Division. If we receive an unsolicited offer to
                                                            purchase the Video Division for cash on terms more
                                                            favorable than the Video Division Sale from a third
                                                            party that is capable of consummating such offer (a
                                                            "Superior Offer"), we are entitled, upon payment of the
                                                            termination fee described below, to act on the Superior
                                                            Offer provided our board of directors determines that
                                                            it is obligated to so act pursuant to its fiduciary
                                                            duties under Florida corporate law. Purchasers must be
                                                            notified of any Superior Offer no less than five (5)
                                                            days prior to termination of the Asset Purchase
                                                            Agreement.

     Termination (see page 8)                               The Asset Purchase Agreement may be terminated in
                                                            certain situations, including by the Purchasers if the
                                                            shareholders of ParkerVision have not approved the
                                                            Asset Purchase Agreement by July 5, 2004, by any party
                                                            if the Video Division Sale has not been closed by July
                                                            9, 2004 or the other party is in breach, and by us, if
                                                            we elect to accept a Superior Offer as described above
                                                            and pay the termination fee described below.

     Termination fees (see page 8)                          If we terminate the Asset Purchase Agreement in
                                                            connection with a Superior Offer to sell the Video
                                                            Division to another party, fail to obtain shareholder
                                                            approval prior to July 5, 2004 or elect to terminate
                                                            the Asset Purchase Agreement because the Video Division
                                                            Sale has not been closed prior to July 9, 2004, or if
                                                            the Asset Purchase Agreement is terminated for other
                                                            enumerated reasons, we must pay Purchasers a
                                                            termination fee of $1,000,000 in cash (or in certain
                                                            circumstances, either cash or shares of our common
                                                            stock, at our election).

     Right of first refusal (see page 8)                    If the Asset Purchase Agreement is terminated in
                                                            certain circumstances, during the one-year period after
                                                            such termination, if we receive an offer from a third
                                                            party to sell or license the assets of our Video
                                                            Division, Purchasers will receive a right of first
                                                            refusal to purchase or license the assets of our Video
                                                            Division.

     Corporate accounting treatment                         The Video Division Sale will be accounted for as a
     (see page 14)                                          discontinued operation.

     Transition Agreements                                  In connection with the closing of the Video Division
     (see page 7)                                           Sale, we have entered into a Transition Services
                                                            Agreement whereby we will assist TBM in certain areas
                                                            of the operations of the Video Division during a three-
                                                            to six-month transition period following the closing.
                                                            We will receive compensation for the services on a
                                                            cost, and in some instances, cost-plus basis.

                                                            As part of the Video Division Sale, TBM will sublet
                                                            from us for a prescribed rental certain space in our
                                                            Jacksonville, Florida headquarters during the
                                                            transition period.

     Interest of certain persons                            Each of our executive officers and directors owns
     in the Video Division Sale                             shares of our common stock and/or options to purchase
     (see page 9)                                           shares of our common stock.  By virtue of this
                                                            ownership, these persons will receive the same benefit
                                                            from the Video Division Sale as any other shareholder
                                                            of ParkerVision.

     Voting agreement (see page 9)                          Members of the Parker family and one director who are
                                                            shareholders of ParkerVision have agreed to vote all of
                                                            their respective shares for the approval of the Asset
                                                            Purchase Agreement and the Video Division Sale.  As a
                                                            group, they hold approximately 27.5% of our outstanding
                                                            common stock.

     Tax consequences (see page 19)                         Consummation of the Video Division Sale could have
                                                            federal and state income tax consequences to
                                                            ParkerVision, although these are not likely to be
                                                            substantial.

     Appraisal rights (see page 14)                         Our shareholders will not be entitled to appraisal
                                                            rights with respect to the Video Division Sale under
                                                            Chapter 607, Florida Statutes.

                  GENERAL INFORMATION ABOUT THE SPECIAL MEETING

DATE, PLACE AND TIME OF THE SPECIAL MEETING

      The meeting will be held at 9:30 a.m. local time, on May 10, 2004. The special meeting will take place at the Marriott Hotel, 1501 International Parkway, Lake Mary, Florida. This Proxy Statement, the attachments hereto and the enclosed form of proxy are first being sent to our shareholders on or about April 6, 2004.

VOTE REQUIRED; RECORD DATE; OUTSTANDING SHARES

      The Asset Purchase Agreement and the Video Division Sale can only be approved by the affirmative vote of at least a majority of the outstanding shares of common stock of ParkerVision. Our board of directors has fixed the close of business on April 5, 2004 as the record date for determination of shareholders entitled to notice of, and to vote at, the annual meeting. As of the record date, we had issued and outstanding 17,959,504 shares of common stock, par value $.01 per share, our only class of voting securities outstanding. Each of our shareholders is entitled to one vote for each share of common stock registered in his or her name on the record date.

AGREEMENTS TO VOTE

      Jeffrey Parker, our chairman of the board and chief executive officer, Todd Parker, president of our Video Division and a director, Stacie Wilf, our corporate secretary and certain members of their immediate family and certain affiliates, together with William Sammons, a director of the Company, own an aggregate of 4,931,747 shares, or 27.5% of the currently outstanding shares of common stock (without giving effect to any options to purchase common stock they may own) and each of them has agreed to vote all of his or her shares "FOR" approval of the Asset Purchase Agreement and the Video Division Sale in connection with the special meeting. Accordingly, their votes, combined with the affirmative vote of the holders of an additional 4,048,006 shares, will be sufficient to approve the proposal at the special meeting.

VOTING OF PROXIES

      Proxies in the form enclosed are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. Any proxy given pursuant to this solicitation and received in time for the meeting will be voted as specified in the returned proxy. If no instructions are given, proxies returned by shareholders will be voted "FOR" the proposal to approve the Asset Purchase Agreement and the Video Division Sale.

      Once given, your proxy may be revoked only by written notice received by our corporate secretary at any time prior to the voting at the meeting, by submitting a subsequent proxy or by attending the special meeting and voting in person.

QUORUM REQUIREMENT; ABSTENTIONS; AND BROKER NON-VOTING

      The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by his or her proxy are not being voted ("shareholder withholding") with respect to a particular matter. Brokers may not be permitted to vote stock ("broker non-vote") held in street name in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy that are not being voted because of either shareholder withholding or broker non-vote will not be considered shares present and entitled to vote on the matter and will not be counted for purposes of determining the presence of a quorum.

      Since the Asset Purchase Agreement and the Video Division Sale can only be approved by the affirmative vote of at least a majority of the outstanding common stock of ParkerVision, abstentions from voting, shareholder withholding or broker non-voting will have the same effect as a vote against the proposal.

PROXY SOLICITATION

      We will bear the cost of the solicitation of proxies from our shareholders and the cost of printing and mailing this Proxy Statement. In addition to solicitation by mail, our directors, officers and employees may contact our shareholders to solicit their proxies. Those directors, officers and employees will not be paid any additional compensation for doing so.

ADJOURNMENT

      Any decision to adjourn the meeting would be made by a vote of the shareholders present in person or by proxy at the meeting. It is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote in favor of adjournment if a quorum is not present. If a quorum is present, but insufficient votes have been cast in favor of a proposal to approve it, proxies will be voted in favor of adjournment only if the board of directors determines that adjournment and the additional solicitation of proxies is reasonable and in the best interests of shareholders. In making this determination the board would consider:

            o     the nature of the proposal;

            o     the votes already cast as a percentage of the vote required;

            o     the percentage of negative votes cast; and

            o     the nature of any further solicitation that might be made.

CONTACT INFORMATION

      Our principal offices are located at 8493 Baymeadows Way, Jacksonville, Florida 32256 and our phone number is 904-737-1367.

              PROPOSAL: APPROVAL AND ADOPTION OF THE ASSET PURCHASE
               AGREEMENT AND APPROVAL OF THE PROPOSED TRANSACTION

      At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Asset Purchase Agreement and Video Division Sale. Purchasers will purchase substantially all the assets of our Video Division following approval of the Asset Purchase Agreement and the Video Division Sale by our shareholders and satisfaction of the other customary conditions to closing.

THE ASSET PURCHASE AGREEMENT

      The following summary of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached as Appendix A to this Proxy Statement and is incorporated by reference herein. All shareholders are urged to read the Asset Purchase Agreement in its entirety. Defined terms that are not expressly defined in the following summary have the meanings provided in the Asset Purchase Agreement.

      General

      On February 25, 2004, ParkerVision entered into the Asset Purchase Agreement with Purchasers. Purchasers are affiliates of Thomson, a leading provider of technology and service solutions for integrated entertainment and media companies. Thomson provides end-to-end solutions to content creators, video network operators and manufacturers and retailers through its Technicolor, Grass Valley, THOMSON and RCA brands. The Video Division Sale is expected to close in the second quarter of 2004 following approval of our shareholders at the special meeting.

      Assets being sold

      In the Video Division Sale, we would sell to Purchasers substantially all the assets of our Video Division, excluding certain contracts and incidental properties. Generally, the assets to be sold are those used in connection with and relating to our PVTV and CameraMan products and services, including patents, patent applications, tradenames, trademarks and other intellectual property, inventory, specified design, development and manufacturing equipment, and obligations under outstanding contracts for products and services. We will retain all liabilities of the Video Division other than certain liabilities arising after closing under the terms of contracts that comprise a portion of the assets being acquired ("Post-Closing Contractual Liabilities").

      Excluded assets

      The assets used in the current or proposed operations of our Wireless Division, assets relating to our general corporate and management functions, our real property and all receivables and cash shall be retained by us and shall not be sold in the Video Division Sale. These retained assets will be the foundation of our operations following the closing of the Video Division Sale.

      Consideration

      The purchase price for the assets of the Video Division will be $12.5 million, subject to adjustment upon verification of the book value of the certain tangible and current assets that will be transferred, minus certain liabilities (warranty reserves, deferred income and amounts required to satisfy certain assumed liabilities). Thomson Inc., an affiliate of Thomson, has agreed to guarantee the payment obligations of Purchasers under the Asset Purchase Agreement.

      The upward adjustment to the purchase price, if any, cannot exceed $2.75 million. We currently believe that the adjustment will be approximately $1.5 million. The actual amount of the adjustment will be determined within 45 days after the closing and will be paid when the final valuation is agreed upon.

      In order to secure our indemnification obligations to Purchasers under the Asset Purchase Agreement, $1.25 million of the purchase price will be held by Purchasers until the first anniversary of the closing. This amount will earn interest until paid.

      Representations

      ParkerVision has made customary representations and warranties to Purchasers with respect to the assets being acquired, our overall business and the business of the Video Division. These include representations relating to:

            o     the corporate status and authority of ParkerVision,

            o     the financial statements of ParkerVision and the Video
                  Division,

            o the non-contravention of outstanding contracts and obligations of ParkerVision, laws and regulations affecting the business and arising because of the transaction,

            o     the inventory and personal property of the Video Division,

            o the intellectual property owned by or licensed to ParkerVision and used by the Video Division,

            o     certain employee-related matters,

            o taxes and insurance matters relating to ParkerVision and the Video Division,

            o the sufficiency of the assets to operate the Video Division after the sale,

            o     the adequacy of the title to the assets being sold,

            o     the material contracts of the Video Division,

            o government approvals and compliance with applicable laws, including FCC compliance,

            o     products, services and related warranties,

            o     customers, suppliers and distributors,

            o the operations of the Video Division since January 1, 2004, including any material adverse change since that date,

            o     the general conduct of the Video Division, and

            o     various other matters.

      Covenants

      ParkerVision has entered into numerous customary covenants under the Asset Purchase Agreement. These include obligations to:

            o solicit the approval of the Asset Purchase Agreement and the Video Division Sale from our shareholders,

            o operate the Video Division in the ordinary course until the closing,

            o take all necessary action to be able to transfer the assets, including obtaining approvals under various contracts and from regulatory bodies and making various assignments, and

            o use all commercially reasonable efforts to fulfill the conditions within our control to complete the sale of the Video Division.

      We have agreed not to initiate or solicit or take any action designed to encourage or facilitate any inquires or offers with respect to the Video Division from, or discuss such inquiries and offers with, any other parties, unless required under corporate law fiduciary duties after receiving a bona fide, written, unsolicited cash offer which the board of directors determines is superior to the terms of the Asset Purchase Agreement, and subject to payment of a termination fee as described below.

      We also agreed not to compete with the business of the Video Division for five years after the closing. In addition, during such period, we are generally obligated to refrain from soliciting Purchasers' employees or otherwise interfering in the relationships between Purchasers and their employees.

      We also agreed not to seek legal recourse against Purchasers in respect of any intellectual property that will be transferred or should have been transferred in connection with the Video Division.

      Employees of Video Division

      TBM is obligated to offer, prior to closing of the Video Division Sale, employment to a certain number of our employees who currently work in our Video Division. A condition to Purchasers' obligations to close the Video Division Sale is the acceptance of the offers by a prescribed number of employees. The offers of employment must be on terms no less favorable to such employees than have been agreed to by TBM and ParkerVision. The parties also have agreed upon the components of a retention plan intended to promote acceptance of the offers of employment, including the buyback of certain accrued benefits and cash and equity incentives.

      Other agreements

      Under a Transition Services Agreement, to be entered into upon Closing, we will provide Purchasers' employees with training in the Video Division's business, products and services, contract manufacturing to Purchasers and certain general administrative functions. We will also provide services and resources relating to the transitioning of the business of the Video Division into TBM's operations. The transition phase will last for up to six months after the closing. We will be reimbursed at cost and at cost-plus depending on the service and length of time it is being provided.

      Under a Sublease, to be entered into upon Closing, we will provide the Purchasers' employees with office space at our headquarters in Jacksonville, Florida. The term of the Sublease will run concurrently with the transition phase contemplated by the Transition Services Agreement.

      Purchasers also will be granted a license to use the "ParkerVision" name for a limited time in connection with the transition and integration of the Video Division into the operations of the Purchaser.

      Conditions to closing

      There are a number of customary conditions to be satisfied in order to close. These include the following:

            o accuracy of representations and warranties in all material respects at closing,

            o absence of materially adverse changes in the business of the Video Division,

            o     satisfactory performance of various covenants,

            o absence of any pending litigation which seeks to materially restrain, modify or invalidate the Video Division Sale,

            o receipt of required consents, including those relating to various suppliers and customers,

            o continued approval by the board of directors of the Video Division Sale and receipt of the vote of our shareholders approving the Asset Purchase Agreement and the Video Division Sale, and

            o TBM's offer of employment to a certain number of employees of the Video Division and the acceptance of same by a prescribed percentage thereof.

      Termination

            The Asset Purchase Agreement may be terminated in the following circumstances (subject to payment of a termination fee in certain instances as described below):

            o     by mutual consent,

            o by the non-breaching party, after a material breach by the other party,

            o by either party, after issuance of certain orders enjoining or otherwise prohibiting the transaction,

            o by either party, if the closing has not occurred by July 9, 2004,

            o by Purchasers, if the shareholders of ParkerVision have not approved the Asset Purchase Agreement and the Video Division Sale by July 5, 2004,

            o by Purchasers, if the board of directors of ParkerVision fails to recommend or it withdraws, modifies or amends in any respect adverse to Purchasers its approval or recommendation of the Asset Purchase Agreement and the Video Division Sale, or the board of directors approves an alternative acquisition proposal,

            o by ParkerVision, upon receipt by ParkerVision of a Superior Offer for the assets which the directors are bound to accept under their fiduciary duty to ParkerVision and the shareholders, and following prior notice by ParkerVision to Purchasers, and

            o by Purchasers, subject to certain limitations, if there is a material adverse change in the business, financial condition or prospects of the Video Division.

In the event of a termination for breach, the non-breaching party may seek damages from the breaching party.

      Termination Fees

            If the Asset Purchase Agreement is terminated as a result of the:

            o withdrawal of our board of directors' recommendation for the transaction,

            o issuance of an order enjoining or prohibiting the Video Division Sale,

            o     acceptance of a Superior Offer,

            o failure to close by July 9, 2004, where ParkerVision acts to terminate, or

            o     failure to obtain our shareholder approval by July 5, 2004 then, ParkerVision will be obligated to pay a fee of $1,000,000 in cash, or at its election only in the case of the last two items above, by the issuance of that number of shares of common stock of ParkerVision with an equivalent value to the cash amount. If we issue our common stock, we will register the shares for re-offer and resale by Purchasers, and also have agreed to a make-whole provision to assure Purchasers of getting at least $1,000,000 from its sale of the shares within a certain period of time.

      Right of first refusal

      Purchasers will receive a right of first refusal for one year after termination of the Asset Purchase Agreement, if such termination occurs in any of the following circumstances:

            o acceptance of a Superior Offer that ultimately is not closed by ParkerVision,

            o withdrawal of the recommendation of our board of directors for the Video Division Sale,

            o     failure to obtain shareholder approval by July 5, 2004

            o failure to close the Video Division Sale by July 9, 2004, where ParkerVision acts to terminate, or

            o court order or similar directive enjoining or prohibiting the Video Division Sale.

      The right of first refusal will be triggered by any written proposal from a third party to acquire the business of the Video Division, to acquire all or a material portion of the assets being sold under the Asset Purchase Agreement, or to exclusively license all or a material portion of the intellectual property of the Video Division.

      Indemnification

      The Asset Purchase Agreement provides that each party must indemnify the other for damages incurred as a result of the breach of their respective representations and warranties and failure to observe their covenants. In general, the representations and warranties will survive for 18 months after the closing and will not be affected by any investigation by the other party. Each party is obligated to indemnify the other up to $4,000,000, once a threshold of $150,000 in damages is achieved. ParkerVision also must indemnify Purchasers against intellectual property claims for an unlimited period of time, without any minimum threshold, and with a separate maximum of $5,000,000.

      We shall also indemnify Purchasers with respect to other specific items without time or amount limitations. These items include, but are not limited to:

            o the liabilities of the Video Division that are not being assumed by Purchasers,

            o the failure to comply with any applicable bulk sales requirements,

            o     breaches under the Transition Services Agreement, and

            o costs of replacement of third-party software necessary to conduct the business of the Video Division that is not transferable or assignable in the Video Division Sale.

      Purchasers shall also indemnify us with respect to certain specific items without time or amount limitations. These items include, but are not limited to:

            o the limited liabilities of the Video Division being assumed by Purchasers, such as the Post-Closing Contractual Liabilities,

            o the failure to pay back any amounts of the purchase price held back at closing when and as due,

            o the failure to pay any adjustment to purchase price when and as due, and

            o     breaches under the Transition Services Agreement.

VOTING AGREEMENT

      Jeffrey Parker, our chief executive officer and chairman of the board, Todd Parker, president of our Video Division and a director, Stacie Wilf, our corporate secretary, and certain members of their immediate family and certain of their other affiliates, together and William Sammons, a director, have each entered into a Voting Agreement with Purchasers, dated February 25, 2004. Collectively, these persons and entities own an aggregate of 4,931,747 shares, representing 27.5% of the outstanding shares of our common stock and each of them has agreed to vote "FOR" the adoption of the Asset Purchase Agreement and the approval of the Video Division Sale. Each of these persons and entities has appointed Purchasers as their proxies with respect to the voting of their shares at the special meeting if they do not act in accordance with the Voting Agreement.

INTERESTS OF MANAGEMENT

      Except in their capacity as shareholders or holders of options to buy common stock of ParkerVision, no director or executive officer of ParkerVision or any of their affiliates has any substantial interest, direct or indirect, in the Video Division Sale, nor will any such person derive any extra or special benefit.

BACKGROUND OF THE VIDEO DIVISION SALE

      The following summarizes our operating divisions and the events and reasons leading to our decision to sell our Video Division and focus our resources and efforts on our Wireless Division.

      Our Business Divisions

      Wireless Division. We have developed radio frequency transceivers based on what we believe to be an entirely new electronic circuit configuration and design. We market these under the names Direct2Data or D2D. We believe our D2D technology enables the creation of practical, high performance transceivers that reduce or eliminate transmission and receiving problems when compared to fundamental circuit configurations based on solutions developed over fifty years ago. Transceiver products using the current widely accepted radio technology have inherent transmission and receiving limitations. These limitations compromise the overall performance of the transceivers, use more power to drive them, are more expensive to manufacture and must be larger in size (which also means heavier) to function at levels similar to products using the D2D technology. Wireless products employing D2D technology, when compared to other products, have the ability to function at farther distances, with fewer dead zones, with increased connection reliability, may be manufactured less expensively, and use less power to drive them.

      In September and December 2003, we introduced our first D2D-based products, which include a wireless local area networking card, a wireless four-port router and a wireless universal serial bus adaptor. We promote and sell our wireless consumer products on our website and through an Internet based retailer. We are exploring additional channels of commercial product distribution. We also are marketing our designs and semiconductor products to product manufacturers for integration into their products.

      Video Division . The Video Division encompasses our automated live television production systems, marketed under the tradename PVTV(TM), and automated video camera control systems, marketed under the tradename CameraMan(R). ParkerVision provides training, support and other services related to these products.

      PVTV systems are marketed to broadcasters in the US and Canada and are designed specifically to meet the needs of studio production markets. The PVTV product line combines a professional television broadcast video production system that integrates video, audio, teleprompter, machine control, character generators and still stores and control functions. PVTV systems, at the election of the customer, also may incorporate ParkerVision camera systems. With the PVTV system, broadcasters are able to economize resources by maximizing their production capabilities with many fewer employee operators.

      The CameraMan systems permit non-professional video users to create professional-quality video communications. We principally market the CameraMan systems to educational and videoconferencing segments of the commercial market and to the broadcast and professional video user.

      Pre-signing activities

      In 2002, our board of directors and management began to evaluate our business divisions, assets, prospects and costs in an effort to maximize the potential of our company and shareholder value. The declining sales of the CameraMan products, the time frame for achieving sales of the PVTV products, the impact of the recession and Iraqi war on budget commitments by television broadcasters and the continued losses of the Video Division were considered. Also taken into consideration were the commercial potential represented by the technology of our Wireless Division and the expenses and resources that would be required to realize this potential.

      Management sought advice with respect to its efforts to maximize company potential and shareholder value and, in this regard, consulted with and interviewed several corporate strategists and investment banking firms. In March 2003, ParkerVision engaged Wells Fargo Securities, LLC to assist ParkerVision in the development of our corporate strategies, including with respect to our Video Division.

      In order to strengthen our capital position and fund the ongoing research and development costs associated with our Wireless Division as well as our other operations, we consummated a private placement in November 2003, selling 2,310,714 shares of common stock at $8.75 per share for an aggregate purchase price of approximately $20.2 million. Wells Fargo Securities served as sole placement agent for the transaction. Wells Fargo Securities was paid fees and expenses of $1,243,124 from the gross proceeds of this offering.

      Through the efforts of Wells Fargo Securities, in April 2003, we began preliminary discussions with representatives of the Purchasers. In connection with these discussions, we signed a mutual confidentiality agreement on May 23, 2003. Thereafter, during the period from May 2003 to December 2003, executives and technical personnel of Purchasers and ParkerVision had two face-to-face meetings and several telephonic conferences with respect to the prospects of the Video Division and the design, manufacturing, marketing and support capabilities of the Video Division.

      As a result of the preliminary due diligence investigations by the Purchasers and the discussions, the Purchasers made an offer to acquire the assets of the Video Division in a written term sheet delivered to ParkerVision on December 9, 2003. From December 10, 2003 to December 17, 2003, Purchasers and ParkerVision discussed the offer terms and signed a definitive letter of intent on December 18, 2003.

      There were further discussions in early January 2004 between Jean Marc Hoffer and John Stuckey, representatives of Purchasers, and Jeffrey Parker and Todd Parker, officers of ParkerVision, during which several of the original terms of the Video Division Sale were modified.

      Immediately thereafter, counsel for the Purchasers commenced their "due diligence" review and drafting the acquisition agreements.

      From January 27, 2004 through January 30, 2004, management of Purchasers and ParkerVision met in New York for the preliminary negotiation of the transaction documents. Present at these meetings were Jean Marc Hoffer, John Stuckey, Jeff Rosica and Tom Collins of the Purchasers, and Jeffrey Parker, our chief executive officer and chairman of the board, and Todd Parker, president of our Video Division and a director. Counsel for each of the parties also was present.

      On January 28, 2004, the board of directors of ParkerVision met to receive a report of the face-to-face negotiations and respond to several provisions of the transaction documents being proposed. The board authorized continued negotiations, subject to certain parameters.

      During the period from February 2, 2004 to February 24, 2004, the parties and counsel negotiated and finalized the transaction documents by telephonic conferences, exchange of written transaction documents, memoranda and emails. During this time, ParkerVision provided Purchasers with additional due diligence documentation and disclosure and prepared the disclosure schedules to the Asset Purchase Agreement which clarified the representations and warranties being made by ParkerVision.

      On February 17, 2004, the board met to consider the transaction documents. Counsel for ParkerVision and management reviewed the terms of the transaction documents. The representative of Wells Fargo Securities reviewed the terms and fairness of the Video Division Sale with our board of directors.

      On February 24, 2004, the board of directors convened again to evaluate the Video Division Sale and the transaction documents. For this meeting, the board was provided with the final forms of transaction documents and the supporting data in respect of the draft fairness opinion to be rendered by Wells Fargo Securities. At this meeting, the board of directors approved the Asset Purchase Agreement, the various ancillary transaction agreements and the Video Division Sale.

      On February 25, 2004, Purchasers and ParkerVision entered into the Asset Purchase Agreement and Thomson Inc. delivered its guarantee of the Purchasers' payment obligations thereunder. Simultaneously, certain shareholders of ParkerVision executed and delivered the Voting Agreement to Purchasers.

      On February 26, 2004, Thomson and ParkerVision jointly announced the execution of the agreements through press releases.

      Reasons for the Video Division Sale

      ParkerVision has offered video products since 1990 and these products were the original core of our business. In 1995, we started our Wireless Division, which made what we believe to be important technological advances in wireless and chip architecture technologies. During the ensuing years, we engaged in significant research and obtained extensive patent protection related to these wireless technology advances and, in the fourth quarter of 2003, we began selling the first products based on our wireless technologies. Although revenues for our Wireless Division have been insignificant to date, we believe this division has significant growth potential far greater than that of the Video Division.

      As a result of the sale of our Video Division, we will be able to focus all of our resources and attention on our wireless technologies and products and will obtain at least an additional $12.5 million in cash for use in our Wireless Division's operations.

      Our board approved the Video Division Sale and the Asset Purchase Agreement based on a number of factors, including the following:

            o the consideration is all cash, which provides certainty of value compared to a transaction involving receipt of stock or other non-cash consideration, especially in light of the volatility of the stock market;

            o the cash consideration provides us with proceeds that are immediately usable in the continued rollout of our initial wireless products;

            o the opinion of Wells Fargo Securities that the purchase price is fair to ParkerVision from a financial point of view; and

            o the need to generate sufficient capital resources to continue our operations with a focus on our Wireless Division.

OPINION OF WELLS FARGO

      Under an engagement letter dated as of March 3, 2003, ParkerVision retained Wells Fargo Securities to provide it with advisory services with respect to the maximization of the value of the company, including its Video Division.

      In March 2003, ParkerVision authorized Wells Fargo Securities to prepare a selling memorandum with respect to the Video Division. This memorandum was prepared and five potential purchasers were approached, including Thomson. Ultimately, the other four parties declined to proceed, with Thomson electing to proceed. Thomson submitted a letter of intent to ParkerVision in December 2003, which subsequently was negotiated to a draft Asset Purchase Agreement.

      At the meeting of ParkerVision's board of directors on February 17, 2004, Wells Fargo Securities rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of February 25, 2004 and subject to and based upon the assumptions and other considerations set forth in its written opinion, the purchase price to be paid to ParkerVision in the Video Division Sale was fair to ParkerVision from a financial point of view.

      The full text of the written opinion of Wells Fargo Securities, dated as of February 25, 2004, is attached as Appendix B to this Proxy Statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Wells Fargo Securities in rendering its opinion. Wells Fargo Securities' opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. Wells Fargo Securities was not requested to consider, and its opinion does not address, the relative merits of the Video Division Sale as compared to any alternative business strategies that might exist for ParkerVision. Wells Fargo Securities' opinion is, in any event, limited to the fairness, from a financial point of view, of the purchase price in the Video Division Sale and does not address ParkerVision's underlying business decision to affect the Video Division Sale. Wells Fargo Securities has not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. The summary of the opinion of Wells Fargo Securities set forth in this document is qualified in its entirety by reference to the full text of the opinion.

      In connection with rendering its opinion, Wells Fargo Securities reviewed, among other things:

            o a draft of the Asset Purchase Agreement and exhibits thereto substantially similar to the final forms;

            o the financial statements of the Video Division and other historical financial information provided by ParkerVision that we deemed relevant;

            o audited financial statements of ParkerVision for the years 2002, 2001, 2000 and 1999 and other historical financial information provided by ParkerVision that we deemed relevant;

            o certain financial analyses and forecasts of the Video Division prepared by and reviewed with management of ParkerVision and the views of senior management of ParkerVision regarding the Video Division's past and current business operations, results thereof, financial condition and future prospects;

            o a comparison of certain financial information for the Video Division with similar publicly available information for certain other publicly traded companies;

            o the financial terms of recent business combinations deemed generally relevant to their analysis; and

            o such other information, financial studies, analyses and investigations and financial, economic and market criteria as Wells Fargo Securities considered relevant.

      Wells Fargo Securities' opinion did not in any manner address the prices at which ParkerVision's common stock will actually trade following the consummation of the Video Division Sale. Wells Fargo Securities expressed no opinion or recommendation as to how the shareholders of ParkerVision should vote at the shareholders' meeting to be held in connection with the Video Division Sale.

      The following is a summary of the financial analyses performed by Wells Fargo Securities in connection with its oral opinion and the preparation of its written opinion, which represent all of the financial analyses considered by Wells Fargo Securities in arriving at its opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Wells Fargo Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

      Comparable Company Trading Analysis. Wells Fargo Securities compared certain publicly available financial information for ParkerVision and four companies were selected. The four comparable companies were:

            o     Avid Technology Inc.

            o     Harris Corp.

            o     Pinnacle Systems Inc.

            o     Thomson

      Wells Fargo Securities then analyzed the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, for each of these companies to trailing twelve months revenues. This analysis showed the following:

                                                  AGGREGATE VALUE TO TRAILING
                                                            TWELVE
          COMPANY                                       MONTHS REVENUE
          -------                                       --------------
          Avid Technology Inc.                               2.2x
          Harris Corp.                                       1.3x
          Pinnacle Systems Inc.                              1.3x
          Thomson                                            0.7x
                                      ---------- ------------------------------
                                          Mean:              1.4x
                                        Median:              1.3x
                                      ---------- ------------------------------

      No company utilized in the comparable company analysis is identical to the Video Division. In evaluating the comparable companies, Wells Fargo Securities made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ParkerVision. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

      Discounted Cash Flow Analysis. Wells Fargo Securities attempted to calculate equity values for the Video Division based on a discounted cash flow analysis, but deemed the resulting equity values as immaterial due to the lack of information and pertinent projections.

      Analysis of Purchase Price as a Multiple of Revenue. Wells Fargo Securities compared publicly available statistics for 20 selected transactions announced between January 1, 1998 and December 31, 2003 involving public companies in the broadcasting equipment industry and in which transaction values ranged up to $250 million. Of these transactions, there were five in which the transactions were most comparable to the Video Division Sale. The transactions reviewed were:

        DATE ANNOUNCED           ACQUIROR                         TARGET
        --------------           --------                         ------
           12/14/01         Thomson Multimedia              Grass Valley Group
           01/26/01         Dielectric Communications       TCI International
           11/30/99         Harris Corp.                    Louth Automation
           09/05/00         Leitch Technology               Digital Processing Systems
           09/05/00         Unique Broadband Systems        ProTeleVision Technology

      For each of these transactions, Wells Fargo Securities analyzed the purchase price as a multiple of trailing twelve months revenues. Wells Fargo Securities then applied the results from this analysis to the relevant financial statistic for the Video Division.


                                               RELEVANT
         REFERRAL MULTIPLES                MULTIPLE RANGES         MEDIAN            MEAN
         ------------------                ---------------         ------            ----
         Transaction value to last           0.5x - 3.1x            1.3x             1.7x
            twelve month revenue

      No company or transaction utilized in the analysis of the purchase price in the Video Division Sale as a multiple of revenue is identical to the Video Division or the Video Division Sale. In evaluating the purchase price in the Video Division Sale as a multiple of revenue, Wells Fargo Securities made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of ParkerVision and which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

      Wells Fargo Securities conducted the analyses described above solely as part of its analysis of the fairness to ParkerVision from a financial point of view of the purchase price to be paid for the Video Division and in connection with the delivery of its opinion to ParkerVision's board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of ParkerVision might actually trade.

      The purchase price to be paid for the Video Division was determined through arm's-length negotiations between ParkerVision and Purchasers and was approved by ParkerVision's board of directors. Wells Fargo Securities provided advice to ParkerVision during these negotiations. Wells Fargo Securities did not, however, recommend any specific purchase price to ParkerVision.

      In addition, as described elsewhere in this document, Wells Fargo Securities' opinion and its presentation to ParkerVision's board of directors was one of many factors taken into consideration by ParkerVision's board of directors in deciding to approve the Purchase. Consequently, the analyses as described above should not be viewed as determinative of the opinion of ParkerVision's board of directors.

      Under the engagement letter, ParkerVision paid Wells Fargo Securities an initial retainer of $75,000 upon signing of the letter. ParkerVision also agreed to pay Wells Fargo Securities a fee for its services equal to 2% of the value of any sales transaction introduced to ParkerVision by Wells Fargo Securities. In connection with the Video Division Sale, this fee will be between $250,000 if there is no upward adjustment to the purchase price, and $305,000 if the maximum upward adjustment is applied. This fee will be paid upon closing of the Video Division Sale. In addition, ParkerVision paid Wells Fargo Securities $150,000 for the fairness opinion. ParkerVision has also agreed to reimburse Wells Fargo Securities for its expenses incurred in performing its services. ParkerVision will indemnify Wells Fargo Securities and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Wells Fargo Securities or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Wells Fargo Securities' engagement.

USE OF PROCEEDS

      If the Video Division Sale is approved and consummated, the net proceeds received by ParkerVision will be used for working capital in the Wireless Division and general corporate purposes. No distributions of the purchase price proceeds to the shareholders of ParkerVision are contemplated.

ABSENCE OF APPRAISAL RIGHTS

      Under Chapter 607, Florida Statutes, ParkerVision's shareholders will have no rights in connection with the Video Division Sale to seek appraisal for the fair value of their shares of common stock.

ACCOUNTING TREATMENT OF PROPOSED TRANSACTION

      Following approval of the Video Division Sale by the shareholders, the Video Division will be accounted for "as a discontinued operation" in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" during the quarter in which the closing occurs.

                        BOARD OF DIRECTORS RECOMMENDATION

      AFTER CAREFUL CONSIDERATION, PARKERVISION'S BOARD HAS DETERMINED THAT THE ASSET PURCHASE AGREEMENT IS ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, PARKERVISION AND ITS SHAREHOLDERS. ACCORDINGLY, OUR BOARD APPROVED THE ASSET PURCHASE AGREEMENT AND THE VIDEO DIVISION SALE, AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE ASSET PURCHASE AGREEMENT AND THE VIDEO DIVISION SALE.

                          RISK FACTORS RELATING TO THE
                PROPOSED TRANSACTION AND OUR CONTINUING BUSINESS

      You are urged to read the following risk factors relating to the Video Division Sale and the continued operation of, and focus on, our Wireless Division following the consummation of the Video Division Sale.

WE HAVE A HISTORY OF LOSSES THAT WE MAY NOT BE ABLE TO REVERSE.

      ParkerVision has had losses in each year since our inception in 1989. For the fiscal years 2001, 2002 and 2003, our losses were approximately $16.6 million, $17.3 million and $22.0 million, respectively. We had an accumulated deficit of approximately $95.7 million at December 31, 2003. Our recent operating losses resulted from declining revenues of our video products and insufficient sales of our wireless products. Our expenditures are likely to continue to outpace our revenues in the near term and we may never be able to generate sufficient revenues to support operations.

THE RISK THAT WE WILL CONTINUE TO EXPERIENCE LOSSES COULD BE EXACERBATED BY THE DISCONTINUATION OF OUR VIDEO DIVISION REVENUE STREAM.

      After the sale of our Video Division, we will no longer generate revenues from the sale of our video products and will rely solely on our ability to generate revenues through the commercialization of our D2D technology to support our operations. Revenues from our Wireless Division have been nominal to date, while expenditures for such division have been, and likely will continue to be, significant. We may never be able to generate revenues through our Wireless Division that are sufficient to cover operational expenses or which result in net profits.

IF WE REQUIRE ADDITIONAL CAPITAL IN THE FUTURE AND CANNOT RAISE IT, WE WILL NOT BE ABLE TO IMPLEMENT OUR CURRENT BUSINESS PLAN.

      We anticipate that we will continue to operate at a loss in the near term and to make significant expenditures for research and development, patent protection, manufacturing, marketing and general operations. We believe that our existing resources, together with the net proceeds from the Video Division Sale, will be sufficient to fund our business plan for 2004. After such time, if revenues generated by our Wireless Division are not sufficient to support our operations, we will be required to obtain financing. Financing, if any, may be in the form of loans, additional sales of equity securities or one or more joint ventures. A loan, the sale of preferred stock or a joint venture may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to ParkerVision. The sale of any of our equity securities will result in dilution to our then existing shareholders. ParkerVision does not have any plans or arrangements for additional financing at this time.

OUR WIRELESS DIVISION HAS NO MEANINGFUL COMMERCIAL HISTORY ON WHICH TO EVALUATE ITS PROSPECTS.

      Our first wireless products were introduced in late 2003 and revenues for our Wireless Division have been insignificant to date. There is no long-term business history on which you can evaluate our Wireless Division and its prospects. Our Wireless Division must therefore be evaluated in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in development, particularly companies in the technology industries. These risks include:

            o limited or no proven market acceptance of our existing and future products;

            o our need to develop sales and support organizations for newly introduced products and technologies;

            o competition from numerous sources, the substantial majority of which have greater resources than ParkerVision;

            o our need to manage changing operations in an efficient and timely manner; and

            o our likely need to rely on strategic relationships for the exploitation of our technology and distribution of our products.

OUR D2D TECHNOLOGY REPRESENTS A RADICAL CHANGE FROM PREVIOUSLY ACCEPTED TECHNOLOGIES AND MAY MEET WITH RESISTANCE OR NONACCEPTANCE IN THE INDUSTRY.

      Our wireless technology represents a significant change in the circuit design of wireless radio-frequency communications. To achieve market acceptance, we will need to prove to the marketplace that our technology can be utilized to produce products and solutions that are desirable or superior alternatives to existing products and solutions. We may not be able to do this, and we cannot predict the ultimate competitive, operational or economic benefits, if any, that our technology would provide. If we are not able to establish our D2D technology in the market place as a desirable or superior alternative to current, traditional solutions in wireless communications, our business and financial condition will be adversely affected.

IF WE CANNOT KEEP PACE WITH RAPID CHANGES IN TECHNOLOGY, WE WILL BE AT A COMPETITIVE DISADVANTAGE AND COULD LOSE IMPORTANT MARKET OPPORTUNITIES.

      The microelectronics industry in which our D2D technology applies is characterized by rapid technological developments, changes and demand shifts. We must continually dedicate substantial resources to the development and improvement of our technology and must regularly introduce new products and related technologies to stay ahead or apace with these changes. For example, in fiscal year 2003, we spent approximately $13 million on wireless research and development, and in the coming year, we expect to spend a significant additional amount. If other companies offer better products or technologies than those offered by ParkerVision or our own product and technology development lags or fails to produce viable products and solutions, our competitive position will be compromised and we may not be able to capitalize on important market opportunities as they arise.

IF OUR PRODUCTS ARE NOT COMMERCIALLY ACCEPTED, OUR RESEARCH AND DEVELOPMENT INVESTMENT WILL BE LOST AND OUR ABILITY TO CONTINUE OPERATIONS WILL BE IMPAIRED.

      There can be no assurance that our Wireless Division's technology can be harnessed to create commercially viable or desirable products. If new products are not developed by us or by third parties under license to us, or such products are not commercially accepted, the funds we have expended and will continue to expend on research and development will not be recoverable, and our competitive and financial position will be adversely affected.

IF OUR PATENTS DO NOT PROVIDE US WITH THE PROTECTION WE ANTICIPATE, OUR COMPETITIVE POSITION, BUSINESS AND PROSPECTS WILL BE IMPAIRED.

      We have been awarded 29 United States and foreign patents and have more than 90 patent applications pending relating to our D2D technologies. We rely on these to provide us with competitive advantage and to protect us from theft of our intellectual property. We believe that many of these patents are for entirely new technologies. If the pending patents are not issued, or issued patents are later shown not to be as broad as currently believed or otherwise challenged such that some or all of the protection is lost, any competitive advantage that we possess will be diminished or lost and our ability to offer unique products and technologies could be substantially harmed.

OUR D2D TECHNOLOGY WILL COMPETE WITH THE TECHNOLOGIES OF NUMEROUS OTHER
COMPANIES.

      Our technology, and the products and solutions based on such technology, will necessarily be judged against, and will compete with, the technologies of other companies in our industry. We face competition from chip suppliers, such as Philips, Texas Instruments, Analog Devices and Broadcom, as well as from finished products suppliers, such as Netgear, Cisco, Proxim and D.Link. It also is likely that we will face competition from entities such as Qualcom, Nokia, Panasonic, Sony and Samsung, as well as other existing and future companies that are developing or which will develop other technologies. Many of our competitors have far greater resources and more established brand names than we do and may be able to use such resources and brand identity to capture significant market share, even in circumstances where their technology is inferior to ours.

WE OBTAIN CRITICAL PRODUCTION COMPONENTS FROM VARIOUS SUPPLIERS WHO MAY NOT BE ABLE TO FULFILL OUR REQUIREMENTS AS AND WHEN NEEDED OR WHO MAY IMPLEMENT PRICE INCREASES THAT WE CANNOT PASS ON TO OUR CUSTOMERS.

         We obtain critical components from various suppliers, some of which are single sources. We may not obtain components on a timely basis or at all as a result of lack of capacity, parts shortages and other disruptions at these sources or in the overall marketplace. To date, we have not experienced any significant problems with sources of components that have affected our ability to fulfill our obligations in a timely fashion. In addition, we have never ended or had terminated any supply arrangements for critical components where an alternative has not been readily available. Notwithstanding this history, if we are unable to obtain components from current sources as and when needed, our business could be disrupted, and we would have to expend some of our resources to modify our products or find new suppliers and work with them to develop appropriate components. Although we have been able to pass on price increases we have encountered to date, we have no control over the level or timing of future price increases and may not always be able to pass on such increases, which could have an adverse effect on our financial condition.

WE WILL SEEK TO ESTABLISH RELATIONSHIPS WITH THIRD PARTIES FOR THE COMMERCIALIZATION OF OUR D2D TECHNOLOGY AND MAY NOT BE ABLE TO ACHIEVE MARKET ACCEPTANCE WITHOUT THEM.

      To achieve wide market awareness and acceptance of our D2D technology, we will seek to enter into business relationships with third parties by which our D2D technology would be incorporated into their products under license or by which our own products would be marketed through their marketing channels. From time to time, we have had discussions for OEM and other types of arrangements, but to date, none have been successfully concluded. The successful commercialization of our D2D technology will depend in part on our ability to enter into, and then meet our obligations under, such agreements.

OUR LIMITED EXPERIENCE IN THE COMMERCIAL DESIGN OF ELECTRONIC CHIPS AND NEED TO OUT-SOURCE THEIR PRODUCTION COULD RESULT IN DESIGN ERRORS, PRODUCTION DELAYS AND PRODUCT REJECTIONS.

      We have limited experience in the commercial design and manufacture of electronic chips. Our inexperience in chip design could result in fundamental design or manufacturing flaws. Our chips are manufactured through a foundry relationship with Texas Instruments. Since we do not control the actual manufacturing process, there could be deficiencies or delays in manufacturing that are outside of our control and which we may not be able to identify or remedy on a timely basis. Design errors, manufacturing deficiencies or production delays could lead to the rejection of finished product by our end customers.

WE ARE HIGHLY DEPENDENT ON JEFFREY PARKER, OUR CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD.

      Because of Mr. Parker's position in the company and the respect he has garnered in the industries in which we operate and the investment community, the loss of his services would likely impede our ability to execute our business plan, establish and maintain relationships in our industries and obtain future financing if needed. Mr. Parker has an employment agreement that expires in September 2005. ParkerVision maintains key-man life insurance for its benefit on Mr. Parker.

WE ARE DEPENDENT ON HIRING HIGHLY SKILLED EMPLOYEES.

      Our Wireless Division is very specialized and we are dependent on having skilled and specialized employees to conduct our research and development, manufacturing, marketing and support activities. There tends to be relatively few persons available that meet our requirements. ParkerVision encounters intense competition from other telecommunications, electronics and technically orientated companies for these employees. We are often required to fashion superior compensation packages and to develop a working environment conducive to attracting the kinds of person the company needs. We also have to pay recruiting fees. The inability to obtain appropriately skilled employees on a commercially reasonable basis would have an adverse impact on our business and development.

THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT MAY PROVE INACCURATE.

      In connection with the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"), we are disclosing certain cautionary information in connection with this Proxy Statement that may contain "forward-looking statements" within the meaning of the Litigation Reform Act. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology.

      You are cautioned that all forward-looking statements are necessarily speculative and there are numerous risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The discussion above highlights some of the more important risks identified by us, but should not be assumed to be the only factors that could affect future performance. We do not have a policy of updating or revising forward-looking statements.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information as of the record date with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of our common stock, (ii) each of our directors,
(iii) each executive officer whose compensation exceeded $100,000 in 2003, and
(iv) all of our directors and executive officers as a group (based upon information furnished by those persons).

                                                                    AMOUNT AND NATURE OF              PERCENT OF
NAME OF BENEFICIAL OWNER                                            BENEFICIAL OWNERSHIP               CLASS(1)
------------------------                                            --------------------               --------
Jeffrey L. Parker(2)                                                     3,314,342 (3)(4)               17.76%
J-Parker Family Limited Partnership(5)                                   2,376,974 (4)                  13.24%
Todd Parker(2)                                                           1,100,588 (6)(7)                6.08%
T-Parker Family Limited Partnership(5)                                     876,255 (7)                   4.88%
Stacie Wilf(2)                                                           1,033,416 (8)(9)                5.73%
S-Parker Wilf Family Limited Partnership(5)                                905,811 (9)                   5.04%
David F. Sorrells(2)                                                       549,500 (10)                  2.97%
William A. Hightower                                                       162,500 (11)                  0.90%
Richard A. Kashnow                                                         115,000 (12)                  0.64%
William L. Sammons                                                         169,750 (13)                  0.94%
Nam P. Suh                                                                      -- (14)                     --
Papken S. der Torossian                                                     15,000 (15)                  0.08%
Cynthia Poehlman(2)                                                         61,200 (16)                  0.34%
Wellington Management Company, LLP(17)                                   2,064,600 (17)                  11.5%
Leucadia National Corporation(18)                                        1,607,973 (18)                  8.72%
Banca del Gottardo(19)                                                   1,197,439 (19)                  6.25%
Arbor Capital Management, LLC(20)                                        1,310,800 (20)                  6.80%
Tyco International Ltd.(21)                                              1,058,949 (21)                  5.73%
Tyco Sigma Limited(21)                                                   1,058,949 (21)                  5.73%
All directors and executive officers as a group (10 persons)             6,521,296 (22)                 32.72%

---------------------

(1) Percentage includes all outstanding shares of common stock plus, for each person or group, any shares of common stock that the person or the group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(2)   The person's address is 8493 Baymeadows Way, Jacksonville, Florida 32256.

(3) Includes 700,000 shares of common stock issuable upon currently exercisable options and 9,501 shares owned of record by Mr. Parker's three children over which he disclaims ownership. Excludes 60,000 shares of common stock issuable upon options that may become exercisable in the future.

(4) J-Parker Family Limited Partnership is the record owner of 2,376,974 shares of common stock. Mr. Jeffrey L. Parker has sole voting and dispositive power over the shares of common stock owned by the J-Parker Family Limited Partnership, as a result of which Mr. Jeffrey Parker is deemed to be the beneficial owner of such shares.

(5)   The entity's address is 409 S. 17th Street, Omaha, Nebraska 68102.

(6) Includes 127,500 shares of common stock issuable upon currently exercisable options and 10,000 shares owned of record by Mr. Parker's spouse and 100 shares owned of record by Mr. Parker's child. Excludes 40,000 shares of common stock issuable upon options that may become exercisable in the future.

(7) T-Parker Family Limited Partnership is the record owner of 876,255 shares of common stock. Mr. Todd Parker has sole voting and dispositive power over the shares of common stock owned by the T-Parker Family Limited Partnership, as a result of which Mr. Todd Parker is deemed to be the beneficial owner of such shares.

(8) Includes 87,500 shares of common stock issuable upon currently exercisable options and 10,600 shares owned of record by Ms. Wilf's two children over which she disclaims ownership.

(9) S-Parker Wilf Family Limited Partnership is the owner of 905,811 shares of common stock. Ms. Wilf has sole voting and dispositive power over the shares of common stock owned by the S-Parker Wilf Family Limited Partnership, as a result of which Ms. Wilf is deemed to be the beneficial owner of such shares.

(10) Includes 549,500 shares of common stock issuable upon currently exercisable options. Excludes 300,000 shares of common stock issuable upon options that may become exercisable in the future.

(11) Includes 162,500 shares of common stock issuable upon currently exercisable options. Excludes 500,000 shares of common stock issuable upon options that may become exercisable in the future.

(12) Includes 115,000 shares of common stock issuable upon currently exercisable options.

(13) Includes 150,000 shares of common stock issuable upon currently exercisable options.

(14) Excludes 100,000 shares of common stock issuable upon options that may become exercisable in the future.

(15) Includes 15,000 shares of common stock issuable upon currently exercisable options. Excludes 100,000 shares of common stock issuable upon options that may become exercisable in the future.

(16) Includes 61,200 shares of common stock issuable upon currently exercisable options. Excludes 27,300 shares of common stock issuable upon options that may become exercisable in the future.

(17) The business address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. Wellington has shared voting authority over 974,300 shares of common stock and has shared dispositive power over 2,064,600 shares of common stock. Wellington has reported beneficial ownership of 2,064,600 shares of common stock. The foregoing information was derived from a Schedule 13G/A filed with the SEC on December 31, 2003.

(18) The business address of Leucadia National Corporation is 315 Park Avenue South, New York, New York 10010. The information for Leucadia National Corporation was derived from a Schedule 13G filed with the SEC on April 1, 2003. The number of shares reported as beneficially owned includes 484,293 shares underlying a currently exercisable warrant.

(19) The address is Banca del Gottardo, Viale S. Franscini 8, CH-6901 Lungano, Switzerland. The foregoing information was derived from an amendment to
      Schedule 13G filed with the SEC and is based on information as of December 31, 2003.

(20) The address is One Financial Plaza, 120 South Sixth Street, Suite 100, Minneapolis, Minnesota 55402. The foregoing information was derived from a
      Schedule 13G filed with the SEC and is based on information as of December 31, 2003.

(21) The business address of each of Tyco International Ltd. and Tyco Sigma Limited is The Zurich Center, Second Floor, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda. These shares are held of record by Tyco Sigma Limited, a wholly owned subsidiary of Tyco International Ltd. Tyco International Ltd. and Tyco Sigma Limited share voting and dispositive power over these shares. The foregoing information was derived from a Schedule 13G filed with the SEC on March 6, 2003. The number of shares reported as beneficially owned includes 529,475 shares underlying a currently exercisable warrant.

(22) Includes 1,968,200 shares of common stock issuable upon currently exercisable options held by directors and officers and 1,127,300 shares of common stock issuable upon options that may vest in the future held by directors and officers (see notes 3, 6, 8, 10, 11, 12, 13, 14, 15 and 16, above).

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                           OF THE PROPOSED TRANSACTION

      The Video Division Sale will have no immediate direct income tax consequences to ParkerVision's shareholders. The Video Division Sale will be reported by ParkerVision as a sale of assets for federal and state income tax purposes in 2004.

      To the extent that the purchase price allocated to an asset exceeds its tax basis, we will recognize gain. To the extent that the purchase price allocated to an asset is less than our tax basis in that asset, we will recognize a loss. We should be able to offset taxable gain arising from the sale of the assets with operating losses, expenses and net operating loss carry-forwards. The asset sale may also result in state or local income, franchise, sales, use or other tax liabilities to ParkerVision in states or local tax jurisdictions in which we file tax returns. Overall, we do not expect the tax obligations of the Company to be significant.

      Holders of our common stock will not recognize any gain or loss solely as a result of the Video Division Sale. Our shareholders may be taxed on subsequent distributions (i.e., dividends) of the proceeds of the Video Division Sale, if any. Such distributions are not contemplated.

                            FINANCIAL STATEMENTS AND
                   OTHER INFORMATION INCORPORATED BY REFERENCE

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we filed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

      The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or15(d) of the Securities Exchange Act of 1934, as amended.

            o Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

            o Current Report on Form 8-K dated February 25, 2004 and filed March 2, 2004;

            o Current Report on Form 8-K dated March 11, 2004 and filed March 11, 2004; and

            o Form 8-A declared effective on November 30, 1993, registering our common stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

      You may obtain a copy of any of our SEC filings, excluding exhibits, without charge by written or oral request directed to ParkerVision, Inc.,
Attention: Investor Relations, 8493 Baymeadows Way, Jacksonville, Florida 32256.

                             SELECTED FINANCIAL DATA

      The following table sets forth consolidated financial data for ParkerVision as of the dates and for the periods indicated. The data has been derived from the audited consolidated financial statements of ParkerVision. The selected financial data should be read in conjunction with the consolidated financial statements of Parkervision and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K for the fiscal year ended December 31, 2003 incorporated by reference into this proxy statement.

                                                            For the years ended December 31,
                                       ----------------------------------------------------------------------------
                                          2003             2002            2001            2000           1999
                                       ------------    -------------    ------------    -----------    ------------
                                                         (in thousands, except per share amounts)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues, net                            $  6,738          $11,912         $ 9,315        $ 15,965        $10,549
Gross margin                                2,072            4,703           3,262           7,474          3,609
Operating expenses                         24,563           22,880          21,613          22,445         14,647
Interest and other income                     476              905           1,741           1,949          1,297
Net loss                                  (22,015)         (17,272)        (16,610)        (13,022)        (9,741)
Basic and diluted net loss per
  common share                              (1.43)           (1.24)          (1.20)          (1.03)         (0.83)

CONSOLIDATED BALANCE SHEET DATA:
Total assets                             $ 42,483          $37,745         $54,144        $ 63,468        $32,741
Shareholders' equity                       39,399           34,047          50,547          60,020         30,136
Working capital                            23,225           18,992          36,161          45,460         22,703

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following pro forma financial data should be read in conjunction with the selected financial data of ParkerVision found elsewhere in this proxy statement and the financial statements of ParkerVision incorporated by reference in this proxy statement and available on the SEC website or from the company. The following pro forma information below has not been audited.

      The unaudited pro forma consolidated balance sheet as of December 31, 2003 has been prepared to illustrate the estimated effects of the sale of the video business and related assets as of December 31, 2003. The unaudited pro forma consolidated statements of operations for the years ended December 31, 2003, 2002 and 2001 have been prepared to illustrate the estimated effects of the sale of the video business and related assets at January 1, 2001. The pro forma consolidated statements of operations for each of the years ending December 31, 2001, 2002 and 2003 were derived by adjusting the historical financial statements of ParkerVision for certain transactions pursuant to the sale transaction described in the notes to the unaudited pro forma consolidated financial statements.

      The pro forma financial data does not purport to be indicative of the results which actually could have been obtained had the sale transaction been completed as of the assumed dates or which may be obtained in the future. The future financial results will be primarily those of the Wireless Division.

                        PARKERVISION, INC. AND SUBSIDIARY
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003

                                                             Historical          Video Division           Proforma
                                                         -------------------    ------------------    ------------------
Product revenue                                             $  5,576,472            $ 5,555,582    a    $      20,890
Support and other services revenue                             1,161,597              1,161,597    a                0
                                                         -------------------    ------------------    ------------------
   Net revenues                                                6,738,069              6,717,179                20,890
                                                         -------------------    ------------------    ------------------

Cost of goods sold - products                                  3,500,064              3,470,411    a           29,653
Cost of goods sold - support and other services                1,165,609              1,165,609    a                0
                                                         -------------------    ------------------    ------------------
   Total cost of goods sold                                    4,665,673              4,636,020                29,653
                                                         -------------------    ------------------    ------------------
   Gross margin                                                2,072,396              2,081,159                (8,763)
                                                         -------------------    ------------------    ------------------

Research and development expenses                             15,025,747              1,708,268    b       13,317,479
Marketing and selling expenses                                 3,679,203              2,681,329    c          997,874
General and administrative expenses                            5,774,239                      0             5,774,239
Other expense                                                     84,007                      0                84,007
                                                         -------------------    ------------------    ------------------
    Total operating expenses, net                             24,563,196              4,389,597            20,173,599
                                                         -------------------    ------------------    ------------------

    Loss from operations                                     (22,490,800)            (2,308,438)          (20,182,362)

Interest and other income                                        476,002                      0               476,002
                                                         -------------------    ------------------    ------------------
    Loss from continuing operations                         $(22,014,798)           $(2,308,438)         $(19,706,360)
                                                         ===================    ==================    ==================

                        PARKERVISION, INC. AND SUBSIDIARY
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                                            Historical           Video Division           Pro Forma
                                                         ------------------     ------------------    ------------------
Product revenue                                            $  10,733,769            $10,733,769    a    $           0
Support and other services revenue                             1,178,144              1,178,144    a                0
                                                         ------------------     ------------------    ------------------
   Net revenues                                               11,911,913             11,913,913                     0
                                                         ------------------     ------------------    ------------------

Cost of goods sold - products                                  6,031,027              6,031,027    a                0
Cost of goods sold - support and other services                1,178,258              1,178,258    a                0
                                                         ------------------     ------------------    ------------------
   Total cost of goods sold                                    7,209,285              7,209,285                     0
                                                         ------------------     ------------------    ------------------
   Gross margin                                                4,702,628              4,702,628                     0
                                                         ------------------     ------------------    ------------------

Research and development expenses                             13,939,480              1,814,726    b       12,124,754
Marketing and selling expenses                                 3,568,208              2,878,046    c          690,162
General and administrative expenses                            5,320,557                      0             5,320,557
Other expense                                                     51,643                 51,643                     0
                                                         ------------------     ------------------    ------------------
    Total operating expenses, net                             22,879,888              4,744,415            18,135,473
                                                         ------------------     ------------------    ------------------

    Loss from operations                                     (18,177,260)               (41,787)          (18,135,473)

Interest and other income                                        905,438                      0               905,438
                                                         ------------------     ------------------    ------------------
    Loss from continuing operations                         $(17,271,822)             $ (41,787)         $(17,230,035)
                                                         ==================     ==================    ==================

                        PARKERVISION, INC. AND SUBSIDIARY
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEARS ENDED DECEMBER 31, 2001

                                                             Historical          Video Division           Pro Forma
                                                         -------------------    ------------------    ------------------
Product revenue                                            $   8,340,528            $ 8,340,528    a  $             0
Support and other services revenue                               974,917                974,917    a                0
                                                         -------------------    ------------------    ------------------
   Net revenues                                                9,315,445              9,315,445                     0
                                                         -------------------    ------------------    ------------------

Cost of goods sold - products                                  5,005,121              5,005,121    a                0
Cost of goods sold - support and other services                1,048,683              1,048,683    a                0
                                                         -------------------    ------------------    ------------------
   Total cost of goods sold                                    6,053,804              6,053,084                     0
                                                         -------------------    ------------------    ------------------
   Gross margin                                                3,261,641              3,261,641                     0
                                                         -------------------    ------------------    ------------------

Research and development expenses                             12,796,442              1,590,179    b       11,206,263
Marketing and selling expenses                                 3,835,724              2,817,131    c        1,018,593
General and administrative expenses                            4,972,889                      0             4,972,889
Other expense                                                      8,241                  7,871                   370
                                                         -------------------    ------------------    ------------------
    Total operating expenses, net                             21,613,296              4,415,181            17,198,115
                                                         -------------------    ------------------    ------------------

    Loss from operations                                     (18,351,655)            (1,153,540)          (17,198,115)

Interest and other income                                      1,741,188                      0             1,741,188
                                                         -------------------    ------------------    ------------------

    Loss from continuing operations                         $(16,610,467)           $(1,153,540)         $(15,456,927)
                                                         ===================    ==================    ==================

------------------

a. Reflects the discontinued revenues and corresponding cost of sales attributable to the video business being sold.

b. Reflects the elimination of research and development costs attributable to the video business being sold.

c. Reflects the elimination of marketing and selling costs attributable to the video business being sold.

                        UNAUDITED PRO FORMA CONSOLIDATED
                      BALANCE SHEET AS OF DECEMBER 31, 2003

                                        ParkerVision,                                                ParkerVision,
                                            Inc.                                                          Inc.
                                         Historical               Pro Forma Adjustments                Pro Forma
                                         12/31/2003            Debit                Credit             12/31/2003
                                       ------------------------------------------------------------------------------
Cash and cash equivalents                   17,467,875        11,250,000  a                              28,717,875
Investments in US government
securities                                   3,008,427                                                    3,008,427
Accounts receivable, net                       988,849                                                      988,849
Note receivable - Purchase price
adjustment                                           0         1,194,526  b                               1,194,526
Note receivable - purchase price
holdback                                             0         1,250,000  c                               1,250,000
Inventories, net                             2,476,985                              1,449,857   d         1,027,128
Prepaid expenses and other                   2,366,792                                154,201   e         2,212,591
                                       ------------------------------------------------------------------------------
   TOTAL CURRENT ASSETS                     26,308,928        13,694,526            1,604,058            38,399,396

   PROPERTY & EQUIPMENT, net                 4,860,261                                766,481   f         4,093,780

                                       ------------------------------------------------------------------------------
Deposits and other                             549,990                                                      549,990
Prepaid license fees                         2,030,000                                                    2,030,000
Patents and copyrights, net                  8,733,631                                657,394   g         8,076,237
                                       ------------------------------------------------------------------------------
   OTHER ASSETS, net                        11,313,621           -                    657,394            10,656,227
                                       ------------------------------------------------------------------------------

TOTAL ASSETS                                42,482,810        13,694,526            3,027,933            53,149,403
                                       ==============================================================================

CURRENT LIABILITIES
Accounts payable                               693,820                                                      693,820
Salaries and wages payable                     592,369                                                      592,369
Warranty reserves                              199,084           199,084  h                                       0
Other accrued expenses                         371,950                                                      371,950
Deferred revenue                             1,226,929           976,929  i                                 250,000
                                       ------------------------------------------------------------------------------
   TOTAL CURRENT LIABILITIES                 3,084,152         1,176,013                                  1,908,139

STOCKHOLDERS' EQUITY
Common stock                                   179,595                                                      179,595
Preferred stock                                      0                                                            0
Additional paid in capital                 118,048,964                                                  118,048,964
Unrealized gains                                31,746                                                       31,746
Warrants                                    16,807,505                                                   16,807,505
Ending retained earnings                  (95,669,152)                             11,842,606   j      (83,826,546)
                                       ------------------------------------------------------------------------------
   TOTAL STOCKHOLDERS' EQUITY               39,398,658           -                 11,842,606            51,241,264
                                       ------------------------------------------------------------------------------
                                                     0                                                            0
TOTAL LIABILITY AND EQUITY                  42,482,810         1,176,013  0        11,842,606   0        53,149,403
                                       ==============================================================================

a. Represents 90% of the purchase price of $12,500,000 payable at the closing for the video business and related assets being sold to the Purchasers. The remaining 10%, or $1,250,000, is payable by the Purchasers one year after the closing, subject to deduction for indemnification amounts claimed by such date, and is accounted for by the company as a purchase price holdback receivable.

b. Represents the estimated purchase price adjustment receivable, due within 45 days after closing, for the book value of the inventories, prepaid expenses, and equipment transferred to the Purchasers, less liabilities assumed for warranty reserves and deferred revenue.

c. Represents 10%, or $1,250,000, payable by the Purchasers one year after the closing, subject to deduction for indemnification amounts claimed by such date.

d. Represents the estimated inventories to be sold to the Purchasers and is a portion of the purchase price adjustment receivable.

e. Represents the estimated current prepaid assets to be assigned to the Purchasers and is a portion of the purchase price adjustment receivable.

f. Represents the estimated equipment to be sold to the Purchasers and is a portion of the purchase price adjustment receivable.

g. Represents the estimated book value of the patents and other intangible assets to be sold to the Purchasers, which amount is included in the purchase price payable at the closing.

h. Represents the estimated warranty reserves liability assumed by the Purchasers and is a portion of the purchase price adjustment receivable.

i. Represents the estimated deferred revenue assumed by the Purchasers and is a portion of the purchase price adjustment receivable.

j. Represents the estimated gain on sale to the Purchasers of the video business and related assets.

                                                                      APPENDIX A

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                    THOMSON BROADCAST & MEDIA SOLUTIONS, INC.

                                       AND

                             THOMSON LICENSING, S.A.

                                 AS PURCHASERS,

                                       AND

                               PARKERVISION, INC.

                                   AS SELLER,

                                   DATED AS OF

                                FEBRUARY 25, 2004

                             MORRISON & FOERSTER LLP

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1         PURCHASE AND SALE OF ACQUIRED ASSETS........................2
         1.1      Acquired Assets.............................................2
         1.2      Patent Assets...............................................3
         1.3      Excluded Assets.............................................4
         1.4      Assumed Liabilities.........................................5
         1.5      Excluded Liabilities........................................6
         1.6      Non-Assignable Assets.......................................7

ARTICLE 2         PAYMENT AND RELATED MATTERS.................................8
         2.1      Purchase Price..............................................8
         2.2      Holdback....................................................9
         2.3      Payment Mechanics...........................................9
         2.4      Currency....................................................9
         2.5      Purchase Price Adjustment...................................9
         2.6      Allocation of Purchase Price...............................12
         2.7      Set-Off....................................................12
         2.8      Cooperation................................................13

ARTICLE 3         CLOSING AND CLOSING DELIVERIES.............................13
         3.1      Closing; Time and Place....................................13
         3.2      Deliveries by Seller.......................................13
         3.3      Deliveries by Purchasers...................................13
         3.4      Deliveries by Purchasers and Seller........................14

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF SELLER...................14
         4.1      Organization, Good Standing, Qualification.................14
         4.2      Authorization..............................................15
         4.3      Non-Contravention/Proceedings..............................15
         4.4      Financial Statements.......................................16
         4.5      Absence of Undisclosed Liabilities.........................17
         4.6      Work-in-Progress; Inventory................................17
         4.7      Personal Property..........................................17
         4.8      Title to Personal Property and Inventory...................18
         4.9      Intellectual Property......................................18
         4.10     Employees and Consultants..................................23
         4.11     Seller's Benefit Plans.....................................25
         4.12     Environmental Matters......................................26
         4.13     Taxes......................................................26
         4.14     Sufficiency of and Title to Assets; Conduct of Business....27
         4.15     Material Contracts.........................................27
         4.16     Governmental Approvals.....................................31
         4.17     Compliance with Laws.......................................31
         4.18     Litigation - Proceedings and Orders........................32
         4.19     Insurance..................................................32
         4.20     Products and Services; Warranties; Liability...............33
         4.21     Subsequent Operations of Business..........................34
         4.22     Customers, Distributors and Suppliers......................36
         4.23     Conduct of Business........................................37
         4.24     Transactions with Affiliates...............................37
         4.25     Export Controls Antiboycott Laws...........................37
         4.26     Foreign Corrupt Practices Act..............................38
         4.27     Bulk Sales.................................................38
         4.28     Brokers....................................................38
         4.29     Solvency...................................................38
         4.30     Opinion of Seller's Financial Advisor......................38
         4.31     Securities and Exchange Commission Filings.................38
         4.32     Seller Common Stock........................................39
         4.33     Full Disclosure............................................39
         4.34     No Other Representations...................................39

                                       (i)

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF PURCHASERs...............39
         5.1      Organization and Good Standing.............................39
         5.2      Authority; Binding Nature of Agreements....................39
         5.3      No Conflicts; Required Consents............................39
         5.4      Brokers....................................................40
         5.5      Full Disclosure............................................40
         5.6      Financial Capacity.........................................40

ARTICLE 6         PRE-CLOSING COVENANTS......................................40
         6.1      Seller's Conduct of the Business Prior to Closing..........40
         6.2      Interim Operations.........................................41
         6.3      Acquisition Proposals......................................41
         6.4      Certain Notifications......................................42
         6.5      Updating the Seller's Disclosure Schedule..................43
         6.6      Access to Information......................................43
         6.7      All Commercially Reasonable Efforts........................43
         6.8      Consents...................................................43
         6.9      Further Assurances.........................................44
         6.10     Interim Pro Forma Financial Information....................44
         6.11     Additional Interim Financial Information...................44
         6.12     Third-Party Contacts.......................................44
         6.13     Shareholder Approval.......................................44
         6.14     Reseller Certificate.......................................45
         6.15     Resellers..................................................45

ARTICLE 7         AdditIONAL COVENANTS.......................................45
         7.1      Covenant Not to Compete....................................45
         7.2      Non-Solicitation...........................................46
         7.3      Confidentiality............................................46
         7.4      Acquired Intellectual Property.............................48
         7.5      Further Assurances.........................................48
         7.6      Records and Documents......................................49
         7.7      Insurance and Warranty Claims..............................49
         7.8      Customer Retention.........................................50
         7.9      Public Announcements.......................................50
         7.10     Receivables Collection.....................................50
         7.11     Enforcement of Confidentiality and Similar Agreements......50
         7.12     Removal and Delivery of Acquired Assets....................50
         7.13     Covenant Not to Sue........................................51
         7.14     Tax Audits and Investigations..............................51
         7.15     FFC Matters................................................51

ARTICLE 8         EMPLOYEES..................................................52
         8.1      Transferred Employees......................................52
         8.2      Employee Benefit Arrangements..............................52
         8.3      Compliance with Legal Requirements and Other Obligations...54
         8.4      No Benefit to Seller's Employees Intended..................54

ARTICLE 9         CONDITIONS TO CLOSING......................................54
         9.1      Conditions to Purchasers' Obligations to Close.............54
         9.2      Conditions to Seller's Obligation to Close.................55

ARTICLE 10        Termination................................................56
         10.1     Termination................................................56
         10.2     Effect of Termination......................................58
         10.3     Cash Fee...................................................58
         10.4     Cash or Stock Fee..........................................58
         10.5     Right of First Refusal.....................................63

                                       (ii)

ARTICLE 11        INDEMNIFICATION............................................64
         11.1     Survival of Representations, Warranties and Covenants......64
         11.2     Indemnification by Seller..................................65
         11.3     Indemnification by Purchasers..............................65
         11.4     Special Indemnification....................................66
         11.5     Indemnification Limits.....................................67
         11.6     Procedures for Indemnification.............................68
         11.7     Defense by Indemnitor......................................68
         11.8     Exclusive Remedy...........................................68
         11.9     Holdback Amount............................................69

ARTICLE 12        MISCELLANEOUS..............................................69
         12.1     Notices....................................................69
         12.2     Entire Agreement...........................................70
         12.3     No Third-Party Beneficiaries...............................70
         12.4     Headings...................................................71
         12.5     Counterparts...............................................71
         12.6     Effectiveness..............................................71
         12.7     Amendment; Waiver; Requirement of Writing..................71
         12.8     Expenses...................................................71
         12.9     Assignment.................................................71
         12.10    Severability; Enforcement..................................72
         12.11    Interpretation and Construction of Transaction Agreements..72
         12.12    Disclaimer of Agency.......................................72
         12.13    Relationship of the Parties................................73
         12.14    Specific Performance.......................................73
         12.15    Language...................................................73
         12.16    Governing Law/Disputes.....................................73

                                      (iii)

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of February 25, 2004 (the "Effective Date"), by and between Thomson Broadcast & Media Solutions, Inc., a corporation organized in Delaware ("Lead Purchaser"), Thomson Licensing, S.A., a corporation organized in France ("Patent Purchaser," and collectively with Lead Purchaser, "Purchasers"), and ParkerVision, Inc., a corporation organized in the State of Florida ("Seller"). Certain capitalized terms used in this Agreement and the recitals below are defined in Exhibit A hereto.

                                    RECITALS

      WHEREAS, the Seller, through its video division (the "Video Division"), is engaged in the design, development, marketing, sales, service and support of hardware and software products and systems for (i) producing live news and other television programs (which products and systems currently utilize no wireless communications technology), including as marketed under the trade name "PVTV," and (ii) controlling live video cameras (which products and systems do not currently utilize wireless communications technologies except for super heterodyne and infrared wireless communications technologies), including as marketed under the trade name "CameraMan" (collectively with related support, training and other services, but excluding the related Manufacturing Operations, the "Business");

      WHEREAS, the Business as conducted by Seller at or prior to Closing and as Proposed to be Conducted by Seller includes no wireless technologies other than super heterodyne and infrared wireless technologies in connection with PVTV and CameraMan related Products and Services and, for clarification purposes, excludes all direct conversion technology;

      WHEREAS, Seller, through its wireless division (the "Wireless Division"), is also engaged in the business of designing, developing, marketing, selling, servicing and supporting wireless communications products utilizing Seller's direct conversion and related wireless technology;

      WHEREAS, Seller desires to sell, and Purchasers desire to purchase, the Business and all related Assets, excluding (i) Seller's Wireless Division and the Assets used by Seller in its Wireless Division and (ii) Seller's general management and administrative operations and the Assets used by Seller in such operations, in each case on the terms and conditions hereof;

      WHEREAS, of the Assets acquired from Seller by Purchasers, Patent Purchaser will acquire the Patent Assets, and Lead Purchaser will acquire the Non-Patent Assets;

      WHEREAS, in connection with the purchase and sale of the Business, Purchasers shall assume no Liabilities other than the Assumed Liabilities;

      WHEREAS, in connection with the purchase and sale of the Business, Seller and the applicable Purchasers will enter into certain related agreements, including (i) the Retained Trademark License, (ii) the Transition Services Agreement, (iii) the Patent Assignment Agreement, (iv) the Assignment and Assumption Agreement and (v) the Sublease; and

      WHEREAS, simultaneously with the execution of this Agreement and as an inducement to Purchasers to enter into this Agreement, certain of the major shareholders of Seller have entered into and delivered to Purchasers duly executed voting agreements whereby such shareholders have agreed to vote in favor of approving this Transaction;

      WHEREAS, an Affiliate of Purchasers has agreed to guarantee the payment obligations of Purchasers set forth herein pursuant to a guarantee agreement executed simultaneously with this Agreement;

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT
                                   ARTICLE 1
                      PURCHASE AND SALE OF ACQUIRED ASSETS

      1.1 ACQUIRED ASSETS. Subject to the terms and conditions of this Agreement, effective at Closing, Seller hereby sells, transfers, conveys, assigns and delivers all of Seller's right, title and interest in, to and under the Non-Patent Assets (as defined below) to Lead Purchaser and, effective at Closing and subject to the terms and conditions hereof, Lead Purchaser hereby purchases all such right, title and interest in, to and under the Non-Patent Assets. "Non-Patent Assets" means all Assets of Seller related to the Business, including as conducted at or prior to Closing or as Proposed to be Conducted by Seller, except for the Excluded Assets and the Patent Assets being acquired by Patent Purchaser pursuant to Section 1.2. Acquired Assets further include (except for the Excluded Assets and the Patent Assets being acquired by Patent Purchaser pursuant to Section 1.2):

            (a) Products and Services. The Products and Services related to the Business, including as set forth on Schedule 1.1(a);

            (b) Personal Property. (i) The Inventory related to the Business, including as set forth on Schedule 1.1(b)(i), and (ii) the research, development, testing, training and product-qualification equipment and any other Personal Property (except for furniture) owned or leased (including any of the foregoing subject to any conditional sales or title retention agreement in favor of any other Person) by Seller in connection with the Business, including any such equipment which is attached to or permanently installed in any facility of the Business (except for the Los Angeles demonstration facility) or located at third-party facilities, and further including as set forth on Schedule 1.1(b)(ii);

            (c) Software. (i) The Third-Party Embedded Software related to the Business, including as set forth on Schedule 1.1(c)(i); (ii) the proprietary Development Environment related to the Business, including as set forth on
Schedule 1.1(c)(ii); (iii) the Third-Party Development Environment related to the Business, including as set forth on Schedule 1.1(c)(iii); (iv) any Other Licensed Software related to the Business, including as set forth on Schedule 1.1(c)(iv); and (v) any other Software related to the Business, including as set forth on Schedule 1.1(c)(v);

            (d) Technical Documentation. The Technical Documentation related to the Business, including as set forth on Schedule 1.1(d);

            (e) Domain Names. The domain names related to the Business (excluding any such domain names utilizing the name "Parkervision"), including as set forth on Schedule 1.1(e);

            (f) Intellectual Property Rights. Except for the Patent Assets transferred pursuant to Section 1.2, (i) the Acquired Registered Intellectual Property Rights, including as set forth on Schedule 1.1(f)(i), and (ii) all other Acquired Intellectual Property Rights;

            (g) Contracts. The Material Contracts and any other Contracts related to the Business, including as set forth on Section 4.15(a) of Seller's Disclosure Schedule, but excluding the Contracts set forth on Section 4.15(c) of Seller's Disclosure Schedule;

            (h) Governmental Approvals. The Governmental Approvals related to the Business, including as set forth on Section 4.16 of Seller's Disclosure Schedule;

            (i) Deposits and Advances. The Deposits and Advances of Seller with third parties that are related to the Business, including as set forth on
Schedule 1.1(i);

            (j) Rebates and Credits. The Rebates and Credits related to the Business, including as set forth on Schedule 1.1(j), but excluding (A) Receivables generated prior to Closing, (B) Tax refunds or rebates for Taxes previously paid by Seller to the extent applicable to the pre-Closing period and
(C) to the extent applicable to the pre-Closing period, Rebates and Credits directly pertaining to Excluded Liabilities;

            (k) Claims. The Claims related to the Business, including as set forth on Schedule 1.1(k), but excluding (A) rights to tender claims or demands to insurance companies and rights to any insurance proceeds with respect to the insurance policies of Seller, (B) any Claims related to Receivables of the Business generated prior to Closing, (C) any Claims related to Taxes previously paid by Seller to the extent applicable to the pre-

Closing period and (D) to the extent related to the pre-Closing period, any Claims directly pertaining to Excluded Liabilities;

            (l) Acquired Records. The Acquired Records, including as set forth on Schedule 1.1(l);

            (m) Security Information. The Software keys, passwords, security and encryption codes and other security information related to the Business, including with respect to any security systems incorporated in Seller's Products and Services related to the Business and as necessary to access the acquired computer systems and other Acquired Assets;

            (n) Customized Manufacturing Operations Assets. (i) The customized tooling, assembly, testing and any other equipment utilized in the Manufacturing Operations for the Products and Services of the Business and the components and subcomponents thereof, including any of the foregoing located at third-party facilities, and further including as set forth on Schedule 1.1(n), (ii) any other equipment utilized in such Manufacturing Operations and set forth on
Schedule 1.1(n), and (iii) the Intellectual Property Rights and instructions, documentation, records and any other Technical Documentation related to the Products and Services of the Business and the components and subcomponents thereof; and

            (o) Other Assets. Any other Assets related to the Business, including as listed on Schedule 1.1(o).

      1.2 PATENT ASSETS. Subject to the terms and conditions of this Agreement, effective at Closing, Seller hereby sells, transfers, conveys, assigns and delivers all of Seller's right, title and interest in, to and under the Patent Assets (as defined below) to Patent Purchaser and, effective at Closing and subject to the terms and conditions hereof, Patent Purchaser hereby purchases all such right, title and interest in, to and under the Patent Assets. "Patent Assets" means all Patents of Seller related to the Business, including as conducted at or prior to Closing, as Proposed to be Conducted by Seller or as set forth on Schedule 1.2. Seller and Patent Purchaser shall at Closing enter into a Patent Assignment Agreement substantially in the form attached hereto as Exhibit B (the "Patent Assignment Agreement"). Collectively, the Non-Patent Assets and the Patent Assets are the "Acquired Assets."

      1.3 EXCLUDED ASSETS. The following Assets of Seller shall be retained by Seller and not included in the definition of Acquired Assets and the purchase and sale of the Business hereunder (the "Excluded Assets"):

            (a) Wireless Assets. The Assets of Seller utilized in the business currently conducted or as proposed to be conducted by Seller in the Wireless Division, including Personal Property, Software, Intellectual Property Rights, Technical Documentation, Governmental Approvals, Real Property, Receivables, Deposits and Advances, Rebates and Credits, Claims, domain names, and Contracts, but in each case (unless otherwise described in this Section 1.3) only to the extent that any of the foregoing are unrelated to the Business, including as conducted at or prior to Closing or as Proposed to be Conducted by Seller.

            (b) Administrative Assets. All Assets primarily pertaining to the general financial, legal, accounting, human resources and other general administration and management of Seller;

            (c) Employee Contracts Benefits. Seller's Employee Benefit Plans, contracts of insurance for employee group medical, dental and life insurance plans, and any stock option, employment or similar plans with respect to employees of Seller (expressly excluding invention assignment and similar contracts related to the Business);

            (d) Real Property. All offices, warehouses, production and other facilities and other Real Property owned or leased by Seller and all related leases;

            (e) Unrelated Manufacturing Operations Equipment. All equipment and other Assets of Seller utilized in Manufacturing Operations unrelated to the Business;

            (f) Business Manufacturing Operations Equipment. The non-customized equipment of Seller utilized in the Manufacturing Operations for the Products and Services of the Business and the components and subcomponents thereof (except as set forth on Schedule 1.1(n));

            (g) Receivables. All Receivables of Seller, including those generated by the Business prior to Closing;

            (h) Other Asset Categories. For the avoidance of doubt, the following Assets shall also be Excluded Assets:

            (i) Transaction Agreements. All of Seller's rights under any Transaction Agreement;

            (j) Corporate Documents. Corporate seals, certificates of incorporation, minute books, stock transfer records, or other records related to the corporate organization of Seller;

            (k) Treasury Shares. Any shares of Seller's capital stock held in treasury;

            (l) Bank Accounts. All bank accounts of Seller;

            (m) Insurance Policies. All insurance policies of Seller;

            (n) Cash. All cash, securities, certificates of deposit, bank accounts and any other cash equivalents of Seller, including those used in or generated by the Business prior to Closing;

            (o) Seller's information technology systems and telephone systems primarily pertaining to Manufacturing Operations, inventory management or the general financial, legal, accounting, human resources or other general administration or management of Seller (excluding data on such systems which is Acquired Records); and

            (p) Other Assets. Seller's reseller Contracts, including those related to the Business, and the equipment, Personal Property and other Assets located at the Los Angeles demonstration facility of the Business and the Los Angeles facility itself, the furniture related to the Business, and any other Assets specifically set forth on Schedule 1.3(j).

      1.4 ASSUMED LIABILITIES.

            (a) Lead Purchaser. Subject to the terms and conditions of this Agreement, effective at Closing, Seller hereby assigns to Lead Purchaser, and, effective at Closing, Lead Purchaser hereby assumes and agrees to pay and discharge when due in accordance with their terms, only the following Liabilities of Seller exclusively pertaining to the Acquired Assets (the "Assumed Liabilities"):

                  (i) Certain Post-Closing Liabilities. Any Liabilities arising in connection with the operation of the Business by Purchasers subsequent to Closing, except for (A) any Liabilities related to any breach by Seller of any representation, warranty, or covenant set forth herein or in a Transaction Agreement or (B) any Excluded Liability.

                  (ii) Contractual Liabilities. Those Liabilities pursuant to Contracts included in the Acquired Assets that arise subsequent to Closing, but only to the extent related to the post-Closing period; provided that, with respect to any Contract constituting a Non-Assignable Asset, Lead Purchaser shall assume such Contract only to the extent set forth in Section 1.6; and provided, further, that Lead Purchaser shall not assume or be otherwise responsible for any obligation or Liability (A) related to any breach of Contract occurring prior to the Closing, (B) resulting from Seller's performance or non-performance prior to the Closing, (C) pursuant to an amendment, modification or other agreement, a copy of which was not provided to Purchasers prior to the Effective Date or (D) with respect to Contracts which were not executed and delivered to Seller by the third party(ies) thereto, or a fully executed copy of which was not retained by Seller and delivered to Purchasers, resulting from any difference between (x) the terms and conditions such Contracts are deemed or interpreted to contain at law or in equity and (y) the terms and conditions of the applicable form agreement provided to Purchasers prior to the Effective Date. The scope of contractual Liabilities assumed by Lead Purchaser as set forth herein shall not be expanded by virtue of any contractual consent to assignment or similar agreement entered into with third parties to Seller's Contracts by Seller or Purchasers.

            (b) Patent Purchaser. Patent Purchaser shall not assume any Liability hereunder or under any other Transaction Agreement.

      1.5 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Lead Purchaser shall not assume or be otherwise responsible for any other Liabilities of Seller, and Seller shall satisfy in the ordinary course of business and in accordance with their terms all of the Liabilities described below and its other Liabilities (the "Excluded Liabilities"), including:

            (a) Any Liability related to any Excluded Asset;

            (b) Any Liability related to a Non-Assignable Asset unless, until and to the extent such Non-Assignable Asset is assumed by the applicable Purchaser pursuant to Section 1.6;

            (c) Any Liability under any Contract of Seller that is not an Assumed Liability pursuant to Section 1.4(a)(ii);

            (d) Any Liability for Seller's accounts or notes payable, including with respect to the Business;

            (e) Any Liability for Taxes (i) attributable to or imposed upon Seller, (ii) attributable to or imposed upon the Acquired Assets, the Business or the Assumed Liabilities for the pre-Closing period or (iii) arising at Closing or as a result of the Closing or the Transaction, including any applicable Transfer Taxes;

            (f) Any Liability of Seller to any Affiliate of Seller;

            (g) Any Liability related to or arising from accidents, occurrences, misconduct, negligence, breach of fiduciary duty or statements made or omitted to be made (including libelous or defamatory statements) or other action or inaction by Seller on or prior to the Closing Date;

            (h) Any Liability arising as a result of any Claim or Proceeding related to the conduct of the Business prior to Closing, including for (i) infringement or misappropriation of any Intellectual Property Rights or any other rights of any Person (including any right of privacy or publicity) or any contractual indemnification claim related thereto; (ii) breach of product warranties; or (iii) injury, death, property damage or other Liabilities arising with respect to or caused by Seller or Seller's Products and Services or the manufacture/development or design thereof;

            (i) Any Liability arising out of any Seller's Employee Benefit Plans or any contract of insurance for employee group medical, dental or life insurance plans, any formal or informal profit-sharing plans or programs maintained by Seller, or similar Seller plans or arrangements;

            (j) Any Liability related to any restructuring of Seller in connection with or as a result of the Transaction, including any shutting down, deinstalling or removing (subject to Section 7.12) of equipment or other Assets or facilities or terminating or restructuring any Contracts (including applicable Seller agreements with its resellers, distributors and suppliers), any termination by Seller of any Seller employee in connection with the Transaction or for any compensation, bonuses, sales or other commissions or benefits owed or otherwise payable by Seller to any of its employees, including with respect to Transferred Employees (subject to applicable Purchasers' obligations in Section 8.2);

            (k) Any Liability incurred by Seller in connection with the making or performance of this Agreement or the Transaction or for expenses and fees incurred by Seller incidental to the preparation of the Transaction Agreements, the preparation or delivery of materials or information requested by Purchasers, or the consummation of the Transaction, including any and all broker, investment banker, counsel and accounting fees;

            (l) Any Environmental Liability related to the conduct of the Business prior to Closing;

            (m) Any violation by Seller of any Legal Requirement applicable to Seller, including with respect to the Business, the Acquired Assets or the Assumed Liabilities; and further including (i) any noncompliance by Seller prior to the Closing with any technical, product labeling, record-keeping, or other Legal Requirements established by the Federal Communications Commission ("FCC") or other Governmental Authorities, (ii) any failure by Seller prior to the Closing to obtain necessary FCC Governmental Approvals for any Products or Services related to the Business or (iii) any noncompliance by Seller prior to the Closing with the terms and conditions of any such Governmental Approval;

            (n) Any Liability related to disputes, Claims or Proceedings between or among the Seller and any of its Affiliates or shareholders, including with respect to the Transaction; and

            (o) all of Seller's agreements with resellers related to the Business and those Liabilities set forth on Schedule 1.5(o), which sets forth a non-exclusive list of certain excluded Liabilities.

      1.6 NON-ASSIGNABLE ASSETS.

            (a) Non-Assignable Assets. Notwithstanding Section 1.1 and Section 1.2, if any Contract, Governmental Approval or other Acquired Asset is not assignable or transferable (each, a "Non-Assignable Asset") without the Consent of a third party (each, an "Assignment Consent"), as a result either of the provisions thereof or of applicable Legal Requirements, and any such Assignment Consent is not obtained by Seller on or prior to the Closing Date, Purchasers may prior to or after Closing elect (on an Asset-by-Asset basis) to either (i) have Seller permanently retain such Non-Assignable Asset and all Liabilities relating thereto (in which case such Non-Assignable Asset shall be an Excluded Asset and all related Liabilities shall be Excluded Liabilities) or (ii) have Seller continue its efforts (at Seller's expense) to obtain the Assignment Consent, in form and substance reasonably acceptable to Purchasers, after Closing. In either case, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Asset, and Purchasers shall not assume Seller's rights or obligations under such Non-Assignable Asset unless and until the applicable Assignment Consent has been obtained. Unless Purchasers elect for Seller to retain a Non-Assignable Asset, and without limiting Seller's obligations under Section 6.8, Seller shall use all commercially reasonable efforts, at Purchasers' reasonable direction, to obtain all applicable Assignment Consents as soon as reasonably possible after the Closing. In such case, upon the receipt of an Assignment Consent in accordance with this section, the applicable Non-Assignable Asset shall be deemed an Acquired Asset for purposes of this Agreement and shall be automatically assigned to such Purchaser as designated by Purchasers, without any further action on the part of any party. Seller shall consult with Purchasers, and keep Purchasers updated, with respect to all material developments relating to Assignment Consents and Non-Assignable Assets and shall seek Purchasers' consent, not to be unreasonably withheld or delayed, before taking any material action related thereto. Schedule 1.6(a) lists all applicable Assignment Consents.

            (b) Alternative Arrangements. After the Closing (unless and to the extent Purchasers have elected for Seller to retain any Non-Assignable Assets), Seller shall, at Seller's expense and until such time as the applicable Assignment Consent has been obtained, follow Purchasers' reasonable instructions with respect to the applicable Non-Assignable Asset and take all steps reasonably necessary to preserve such Non-Assignable Asset for the benefit of Purchasers and to allow performance under the Contracts included in the Non-Assignable Assets, including: (i) not assigning, transferring or encumbering such Non-Assignable Asset; (ii) cooperating with Purchasers in any lawful and commercially reasonable arrangement to provide that the applicable Purchaser shall receive Seller's interest in the benefits under the Non-Assignable Asset;
(iii) enforcing Seller's rights with respect to such Non-Assignable Asset; (iv) paying over to the applicable Purchaser all monies or other assets collected by or paid to Seller in respect of such Non-Assignable Asset with respect to the post-Closing period; and (v) not amending or altering any Non-Assignable Asset in any material way without Purchasers' prior written consent. For avoidance of doubt and without limiting the foregoing, this Section 1.6(b) shall apply with respect to customer Contracts and supply Contracts that are Non-Assignable Assets (unless and to the extent Purchasers have elected for Seller to retain any such Non-Assignable Assets) in accordance with this Section 1.6.

            (c) Obligations. The applicable Purchaser shall undertake to perform the obligations of Seller under the Non-Assignable Assets that Purchasers have not elected for Seller to retain and that arise in the Ordinary Course of Business during the post-Closing period and, if such obligations are related to Contracts, that would be Assumed Liabilities if the applicable Contract were assigned to the applicable Purchaser in accordance herewith.

            (d) Consents. Notwithstanding any other provision hereof, (i) unless Purchasers elect for Seller to retain any Non-Assignable Asset pursuant to
Section 1.6(a), Seller shall obtain all necessary Consents to assign the Non-Assignable Assets within ninety (90) days of the Closing Date and (ii) all Non-Assignable Assets shall be deemed to be Acquired Assets (and in particular, in the case of Contracts, a Material Contract) for the purposes of the representations and warranties hereof.

            (e) Closing Conditions. This Section 1.6 shall at all times remain subject to Article 9 (Conditions to Closing) and shall not affect Purchasers' conditions to closing set forth therein.

                                   ARTICLE 2
                           PAYMENT AND RELATED MATTERS

      2.1 PURCHASE PRICE. The purchase price of the Acquired Assets and the Business shall be Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the "Fixed Purchase Price"), as adjusted pursuant to Section 2.5(c) (the "Purchase Price"). At Closing, Purchasers shall deliver to Seller, in accordance with Section 2.3, ninety percent (90%) of the Fixed Purchase Price, equal to Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000). Any amount of adjustment to the Fixed Purchase Price pursuant to Section 2.5(c) shall be delivered in accordance with Section 2.5. Purchasers shall be jointly and severally liable for payment of the Fixed Purchase Price, the amount of any upward adjustment to the Fixed Purchase Price pursuant to Section 2.5(c), and any indemnification payments owed by Purchasers pursuant to Section 11.3 or
Section 11.4(b).

      2.2 HOLDBACK. The remaining ten percent (10%) of the Fixed Purchase Price, equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the "Holdback Amount"), shall be withheld by Purchasers at Closing as security for the indemnification obligations of Seller set forth in Article 11. Subject to the remainder of this Section 2.2, on the first anniversary of the Closing Date (or, if such date is not a Business Day, the first Business Day thereafter), Purchasers shall deliver, in accordance with Section 2.3, the Holdback Amount to Seller. Purchasers may withhold from such delivery the equivalent of any amount then in dispute related to Seller's indemnification obligations arising pursuant to Article 11 or for which Purchasers have notified Seller of an indemnification Claim pursuant to Section 11.6. Any such withheld Holdback Amount, to the extent not ultimately applied by Purchasers in satisfaction of such indemnification obligations, shall be paid to Seller promptly upon resolution of any such dispute or Claim. Nothing in this section shall be construed as limiting the liability of Seller for indemnification claims or otherwise to the Holdback Amount, nor shall payments from the Holdback Amount be considered as liquidated damages for any breach under this Agreement or any other Transaction Agreement. Purchasers shall pay interest on the amount of the Holdback Amount delivered to Seller as set forth above from and including the Closing Date but excluding the date of such delivery at the prime rate published in the "Money Rates" table of The Wall Street Journal, as that rate may vary from time to time, or if no longer published, a comparable rate, and computed on the basis of a 365/366-day year. Interest shall be paid together with payment of the applicable Holdback Amount and in accordance with Section 2.3.

      2.3 PAYMENT MECHANICS. Unless otherwise agreed in writing by Purchasers and Seller, and subject to the terms and conditions hereof, the Fixed Purchase Price, the Holdback Amount and any adjustment to the Fixed Purchase Price pursuant to Section 2.5(c) shall be paid in immediately available funds by wire transfer to such U.S. bank account or accounts reasonably designated in advance by the receiving party to the transferring party.

      2.4 CURRENCY. The Fixed Purchase Price, the Holdback Amount, any amount of adjustment to the Fixed Purchase Price pursuant to Section 2.5(c), and all other amounts required to be paid or calculated hereunder or pursuant to another Transaction Agreement shall be in U.S. dollars and in immediately available funds unless otherwise stated herein or in such other Transaction Agreement.

      2.5 PURCHASE PRICE ADJUSTMENT.

            (a) As promptly as practicable, but in no event later than forty-five (45) days following the Closing Date, Purchasers shall cause the following to be prepared and delivered to Seller (the "Certified Closing Report"): (i) a balance sheet of the Non-Patent Assets and the Assumed Liabilities as of the Closing Date (the "Closing Balance Sheet") certified by an executive officer of Lead Purchaser and setting forth the actual Net Assets transferred to Lead Purchaser at Closing ("Reported Net Assets"), (ii) a statement based on such balance sheet which sets forth a reasonably detailed supporting calculation of Net Assets and (iii) a statement of the proposed adjustment to the Fixed Purchase Price calculated in accordance with this
Section 2.5. The Certified Closing Report and related calculations shall be prepared independently by Lead Purchaser based on its own review of the financial information of the Business, in good faith and in accordance with GAAP. The Certified Closing Report shall be deemed to be and shall be final, binding and conclusive on the parties hereto upon the earliest of (the "Final Resolution Date"): (w) Seller's delivery of a written notice to Purchasers of Seller's approval of the Certified Closing Report; (x) the failure of Seller to notify Purchasers in writing of a dispute regarding the Certified Closing Report within thirty (30) days of the delivery of such report to Seller; (y) the resolution of all disputes pursuant to Section 2.4(a) by the parties hereto; and
(z) the resolution of all disputes pursuant to Section 2.4(a) by the Independent Accounting Firm.

            (b) Seller may dispute the Certified Closing Report (and the amount of any item included in or forming the basis of any such report) by delivery of a written notice to Purchasers setting forth each specific matter to be disputed and describing the dispute and the underlying facts in reasonable detail (the "Certified Closing Report Dispute Notice"). If Seller delivers a Certified Closing Report Dispute Notice to Purchasers, Purchasers and Seller, together with their accountants, shall attempt to reconcile such parties' differences, and any resolution by them approved in writing by all parties hereto as to any disputed amounts shall be final, binding and conclusive on such parties. If the parties hereto are unable to reach a resolution within forty-five (45) days after the delivery of any Certified Closing Report Dispute Notice, such parties shall submit their respective determinations and calculations and the items remaining in dispute for resolution to Deloitte & Touche LLP, unless one or more of the parties have developed a material relationship with such accounting firm, in which case the parties hereto shall select within five (5) days another mutually acceptable independent accounting firm of national or international reputation which does not have a material relationship with any party ("Independent Accounting Firm"). The parties shall cause the Independent Accounting Firm to submit a report to Purchasers and Seller, based on the submissions of the parties hereto and any additional examination deemed reasonably necessary by the Independent Accounting Firm, with a determination regarding the disputed items, within twenty (20) days after submission of the matter, and such report shall be final, binding and conclusive on Purchasers and Seller. The fees, costs and expenses of the Independent Accounting Firm shall be shared equally by Seller, on one hand, and Purchasers, on the other hand. As finally determined pursuant to Section 2.5(a) or this Section 2.5(b), Reported Net Assets shall be "Final Net Assets".

            (c) The Fixed Purchase Price shall be adjusted as set forth below in this Section 2.5(c) and, as so adjusted, shall be the Purchase Price. The Fixed Purchase Price shall:

                  (i) be increased, by the amount that Final Net Assets are greater than zero; provided that the maximum increase shall be Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000);

                  (ii) be decreased, by the amount that Final Net Assets are less than zero; or

                  (iii) remained unchanged, in the event that Final Net Assets equal zero.

If the Fixed Purchase Price increases pursuant to Section 2.5(c)(i), Purchasers shall promptly pay the amount of such increase to Seller in accordance with
Section 2.3. If the Fixed Purchase Price decreases pursuant to Section 2.5(c)(ii), Seller shall promptly pay the amount of such decrease to Purchasers in accordance with Section 2.3.

            (d) The following terms shall have the meanings set forth below:

                  (i) "Net Assets" shall mean the amount which is (A) the sum of
(B) Net Inventory, (C) Prepaid Assets and (D) Fixed Assets, minus (E) Offsetting Liabilities;

                  (ii) "Net Inventory" shall mean the gross book value (except with respect to the categories of Inventory referenced in Section 2.5(d)(vi)(D), which shall be included in Net Inventory based on net book value) of the Inventory included in Non-Patent Assets and actually transferred to Lead Purchaser at Closing that is not Excess or Obsolete or otherwise unusable in the Business following Closing as conducted in the Ordinary Course of Business.

                  (iii) "Prepaid Assets" shall mean the book value of prepaid assets included in Non-Patent Assets and actually transferred to Lead Purchaser at Closing hereunder, to the extent usable in the Business following Closing as conducted in the Ordinary Course of Business;

                  (iv) "Fixed Assets" shall mean the book value of the equipment and other fixed assets (A) that are included in Non-Patent Assets and actually transferred to Lead Purchaser hereunder and (B) that to the extent required to be scheduled on Schedule 1.1(b)(ii), are so scheduled, in each case excluding any equipment or other fixed assets which are (A) damaged, obsolete or otherwise unusable in the Business as conducted following Closing in the Ordinary Course of Business or (B) acquired by Seller between the Effective Date and the Closing Date outside of the Ordinary Course of Business or, with respect to any material acquisitions, without the prior written approval of Purchasers, not to be unreasonably withheld; and

                  (v) "Offsetting Liabilities" means the dollar amount calculated as the sum of (A) the adequate warranty reserve for the warranty obligations of the Acquired Assets and the Business following Closing, (B) to the extent any amount is not included in the foregoing clause, the amount of deferred revenue of the Business, including for training and other services that Lead Purchaser will be obligated to perform following Closing, and (C) to the extent any amount is not included in the foregoing clauses, the amount reasonably estimated to be incurred (other than general overhead) to satisfy any other contractual Liabilities (x) assumed by Lead Purchaser as Assumed Liabilities pursuant to Section 1.4(a)(ii) or (y) incurred by Lead Purchaser following Closing with respect to Contracts that are Non-Assignable Assets and that Purchasers' have not elected for Seller to retain pursuant to Section 1.6(a), but only to the extent that Seller does not satisfy any such Liability pursuant to Section 1.6(b).

                  (vi) "Excess or Obsolete":

                        (A) means, with respect to the "manufacturing/raw materials/subcomponents" and the "finished goods" categories of Inventory set forth on Schedule 1.1(b)(i), the gross book value of the applicable Inventory in such category in excess of one third of (A) 1.25 times (B) the gross book value of the Inventory in such categories that was actually incorporated by Seller in the Products and Services of the Business produced during 2003;

                        (B) means, all of the Inventory included in the "obsolete equipment for resale" and the "obsolete parts in active locations" categories of Inventory set forth on Schedule 1.1(b)(i) and any other Inventory otherwise classified or categorized by Seller as obsolete;

                        (C) means, with respect to the "service warranty parts" and the "service" categories of Inventory set forth on Schedule 1.1(b)(i), the gross book value of the applicable Inventory in such category in excess of (A) ..75 times (B) the gross book value of the Inventory in such categories that was actually utilized by Seller in the repair and service of the Products and Services of the Business during 2003; and

                        (D) does not include any net book value or other value of Inventory in the "demonstration/spare modules/loaner equipment" category of Inventory set forth on Schedule 1.1(b)(i).

            (e) Seller shall update Schedule 1.1(b)(i) to reflect the operations of the Business between the Effective Date and the Closing Date and provide such updated schedule to Purchasers reasonably in advance of Closing. Seller shall not between the Effective Date and the Closing recharacterize the placement of Inventory on such schedule. Purchasers and Seller may in their respective sole discretion discuss following Closing including additional items of Inventory in Net Inventory.

            (f) Promptly following the Final Resolution Date, Lead Purchaser shall transfer to Seller ownership of, on an "as-is" basis and without any representations and warranties made with respect thereto, all Inventory included in Acquired Assets actually acquired by Lead Purchaser at Closing hereunder (and not lost while in Seller's possession or control following Closing) but not included in the final calculation of Net Assets. At the reasonable request of Seller, Lead Purchaser and Seller shall enter into a customary bill of sale for such returned Inventory in form and substance reasonably acceptable to both parties. Seller may resell such returned Inventory in its discretion, provided such Inventory does not constitute, nor is incorporated in, any PVTV, CameraMan or other Products and Services of the Business and otherwise not sold in violation of Section 7.1. Following Closing, Lead Purchaser and Seller may discuss in their respective discretion a supply arrangement whereby Purchaser may purchase returned Inventory from Seller on market terms and conditions.

      (g) Seller shall provide Purchasers with such supporting data with respect to the Certified Closing Report and related matters as reasonably requested by Purchasers, and Purchasers shall provide such information to Seller as reasonably requested by Seller.

      2.6 ALLOCATION OF PURCHASE PRICE. The parties hereto agree to allocate the consideration to be delivered by Purchasers at Closing among the Acquired Assets as specified on Schedule 2.5(g), which schedule shall be adjusted, following Closing, as agreed by the parties, to take into account the payment of any purchase price adjustment pursuant to Section 2.5(c). The allocation set forth on Schedule 2.5(g) is intended to comply with the requirements of Section 1060 of the Code. The parties covenant and agree that (a) such allocation was determined in an arm's-length negotiation, and none of the parties shall take a position on any Tax Return (including IRS Form 8594), before any Tax Authority, or in any judicial proceeding that is in any way inconsistent with such allocation without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable Tax Authority; (b) they shall cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such allocation; and (c) they shall promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to such allocation.

      2.7 SET-OFF. Any party hereto shall have the right to set off any amount to which such party is entitled hereunder for indemnification pursuant to
Article 11 against any payment such party is required to make hereunder or under any Transaction Agreement except for any amount payable for an adjustment to the Fixed Purchase Price pursuant to Section 2.5(c).

      2.8 COOPERATION. Purchasers, on one hand, and Seller, on the other, shall (subject to the terms and conditions hereof) use all commercially reasonable efforts to exchange information and otherwise cooperate to effectuate the provisions of this Article 2.

                                   ARTICLE 3
                         CLOSING AND CLOSING DELIVERIES

      3.1 CLOSING; TIME AND PLACE. The closing of the Transaction (the "Closing") shall occur at the offices of Purchasers' counsel at 10:00 a.m. on the third (3rd) Business Day after the day on which all of the conditions to closing set forth in Article 9 are satisfied or waived by the applicable party (other than any conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree in writing (the "Closing Date"). At the Closing, the deliverables set forth in Sections 3.2, 3.3 and 3.4 shall be deemed to be delivered in the State of Florida, and the actions set forth in such sections shall be deemed to occur simultaneously, and none of such deliveries and actions shall be legally effective unless all such deliveries and actions have been taken or waived by the applicable party in accordance herewith.

      3.2 DELIVERIES BY SELLER. At the Closing, Seller shall (i) take all steps necessary or appropriate to place Purchasers in actual possession and operating control of the Business, the Acquired Assets and the Assumed Liabilities in accordance herewith as reasonably requested by Purchasers in advance and (ii) deliver to Purchasers (A) the Acquired Assets capable of transfer by delivery or physical transfer and (B) the following items, duly executed by Seller or a third party as applicable, all of which shall be in form and substance reasonably acceptable to Purchasers and Purchasers' counsel in accordance herewith:

            (a) Closing Certificate. A certificate executed on behalf of Seller by its chief executive officer and president (i) certifying the matters set forth in Section 9.1(a)-(d) and (ii) certifying that the board of directors and shareholders of Seller have approved this Agreement, the other Transaction Agreements and the Transaction and that such approvals have not been superceded, and attaching and certifying (A) a copy of the duly executed written consent of the board of directors or the minutes of a meeting of the board of directors with respect to such board approval and (B) a copy of the minutes of the meeting of the shareholders with respect to such shareholder approval; and

            (b) Certificate of Good Standing. A certificate from the Secretary of State of Florida as to Seller's corporate good standing through a date reasonably proximate to the Closing Date, which date shall be no less than three
(3) Business Days prior to Closing.

      3.3 DELIVERIES BY PURCHASERS. At the Closing, the applicable Purchaser shall deliver the following items, duly executed by such Purchaser and third parties as applicable, all of which shall be in form and substance reasonably acceptable to Seller and Seller's counsel in accordance herewith, and shall take such other actions as are set forth below:

            (a) Fixed Purchase Price. Subject to the terms and conditions of this Agreement, the portion of the Fixed Purchase Price required to be paid at Closing pursuant to Section 2.1;

            (b) Lead Purchaser Certificate. A certificate executed on behalf of Lead Purchaser by a duly authorized executive officer certifying the matters in
Section 9.2(a)-(c); and

            (c) Patent Purchaser Certificate. A certificate executed on behalf of Patent Purchaser by a duly authorized executive officer certifying the matters in Section 9.2(a)-(c).

      3.4 DELIVERIES BY PURCHASERS AND SELLER. At the Closing, the applicable Purchaser and Seller shall each deliver the following items, duly executed as applicable, all of which shall be in form and substance reasonably acceptable to the parties and their counsel in accordance herewith:

            (a) The Patent Assignment Agreement. The Patent Assignment Agreement, as defined in Section 1.2 to be substantially in the form attached hereto as Exhibit B;

            (b) Assignment and Assumption Agreement. An assignment and assumption agreement executed by Seller and Lead Purchaser, and including attached Trademark, Copyright and domain name assignment agreements, substantially in the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement");

            (c) Retained Trademark License. A license agreement executed by Seller and Lead Purchaser, granting Lead Purchaser a temporary license to names that are used by Seller in connection with the Business but that are Excluded Assets, in substantially the form attached hereto as Exhibit D (the "Retained Trademark License");

            (d) Transition Services Agreement. A transition services agreement executed by Lead Purchaser and Seller, covering information technology, accounting, manufacturing, human resources, and other functions, in substantially the form attached hereto as Exhibit E (the "Transition Services Agreement"); and

            (e) Sublease. A Sublease to certain facilities of Seller in Jacksonville, Florida, executed by Seller and Lead Purchaser, in substantially the form attached hereto as Exhibit F (the "Sublease").

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchasers, without limiting any other representations or warranties made by Seller in this Agreement or any other Transaction Agreement, as follows (except as expressly disclosed in the corresponding section of the disclosure schedule attached hereto as Schedule 4 ("Seller's Disclosure Schedule") or on such other section of Seller's Disclosure Schedule to which it is readily apparent that such disclosure pertains) as of the Effective Date and the Closing Date:

      4.1 ORGANIZATION, GOOD STANDING, QUALIFICATION.

            (a) Corporate Jurisdictions. Seller is incorporated in the State of Florida. Section 4.1(b) of Seller's Disclosure Schedule lists each state or other jurisdiction in which Seller is qualified to do business or has obtained a similar Governmental Approval with respect to the Business.

            (b) Good Standing and Qualification. Seller (i) is a corporation duly organized, validly existing and in good standing under the corporation law of the State of Florida, (ii) is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the ownership or operation of its Assets or the conduct of its business requires such qualification, except to the extent that failure to so qualify and remain in good standing would not have a Material Adverse Effect, and (iii) has full corporate power and authority to own, lease and operate the Business and the Acquired Assets and to perform its obligations hereunder and under the other Transaction Agreements.

      4.2 AUTHORIZATION. Seller has full corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Agreements by Seller, and the consummation of the transactions contemplated hereby or thereby, have been duly adopted and approved by all necessary corporate action (including approval of the board of directors of Seller); subject to the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Seller Common Stock (the "Required Seller Vote"). Prior to Closing, the Required Seller Vote shall have been obtained. The Required Seller Vote is the only vote of the holders of any class or series of Seller capital stock necessary to approve this Agreement, the acquisition of the Business, the Closing and the other transactions contemplated hereby. This Agreement and the other Transaction Agreements to which Seller is a party have been, or will be at the Closing, as the case may be, duly executed and delivered by Seller. Upon execution and delivery in accordance herewith, this Agreement and the other Transaction Agreements to which Seller is a party are, or will be, as the case may be (assuming such agreements constitute legal, valid and binding obligations of the applicable Purchasers), the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

      4.3 NON-CONTRAVENTION/PROCEEDINGS.

            (a) Non-Contravention. Except as set forth in Section 4.3 of Seller's Disclosure Schedule, the execution, delivery and performance of this Agreement and the applicable Transaction Agreements to which Seller is party, the performance of such agreements by Seller, and the consummation of the Transaction do not and will not (with or without notice or lapse of time):

                  (i) contravene, conflict with, violate or result in any breach of or default under the certificate of incorporation, bylaws or other applicable Charter Documents of Seller;

                  (ii) require Seller to obtain any Consent from, or to make or deliver any Consent to, any Governmental Authority, including in connection with the transfer of any Governmental Approval applicable to the Seller or the Business;

                  (iii) violate, contravene, or conflict with any Legal Requirement or Order or otherwise give any Governmental Authority or other Person the right to challenge the Transaction;

                  (iv) create a Material Adverse Effect on the ability of Seller to enter into and perform its obligations under this Agreement or the Transaction Agreements to which Seller is a party;

                  (v) contravene, conflict with or result in the violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify the terms and requirements of, any Governmental Approval that is held by Seller in connection with the Business or by which Seller (in connection with the Business), the Acquired Assets or the Assumed Liabilities are bound or affected;

                  (vi) except for consents to assignment required for the Contracts which are Non-Assignable Assets as listed on Schedule 1.6(a), (A) conflict with or result in a breach or default under any Material Contract, (B) give any third Person the right to accelerate the maturity, performance, payment, repayment or other obligation under any Material Contract, (C) give any third Person the right to cancel, terminate or modify, or otherwise exercise any remedy under, or receive any payment under, any Material Contract or (D) otherwise require any Consent under any Material Contract;

                  (vii) result in or permit the creation of any Encumbrance upon the Acquired Assets, the Assumed Liabilities or the Business or violate or conflict with any other restriction of any kind or character to which Seller is subject, or by which any of its Assets may be bound or affected;

                  (viii) give any third Person the right to any payment by Seller or Purchasers, or give rise to any acceleration or change in the award, grant, vesting or determination of any bonuses, options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Seller in favor of any Person;

                  (ix) cause Seller to become subject to, or to become liable for, the payment of any Tax.

            (b) Proceedings. Seller is not engaged in, nor is a party to, any Proceeding, nor, to the Knowledge of Seller, is threatened with any Proceeding, Order or Claim, that seeks to restrain, materially modify or invalidate the Transaction.

            (c) Schedule 1.6(a) sets forth all applicable Assignment Consents.

      4.4 FINANCIAL STATEMENTS.

            (a) Financial Statements. Seller has previously delivered to Purchasers true, accurate and complete copies of (i) a consolidated, audited balance sheet of Seller, with any related notes, as at December 31, 2002, and a consolidated, audited statement of operations, stockholders' equity, income and cash flows of Seller, for the fiscal year ended December 31, 2002, together with any related notes, and (ii) a consolidated balance sheet of Seller, reviewed by Seller's outside accountants, with any related notes, as at September 30, 2003, and the consolidated statement of operations, stockholders' equity, income and cash flows of Seller, reviewed by Seller's outside accountants, for the period beginning January 1, 2003 and ending September 30, 2003, together with any related notes. Collectively the financial statements described in clauses (i) and (ii) above are the "Financial Statements." The Financial Statements, and any quarterly or year-end balance sheets, related statements of operations, stockholders' equity, income and cash flows, and any other financial information of Seller publicly disclosed by Seller between the Effective Date and the Closing Date (the "Publicly Disclosed Periodic Financial Information"), (A) are, or will be in the case of Publicly Disclosed Periodic Financial Information, true, accurate and complete in all material respects; (B) are, or will be in the case of Publicly Disclosed Periodic Financial Information, consistent with the books of account, financial records and other applicable books and records of Seller; and (C) fairly present, or will present in the case of Publicly Disclosed Periodic Financial Information, in all material respects the Assets, Liabilities, and consolidated financial condition of Seller at the dates of, and the results of the operations and the changes in stockholders' equity, cash flows and financial condition for Seller for the periods covered by, such Financial Statements in accordance with GAAP consistently applied with prior periods.

            (b) Pro Forma Financial Statements. Seller has previously delivered to Purchasers a true, accurate and complete balance sheet of the Business, the Acquired Assets and the Assumed Liabilities, reflecting the exclusion of the Excluded Assets and the Excluded Liabilities, as of December 31, 2003 (the "Pro Forma Balance Sheet"), and a statement of income, operations and cash flows of the Business, (the "Pro Forma Income Statement," and collectively with the Pro Forma Balance Sheet, the "Pro Forma Financial Statements"), certified by a duly authorized executive officer of Seller, and prepared on a basis consistent with GAAP applied consistently with prior periods. The Pro Forma Financial Statements (and in particular the amount of warranty, inventory and any other reserves set forth therein and the amount of deferred revenue set forth therein) and any Interim Pro Forma Financial Information provided to Purchasers pursuant to
Section 6.10 (i) are, or will be, as the case may be, true, accurate and complete in all material respects; (ii) are, or will be, as the case may be, consistent with the books of account, financial records and other applicable books and records of Seller; and (iii) fairly present, or will present, as the case may be, in all material respects (A) the Acquired Assets, the Assumed Liabilities and the financial condition and performance of the Business reflecting the exclusion of the Excluded Assets and the Excluded Liabilities, and (B) the results of the operations and income and the changes in the financial condition for the Business for the periods covered by such Pro Forma Financial Statements in accordance with GAAP applied consistently with prior periods. Section 4.4(b)(i) of Seller's Disclosure Schedule sets forth a true and complete list of each item of deferred revenue reflected in the Pro Forma Balance Sheet. Section 4.4(b)(ii) of Seller's Disclosure Schedule sets forth a true and complete list of each item included in the warranty reserve reflected in the Pro Forma Balance Sheet. Section 4.4(b)(iii) of Seller's Disclosure Schedule sets forth a true and complete list of each item included in the inventory reserve reflected in the Pro Forma Balance Sheet.

            (c) Other Interim Financial Information. The Other Interim Financial Information provided pursuant to Section 6.11(ii) shall be (A) true, accurate and complete in all material respects and (B) consistent with the books of account, financial records and other applicable books and records of Seller.

      4.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Pro Forma Balance Sheet, Seller has no Liabilities with respect to the Business, the Acquired Assets and the Assumed Liabilities, except Liabilities arising in the Ordinary Course of Business after the date of the Pro Forma Balance Sheet which individually or in the aggregate are not material.

      4.6 WORK-IN-PROGRESS; INVENTORY. All Software code and other work-in-progress, inventory, raw materials, samples, packaging, supplies, service parts, purchased parts, goods and the finished products and any other elements of Seller's Inventory are (a) correctly valued on the Pro Forma Balance Sheet in accordance with GAAP consistently applied with prior periods; (b) of good and merchantable quality, fit for the purpose for which they are intended, and salable and usable in the Ordinary Course of Business; (c) free of material defects and damage; (d) adequate for the operation of the Business in the Ordinary Course of Business and to satisfy obligations to customers under customer Contracts; and (e) at levels consistent with past practices of the Business.

      4.7 PERSONAL PROPERTY.

            (a) Description. As of the Effective Date, and as of the Closing Date reflecting any changes since the Effective Date made in the Ordinary Course of Business and in compliance with Section 6.1 and Section 6.2, Schedule 1.1(b)(ii) sets forth a complete and accurate list or description of all Computer Equipment and other Personal Property which Seller owns or leases with respect to the Business, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease or that is otherwise used in or necessary for the operation of the Business (collectively "Acquired Personal Property") having a current individual value of more than $1,000, or as a category or type of property, more than $2,500, specifying in the case of leased property, the name of the lessor, licensor or other grantor, the description of the property covered thereby, the basic annual rental and other amounts paid or payable with respect thereto and a summary of the other terms thereof. True, accurate and complete copies of all leases for such leased Personal Property have been delivered to Purchasers.

            (b) Condition. All Acquired Personal Property is (i) in good operating condition and repair, ordinary wear and tear excepted; (ii) suitable and adequate for continued use in the manner in which it is presently being used; (iii) reasonably adequate to meet all present requirements of the Business; and (iv) free of material defects (latent and patent).

      4.8 TITLE TO PERSONAL PROPERTY AND INVENTORY. Seller has, and, immediately after giving effect to the Transaction, Lead Purchaser will have, good and marketable title and all beneficial interest in, or, as the case may be, a valid leasehold interest in, all Acquired Personal Property and Inventory included in Non-Patent Assets.

      4.9 INTELLECTUAL PROPERTY.

            (a) Registered Intellectual Property Rights. Seller has provided Purchasers with complete and accurate copies of all Registered Intellectual Property Rights of Seller and its Affiliates. Schedules 1.1(f)(i) and 1.2 contain an accurate and complete list of all Acquired Registered Intellectual Property Rights, specifying as to each (i) the nature of such right, (ii) the ownership thereof, (iii) the Governmental Authority that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending, and (iv) any applicable registration, certificate or application number.

            (b) Unregistered Trademarks. To the Knowledge of Seller, Section 4.9(b) of Seller's Disclosure Schedule contains an accurate and complete list of all unregistered Trademarks used in or necessary to conduct the Business, including as conducted at or prior to Closing or as Proposed to be Conducted by Seller, together with a designation of the ownership thereof.

            (c) Other Material Intellectual Property Rights. Section 4.9(c) of Seller's Disclosure Schedule contains an accurate and complete list, together with a designation of ownership, of all material inventions and trade secrets that Seller has formally documented and that are owned, used, controlled, authorized for use or held by, or licensed to, Seller and not otherwise listed in Schedule 1.1(f)(i), Schedule 1.2 or Section 4.9(b) of Seller's Disclosure Schedule.

            (d) Material Software. Section 4.9(d) of Seller's Disclosure Schedule contains an accurate and complete list, together with a designation of ownership, of all Software material to the operation of the Business, including as conducted at or prior to Closing or as Proposed to be Conducted by Seller.

            (e) Out-Bound Licenses. Section 4.9(e) of Seller's Disclosure Schedule contains an accurate and complete list of all licenses, sublicenses, and other Contracts pursuant to which (i) any Person is authorized to use any Acquired Intellectual Property Right or (ii) any right of Seller in, or Seller's use of, any Acquired Intellectual Property Right is otherwise materially affected.

            (f) In-Bound Licenses. Section 4.9(f) of Seller's Disclosure Schedule contains an accurate and complete list of all licenses, sublicenses, and other Contracts pursuant to which Seller is authorized to use, or can be authorized to use (through, for example, the grant of a sublicense), any Intellectual Property Right owned by any Affiliate of Seller or by any other Person (including any rights enjoyed by Seller by reason of its relationship with one of its Affiliates) in connection with the Business.

            (g) Ownership. Seller (i) owns all right, title and interest in and to all Acquired Intellectual Property Rights designated (and that should have been designated) in Schedule 1.1(f), Schedule 1.2 and Sections 4.9(b), 4.9(c) and 4.9(d) of Seller's Disclosure Schedule as owned by Seller, and such Acquired Intellectual Property Rights were developed and created solely by employees of Seller acting within the scope of their employment or by third parties (all of which employees and third parties have validly and irrevocably assigned all of their rights, including Intellectual Property Rights, therein to Seller) and
(ii) is duly and validly licensed to use all other Acquired Intellectual Property Rights, free and clear of royalties (except as otherwise set forth in Section 4.9(i) of Seller's Disclosure Schedule), as necessary to conduct the Business, including as conducted at or prior to Closing or as Proposed to be Conducted by Seller. Upon Closing, Seller will assign and transfer to Purchasers, to the full extent of its ownership or interest in, all Acquired Intellectual Property Rights. Upon Closing, and except for the off-the-shelf third-party software license agreements set forth in Schedule 1.6(a), all Acquired Intellectual Property Rights will be owned by Purchasers or, with respect to Acquired Intellectual Property Rights that are licensed to Seller, will be immediately available for use by Purchasers on terms and conditions identical to those under which Seller presently uses such Acquired Intellectual Property Rights, without any affirmative act by Purchasers or any other person. Such ownership and right to use are (and upon Closing, will be) free and clear of, and without liability under, all liens, Encumbrances and security interests of any Person. Seller has not assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted any exclusive license of or exclusive right to use, any Acquired Intellectual Property Rights.

            (h) No Breaches. Except for any breaches and events described in
Section 4.9(h) of Seller's Disclosure Schedule, to the Knowledge of Seller, no party to any license, sublicense, or other Contract included in the Acquired Assets is (or will be upon Closing) in material breach or default, and no event has occurred (or will have occurred upon Closing) which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder.

            (i) Royalties. Except for licenses listed in Section 4.9(i) of Seller's Disclosure Schedule as royalty-bearing, there are (and will be upon Closing) no royalties, honoraria, fees, or other payments payable by Seller to any Person by reason of the ownership, use, license, sale, or disposition of any Acquired Intellectual Property Right.

            (j) Infringement. The Acquired Technology, the Trademarks included in the Acquired Intellectual Property Rights, the Products and Services of the Business and all other aspects of the Business (including as conducted at or prior to Closing or as Proposed to be Conducted by Seller), excluding unregistered Trademarks, do not and, when manufactured, sold, used, otherwise exploited, operated or conducted by Purchasers substantially in the same manner following the Closing, will not: (i) infringe or misappropriate any Intellectual Property Rights of any Person (other than Patents and Trademarks) under the laws of any jurisdiction; (ii) to the Knowledge of Seller, infringe any Patent of any Person under the laws of any jurisdiction; (iii) infringe any registered Trademark of any Person under the laws of any jurisdiction in North America;
(iv) to the Knowledge of Seller, infringe any unregistered Trademark of any Person under the laws of any jurisdiction in North America, (v) to the Knowledge of Seller, defame any Person under the laws of any jurisdiction; or (vi) to the Knowledge of Seller, constitute unfair competition or trade practices under the laws of any jurisdiction in North America. To the Knowledge of Seller, the unregistered Trademarks included in the Acquired Intellectual Property Rights do not and, when used or otherwise exploited by Purchasers substantially in the same manner following the Closing, will not, (x) infringe any Trademark of any Person under the laws of any jurisdiction in North America or (y) constitute unfair competition or trade practices under the laws of any jurisdiction in North America. To its Knowledge Seller has not received any notice, claim or other communication (in writing or otherwise) from any Person: (A) asserting any ownership interest in any material Acquired Intellectual Property Right; (B) of any actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure of any Intellectual Property Right, defamation of any Person, or violation of any other right of any Person (including any right to privacy or publicity) by Seller or relating to the Acquired Technology, Seller's Products and Services related to the Business, or any other aspect of the Business, including as conducted at or prior to Closing or as Proposed to be Conducted by Seller; or (C) suggesting or inviting Seller to take a license or otherwise obtain the right to use any Intellectual Property Right in connection with the Business, including as conducted at or prior to Closing or as Proposed to be Conducted by Seller. To the Knowledge of Seller, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any Acquired Intellectual Property Rights owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by Seller.

            (k) Proceedings. Except as set forth on Section 4.9(k) of Seller's Disclosure Schedule, there are no current or, to the Knowledge of Seller (including the knowledge of Seller's outside intellectual property counsel), threatened Proceedings (including but not limited to any interference, reexamination, cancellation, or opposition proceedings) arising out of a right or claimed right of any person before any Governmental Authority (including before the United States Patent and Trademark Office (the "PTO")) anywhere in the world related to any Acquired Intellectual Property Right owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by Seller (including any Acquired Registered Intellectual Property Rights).

            (l) Indemnity Obligations. Section 4.9(l) of Seller's Disclosure Schedule contains a complete list of all agreements currently in force under which Seller has agreed to, or assigned any obligation or duty to, indemnify, hold harmless, defend, guarantee or otherwise assume any obligation or liability with respect to the infringement or misappropriation of any Acquired Intellectual Property Right.

            (m) Orders. Except as set forth on Section 4.9(m) of Seller's Disclosure Schedule, no (i) Acquired Intellectual Property Right owned, exclusively licensed to, held by or for the benefit of, or otherwise controlled by Seller or (ii) Product and Service of Seller, is subject to any outstanding decree, Order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or that may affect its validity, use or enforceability.

            (n) Prosecution. To the Knowledge of Seller (including the knowledge of Seller's outside intellectual property counsel), all Acquired Registered Intellectual Property Rights are valid, are in full force and were prosecuted in good faith. Seller has not misrepresented, and to the Knowledge of Seller (including the knowledge of Seller's outside intellectual property counsel) there has been no failure to disclose, any fact or circumstance in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property Right or application therefor. All necessary registration, maintenance and renewal fees in connection with Acquired Registered Intellectual Property Rights have been paid to, and all necessary documents and certificates in connection with all Acquired Registered Intellectual Property Rights have been filed with, the relevant patent, copyright, trademark or other authorities or registrars in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Acquired Registered Intellectual Property Rights. There are no actions that must be taken by Seller within one hundred twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Seller Registered Intellectual Property Right. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded in a timely manner each assignment of a Seller Registered Intellectual Property Right assigned to Seller with the relevant Governmental Authority, including the PTO, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

            (o) Enforceability. Except for what may be of record in patent offices with respect to the specific Patent in question, Seller has no Knowledge of any facts, circumstances or information that (i) would render any Acquired Intellectual Property Right invalid or unenforceable, (ii) would materially adversely affect any pending application for any Seller Registered Intellectual Property Right, or (iii) would materially adversely affect or impede the ability of Seller to use any Acquired Intellectual Property Right in the conduct of the Business, including as conducted at or prior to Closing or as Proposed to be Conducted by Seller.

            (p) Protection. Seller has taken commercially reasonable measures and precautions necessary to safeguard, maintain and protect the confidentiality of, and its proprietary rights in, all Acquired Intellectual Property Rights. Without limiting the generality of the foregoing, (i) any disclosures to third parties of Confidential Information have been pursuant to executed written confidentiality agreements at least as protective as to disclosure and use as those included in the forms set forth in Section 4.9(p)(i) of Seller's Disclosure Schedule, and (ii) all current employees, consultants and contractors of Seller (and all former employees, consultants and contractors of Seller that have contributed to the development of any Product, Service, Technology, or Acquired Intellectual Property Right) have executed appropriate confidentiality and assignment agreements, in one or more forms at least as protective with respect to the disclosure and use of Confidential Information, and with respect to the assignment and protection of Intellectual Property Rights, as those included in the forms set forth in Section 4.9(p)(ii) of Seller's Disclosure Schedule. To the Knowledge of Seller, copies of all executed versions of such agreements have been provided to Purchasers.

            (q) Transaction. Except as set forth and described in Section 4.9(q) of Seller's Disclosure Schedule, the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not: (i) materially breach, violate, or conflict with any agreement governing any Acquired Intellectual Property Right; (ii) cause any loss of, material diminishment in the value of, or forfeiture or termination of (or give rise to a right of forfeiture or termination of), any Acquired Intellectual Property Right; (iii) in any way impair the right to use, or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of, any Acquired Intellectual Property Right; (iv) cause or require either Purchaser to grant any Person any right or license in, to or under any Intellectual Property; (v) cause or require either Purchaser to be bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Business; or (vi) cause or require either Purchaser to pay any royalties or other amounts to any Person.

            (r) Acquired Technology Systems. The Acquired Technology systems are adequate and, upon the Closing, will be adequate and available (under identical conditions and without payment by Purchasers) for the operation of the Business, including as conducted at or prior to Closing or as Proposed to be Conducted by Seller. Except as set forth in Section 4.9(r) of Seller's Disclosure Schedule, any Acquired Technology system currently under development by or for Seller relating to the Business as presently conducted and as Proposed to be Conducted by Seller will not require any additional material development effort or expenditure following the

Closing for the completion of such Acquired Technology system. There has not been any material malfunction with respect to any of the Acquired Technology systems that has not been remedied in all material respects.

            (s) Open Source Issues. Except as set forth on Section 4.9(s) of Seller's Disclosure Schedule, the Acquired Technology and Seller's Products and Services related to the Business do not contain any software covered by a GNU license or other "open source" license, or any software that would impose limitations on the exercise of, or otherwise compromise or interfere in any way with, the Intellectual Property Rights in the materials that may come in contact or be used with such software.

            (t) Effectiveness; Encumbrances. Except as set forth in Section 4.9(t) of Seller's Disclosure Schedule, each Acquired Intellectual Property Right owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by, Seller (i) to Seller's Knowledge (including the knowledge of Seller's outside intellectual property counsel) is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Encumbrances, except for non-exclusive licenses granted to end-user customers in the Ordinary Course of Business.

            (u) Sufficiency. (A) The Intellectual Property Rights acquired by Purchasers under Section 1.1 and Section 1.2 (together with the Trademark license granted under the Retained Trademark License Agreement) constitute all the Intellectual Property Rights used in or necessary to the conduct of the Business, including as conducted at or prior to Closing or as Proposed to be Conducted by Seller. As of the Closing, Seller and its Affiliates do not own or control any Intellectual Property Rights (other than trademarks and domain names subject to the Retained Trademark License Agreement) related to the Business, including as conducted at or prior to Closing or as Proposed to be Conducted by Seller. (B) There is no wireless technology utilized by, incorporated in or otherwise embodied in any PVTV Product and Service, CameraMan Product and Service or similar Product and Service of Seller, nor in any other Product and Service being designed, developed, marketed, sold, serviced or supported by the Video Division, other than the super heterodyne and infrared wireless technologies currently incorporated into the CameraMan Products and Services and PVTV Products and Services. Without limitation of the foregoing, no aspect of direct conversion technology is utilized by, incorporated in or otherwise embodied in any PVTV Product and Service, CameraMan Product and Service or similar Product and Service of Seller, nor in any other Product and Service being designed, developed, marketed, sold, serviced or supported by the Video Division.

            (v) Transferability. Except as set forth in Section 4.9(v) of Seller's Disclosure Schedule, at Closing all Acquired Intellectual Property Rights will be fully transferable, alienable and licensable by Purchasers without restriction and without payment of any kind to any third party.

            (w) Use Defined. For purposes of this Section 4.9, "use" includes, without limitation, use (including in commerce), make, have made, reproduce, display or perform (publicly or otherwise), prepare derivative works based on, offer for sale, sell, distribute, transmit, import, disclose, license, sublicense, dispose of, and otherwise exploit in any media now known or hereafter discovered.

      4.10 EMPLOYEES AND CONSULTANTS.

            (a) Employees and Contractors. None of the Transferred Employees has been granted the right to continued employment by Seller or to any material compensation following termination of employment with Seller, subject to Section 4.10(a)(i) of Seller's Disclosure Schedule. Seller has no Knowledge that any Transferred Employee intends to terminate his or her employment or other engagement with Seller. Seller does not have a present intention to terminate the employment or engagement of any employee of Seller (other than the Transferred Employees in accordance herewith) in connection with the Transaction or otherwise. Section 4.10(a)(i) of Seller's Disclosure Schedule lists (i) any employment, consulting, or similar agreement, and any written individual benefit arrangement with respect to each Transferred Employee, (ii) all other material employee benefit, bonus or other incentive compensation, severance pay, layoff or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount or fringe benefit plans or written arrangements with respect to each Transferred Employee and (iii) any joint-employment or similar agreement with third parties with respect to each Transferred Employee. Except as set forth on Section 4.10(a)(ii) of Seller's Disclosure Schedule, the Transferred Employees constitute the only employees engaged in the Business currently or in the year prior to Closing. Any joint employment or similar arrangement or Contract between Seller and any third party with respect to the Transferred Employees will not interfere or conflict with (A) Seller's ability to satisfy its obligations with respect to the Transferred Employees as set forth in
Article 8 or (B) to Seller's Knowledge, the employment by Lead Purchaser of the Transferred Employees to whom Lead Purchaser extends offers of employment in accordance with Article 8. Subject to Lead Purchaser's obligations to Seller in Article 8, Lead Purchaser shall have no Liability with respect to any such joint-employment relationship for the Transferred Employees.

            (b) Compensation. Section 4.10(a)(i) of Seller's Disclosure Schedule sets forth an accurate, correct and complete list of all (i) Transferred Employees, including each employee's name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise) and (ii) individuals who are currently performing services for Seller related to the Business and who are classified as "consultants" or "independent contractors." Section 4.9(w)(a)(i) of Seller's Disclosure Schedule sets forth all (A) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (including as a result of the Transaction), any present or former Transferred Employee since January 1, 2003; (B) increases in any Transferred Employee's wage or salary since December 31, 2003; and (C) increases or changes in any other benefits or insurance provided to any Transferred Employees since January 1, 2003. No Transferred Employee is eligible for payments that would constitute "parachute payments" under Section 280G of the Code. Section 4.9(w)(a)(ii) of Seller's Disclosure Schedule sets forth all outstanding amounts (for each individual and with aggregate summaries) owed or promised to Transferred Employees pursuant to any mandatory or discretionary bonus arrangement, severance payments, termination pay and other compensation of any kind paid to, accrued with respect to, or that would be payable to any Transferred Employee.

            (c) Compliance with Legal Requirements. Except as set forth in
Section 4.9(w)(b) of Seller's Disclosure Schedule, there are no outstanding class action claims arising out of any law relating to discrimination against Transferred Employees or any other employment practices related to such Employees, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, and any other state or federal discrimination, wage and hour or labor laws. There are no charges, investigations (of which Seller has been notified or otherwise has Knowledge), administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending, or to Seller's Knowledge threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against Seller pertaining to the Transferred Employees. Seller has complied in all material respects with all Legal Requirements related to the employment of the Transferred Employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers' compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes. Seller has no Liability under any Legal Requirements related to such employment and attributable to an event occurring or a state of facts existing prior to the date hereof.

            (d) WARN Act. As of the date hereof, Seller is in full compliance with the Worker Readjustment and Notification Act (the "WARN Act") (29 USC ss.2101) and any similar state Legal Requirements with respect to the Transferred Employees, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any "plant closing" or "mass layoff" to "affected employees," "representatives" and any state dislocated worker unit and local government officials. As of the date hereof, no reduction in the notification period under the WARN Act or such state Legal Requirement is being relied upon or intended to be relied upon by Seller.
Section 4.10(d) of Seller's Disclosure Schedule sets forth an accurate, correct and complete list of all employees terminated (except with cause, by voluntary departure or by normal retirement), laid off or subjected to a reduction of more than fifty percent (50%) in hours or work during the two (2) full calendar months and the partial month preceding the date hereof. Seller does not intend to terminate any employees, other than the Transferred Employees who accept offers of employment with Lead Purchaser, in connection with this Transaction.

            (e) Unions. Except as set forth in Section 4.10(e) of Seller's Disclosure Schedule, and, in each case with respect to the Transferred Employees, (i) to the Knowledge of Seller, no union organizational campaign is in progress with respect to the Transferred Employees, and no question concerning representation exists or has existed within the past two (2) years respecting the Transferred Employees; (ii) Seller has no Knowledge of, and has not received written notice during the past year of, the intent of any Governmental Authority responsible for the enforcement of labor or employment Legal Requirements to conduct an investigation of Seller with respect to

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

the Transferred Employees and, to the Knowledge of Seller, no such investigation is in progress; (iii) Seller is not a party to or bound by any Contract or collective bargaining agreement with any labor union, trade union or similar organization; (iv) there is no unfair labor practice charge or complaint or any other matter against or involving Seller pending or to Seller's Knowledge threatened before the National Labor Relations Board or any court or other governmental agency pertaining to Seller; and (v) there is no pending or to Seller's Knowledge threatened, nor has there been for the past five (5) years any, labor strike, dispute, walkout, work stoppage, slowdown or lockout involving Seller, nor is Seller engaged in any unfair labor practice or other violation within the meaning of the National Labor Relations Act with respect to its employees. Seller has provided to Purchasers true and complete copies of any labor and collective bargaining agreements with respect to the Transferred Employees to which Seller is a party or to which Seller is otherwise bound.

      4.11 SELLER'S BENEFIT PLANS.

            (a) Employee Benefit Plans. Section 4.11(a) of Seller's Disclosure Schedule lists, in each case only to the extent applicable to the Transferred Employees, (i) all Employee Benefit Plans, (ii) each stock option, stock purchase, or deferred compensation plan, employee share scheme, employee share option scheme or arrangement, (iii) each employment agreement, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director, and (iv) any other employee benefit, profit-related pay scheme, bonus or other incentive compensation, severance pay, layoff or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices (whether or not subject to ERISA) that are currently maintained, or otherwise contributed to, by Seller or any ERISA Affiliate (collectively, the "Seller's Employee Plans"). For the avoidance of doubt, the term "Seller's Employee Plans" shall include any Employee Benefit Plans sponsored or maintained by a professional employer organization, employee leasing company, or similar entity (each a "PEO") on behalf of Seller and covering any of the Transferred Employees.

            (b) Compliance. To Seller's Knowledge, except as set forth in
Section 4.11(b) of Seller's Disclosure Schedule, each Seller's Employee Plan that is an Employee Benefit Plan complies in all material respects by its terms and in operation with any and all Legal Requirements currently in effect and applicable to the Seller's Employee Plan, including but not limited to ERISA and the Code.

            (c) Multiemployer Plans/Defined Benefit Plans. None of the Seller's Employee Plans is a Multiemployer Plan, and neither Seller nor any PEO acting on behalf of Seller nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan. None of the Seller's Employee Plans is a Pension Plan, and neither Seller nor any PEO acting on behalf of Seller nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a Pension Plan.

            (d) Post-Retirement Benefits. With respect to the Transferred Employees, neither Seller nor any PEO acting on behalf of Seller maintains or contributes to any plan that provides health or other welfare benefits to an employee after the employee's termination of employment or retirement, except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA or other applicable Legal Requirements.

            (e) Foreign Plans. Neither Seller nor any PEO acting on behalf of Seller maintains any Seller's Employee Plan outside the United States.

            (f) Independent Contractors. Seller has at all times (i) properly classified its workers as employees and independent contractors under the applicable IRS regulations; (ii) properly withheld and paid over to the IRS all applicable employment taxes and other required payments; and (iii) provided benefits under each Seller's Employee Plan to all eligible persons in accordance with the provisions of such plan.

      4.12 ENVIRONMENTAL MATTERS. Seller does not have any Environmental Liabilities related to the Business, the Acquired Assets or the Assumed Liabilities, and Purchasers shall have no Environmental Liability related to Seller's operation of the Business prior to Closing.

      4.13 TAXES. Except as disclosed in Section 4.13 of Seller's Disclosure
Schedule:

            (a) Returns. Seller has timely filed all Tax Returns required to be filed that relate to the Business, the Patent Assets or the Non-Patent Assets, and all such Tax Returns are true, complete and accurate in all material respects. Seller has timely paid all Taxes due relating to the Business, the Patent Assets and the Non-Patent Assets, whether or not shown on such Tax Returns.

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

            (b) Audits and Claims. No claims, actions, audits or other proceedings with any Taxing Authority are presently pending or, to the Knowledge of Seller, threatened in respect of any Taxes of Seller relating to the Business, the Patent Assets or the Non-Patent Assets. There are no outstanding waivers extending the statutory period of limitation relating to such Taxes.

            (c) Tax Agreements. Seller is not a party to or bound by any tax indemnity agreement, tax-sharing agreement or similar contract. Seller is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or "disregarded entity" for United States federal income tax purposes.

            (d) Ownership of Assets. There are no Encumbrances for Taxes (other than Encumbrances for Taxes not yet due and payable) on the Patent Assets or the Non-Patent Assets. None of the Patent Assets or the Non-Patent Assets are required to be treated for Tax purposes as owned by any Person, other than Seller.

            (e) Employment Matters. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, partner, or other third party, that relate to the Business, the Patent Assets or the Non-Patent Assets, and all Forms W-2 and 1099 required with respect thereto have been properly completed by Seller and timely filed by Seller.

            (f) Tax Status. Seller is a "United States person" within the meaning of Section 7701(a)(30) of the Code.

      4.14 SUFFICIENCY OF AND TITLE TO ASSETS; CONDUCT OF BUSINESS.

            (a) Sufficiency. Except for (A) the trademark license provided pursuant to the Retained Trademark License, (B) the reseller agreements, insurance policies and other Contracts set forth on Section 4.15(c) of Seller's Disclosure Schedule, (C) those Contracts subject to consent requirements in connection with the transfer of such Contracts pursuant to this Transaction as set forth on Schedule 1.6(a) and for which such consent has not been obtained, and (D) the Software listed on Schedule 1.3(j), the Acquired Assets include all Assets used in or necessary for the conduct of the Business as currently conducted and as conducted in the previous year.

            (b) Title. Seller has good and marketable title to, and all beneficial interest in, or, as the case may be, a valid lease or license interest in, all of the Acquired Assets, free and clear of all Encumbrances, and immediately after the Closing, the applicable Purchaser shall have good and marketable title to, and all beneficial interest in, or, as the case may be, a valid leasehold interest in, the applicable Acquired Assets, free and clear of all Encumbrances.

            (c) Conduct of Business. Seller is the only Person conducting the Business, and none of the Business is conducted by any Affiliate of Seller.

            (d) Business Transfer. Through the purchase and sale of the Acquired Assets as set forth herein, Purchasers shall acquire at the Closing all legal and beneficial ownership of the Business free and clear of any Encumbrances.

      4.15 MATERIAL CONTRACTS.

            (a) Except for the Contracts included in Section 4.15(c) of Seller's Disclosure Schedule and which are thus Excluded Assets, and except for Contracts that have prior to the Effective Date expired or been terminated in accordance with their terms, in each case with no continuing Liabilities on the part of Seller, Section 4.15(a) of Seller's Disclosure Schedule (or, if another section of Seller's Disclosure Schedule is referenced below, such other section) lists each Contract, as of the Effective Date, and as of the Closing Date reflecting any changes since the Effective Date made in the Ordinary Course of Business and in compliance with Section 6.1 and Section 6.2, (i) to which Seller is a party in connection with the Business, (ii) which any other Person has entered into on behalf of or for the benefit of Seller in connection with the Business, (iii) pursuant to which the Business otherwise benefits or (iv) pursuant to which the Acquired Assets or the Assumed Liabilities are otherwise bound or affected, and in each case that falls within one of the following categories (collectively, the "Material Contracts"):

                  (A) Personal Property leases and conditional sales and title retention agreements for Personal Property, in each case involving payments of more than $1,000 individually or $2,500 in the aggregate for related leases;

                  (B) Real Property leases and subleases and any other Contract affecting any right, title or interest in or to Real Property;

                  (C) any Customer Contract, including (1) any Contract obligating Seller to sell, deliver, license or otherwise provide any product or service at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service and (2) any requirement or output Contract;

                  (D) any in-bound licenses and related Contracts scheduled, or which should be scheduled, on Section 4.9(f) of Seller's Disclosure Schedule;

                  (E) any out-bound licenses and related Contracts scheduled, or which should be scheduled, on Section 4.9(e) of Seller's Disclosure Schedule;

                  (F) any Contract relating to any sales, agency, distribution, marketing, service/product tie-in, barter and in-kind agreement (except for the Reseller agreements of Seller related to the Business, which shall be Excluded Assets);

                  (G) any Contract for the manufacture, service or maintenance of any Products and Services or equipment or other Personal Property of Seller related to the Business involving payments of more than $1,000;

                  (H) any other Contract for capital expenditures or for the purchase of goods or services in excess of $1,000 for individual items or more than $2,500 for a category or type of goods or services;

                  (I) any mortgage or other Contract involving financing or borrowing of money, or evidencing indebtedness, any liability for borrowed money or any obligation for the deferred purchase price of property (excluding normal trade payables);

                  (J) any Contract to indemnify any Person, to share in or contribute to the liability of any Person or to guarantee any Liability of any Person;

                  (K) any joint venture, partnership, cooperative arrangement or similar Contract and any other Contract involving a sharing of profits;

                  (L) any Contract related to the acquisition of a business or the equity of any other Person;

                  (M) any Contract with respect to the Business for the purchase or sale of any assets or for the option or preferential rights to purchase or sell any assets, in any case other than in the Ordinary Course of Business of the Seller with respect to the Business;

                  (N) any Contract with or with respect to any consultant or employee of the Business, including with respect to bonus, stock options or other incentive equity, termination payments or other compensation, and further including any Contract with any labor union;

                  (O) any Contract with any Governmental Authority;

                  (P) any insurance policy or other Contract pertaining to insurance with respect to the Business (it being understood that such policies and Contracts will be Excluded Assets);

                  (Q) any Contract containing covenants not to compete applicable to the Business, as currently conducted or as Proposed to be Conducted by Seller, with any Person in any geographical area;

                  (R) any power of attorney, proxy or similar instrument related to the Business;

                  (S) any Contract for the purchase or sale of foreign currency or otherwise involving foreign exchange transactions;

                  (T) any Contract containing a "most-favored nation" or other provision requiring adjustment of cost, pricing, priority or other terms or conditions of the Contract, or performance obligations under such Contract;

                  (U) any Contract requiring Seller to "pass through" or otherwise provide any party to such Contract the full or partial benefit of reduced royalty rates, production or other costs applicable to the Business;

                  (V) any "offload" Contract or other Contract involving the production of products by or for the Business;

                  (W) any Contract between Seller and an Affiliate with respect to the Business;

                  (X) any proprietary information, non-disclosure, invention assignment or similar Contract between Seller and any Transferred Employee, any former employee of Seller whose service to Seller was primarily related to the Business, or any current or former consultant whose service to Seller is or was primarily related to the Business (it being understood that Seller shall only be required to schedule agreements with former consultants and employees to the extent Seller has Knowledge that it has retained such agreements in its records);

                  (Y) any confidentiality, non-disclosure or similar Contract between Seller and any third party that primarily pertains to the Business (it being understood that Seller shall only be required to schedule agreements with respect to past relationships and proposed relationships to the extent Seller has Knowledge that it has retained such agreements in its records); and

                  (Z) Any other Contract which provides for payment or performance by any party thereto having an aggregate value of $2,500 or more, including future payments, performance of services or delivery of goods or materials to or by Seller of an aggregate amount or value in excess of $2,500 on an annual basis, (2) any other Contract that is otherwise material to the Business, (3) any other Contract outside the ordinary course of business of Seller and (4) any Contract the terms of which are not arm's-length.

            (b) Proposed Contracts. As of the Effective Date, and as of the Closing Date reflecting any changes since the Effective Date made in the Ordinary Course of Business and in compliance with Section 6.1 and Section 6.2,
Section 4.15(b) of Seller's Disclosure Schedule sets forth any proposed Contract under negotiation or discussion that would fall under any of the categories in subsection (a) above if it is executed or otherwise becomes legally binding at any time in the future.

            (c) Excluded Contracts. Section 4.15(c) of Seller's Disclosure Schedule sets forth any Contract included in the Excluded Assets that relates to the Business. Except for the Contracts set forth on Section 4.15(c) of Seller's Disclosure Schedule, the Material Contracts constitute all of the material contracts used in or necessary for the conduct of the Business as currently conducted or as conducted in the previous year. Seller has provided Purchasers with true and complete copies of all of the reseller and similar agreements of the Business, and all amendments, modifications and supplements thereto.

            (d) Disclosures. Seller has provided to Purchasers true, accurate and complete copies of all of the Material Contracts, and there are no oral or written amendments, modifications, side-letters, supplements or other arrangements or agreements in existence with respect to the Material Contracts which have not been provided to Purchasers or their counsel.

            (e) Valid and Binding Obligation. Each Material Contract is in full force and effect and is valid and legally binding on Seller and, to Seller's Knowledge, the other parties thereto, and each Material Contract is enforceable in accordance with its terms with respect to Seller and, to the Knowledge of Seller, with respect to each other party to such Material Contract. Seller has no Knowledge of any pending or threatened bankruptcy, insolvency or similar Proceeding with respect to any party to any Material Contract.

            (f) Audits. To the Knowledge of Seller, no audit or similar review or investigation has been or is being conducted by any party to a Material Contract. Seller has no Knowledge of, and has not received any written notice or written request with respect to, any such audit, review or investigation, and Seller has no Knowledge of any facts that are reasonably likely to lead to the commencement of any such audit, review or investigation.

            (g) Default. Seller is not in material violation or material breach of or material default under any Material Contract. To the Knowledge of Seller, no third party to any Material Contract is in material violation or breach of or material default under any Material Contract. No action by Seller has been taken, or to Seller's Knowledge, no action has been taken by another Person, which would, with or without notice or lapse of time, (i) result in a violation or breach of any of the provisions of any Material Contract other than immaterial violations or breaches, (ii) give any Person the right to declare a default under or exercise any remedy under any Material Contract,
(iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract or assert a counterclaim, defense or offsetting claim under a Material Contract. Seller has no Knowledge of, and has received no written notice of, any of the foregoing, and Seller has no Knowledge of facts that are reasonably likely to result in any of the foregoing.

            (h) Other Matters. No Person (i) is materially renegotiating, or
(ii) has requested a renegotiation of, any material amount paid or payable to Seller under any Material Contract or any other term or provision of any Material Contract. Seller has not waived any of its material rights under any Material Contract. Performance of the Material Contracts by Seller as of the Closing Date will not result in any violation of or failure to comply with any Legal Requirement. Except for the software escrow agreement set forth on Section 4.15(h) of Seller's Disclosure Schedule, Seller has not, with respect to the Business, guaranteed or otherwise agreed to insure or become liable for in any way any Contract or Liability of another Person, or pledged any of Seller's Assets to secure the performance or payment of any Material Contract. Neither Seller nor any of its Affiliates or officers, nor, to the Knowledge of Seller, any employee or agent of Seller or any other Person acting on Seller's behalf, has directly or indirectly within the last five (5) years provided, or agreed to provide, any tangible or intangible benefit to any customer, supplier, Governmental Authority, employee or other Person that would result in any violation of any Legal Requirement.

      4.16 GOVERNMENTAL APPROVALS. As of the Effective Date, and as of the Closing Date reflecting any changes since the Effective Date made in the Ordinary Course of Business and in compliance with Section 6.1 and Section 6.2,
Section 4.16 of Seller's Disclosure Schedule contains a true, accurate and complete list and summary description of each Governmental Approval held by Seller that relates to the Business or that is otherwise material to the operation of the Business. Seller has delivered to Purchasers a true, accurate and complete copy of each such Governmental Approval and provided Purchasers with true, accurate and complete copies of all material correspondence with Government Authorities pertaining to such Governmental Approvals (excluding any Governmental Approval pertaining to Seller's general corporate existence or status). Seller currently holds, and has at all times held, all Governmental Approvals necessary or appropriate in connection with the operation of the Business. Seller is in compliance with the terms of Governmental Approvals relating to the Business, no violations exist with respect to Governmental Approvals relating to the Business, and no fines or penalties are owed by Seller with respect to Governmental Approvals relating to the Business. All such Governmental Approvals are in full force and effect. Seller has received no written notice of any, and there is no pending, or to Seller's Knowledge threatened, Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval. To the Knowledge of Seller, (i) no event or circumstance exists that would cause Seller to be deemed to be out of compliance with, or would cause the suspension, termination, revocation, cancellation, limitation or impairment of, any such Governmental Approval and (ii) Seller has not received any notice of any of the foregoing. Notwithstanding Section 4.20, all Products and Services related to the Business either (i) are authorized under the Governmental Approvals specified in Section 4.16 of Seller's Disclosure Schedule, or (ii) are not required to be authorized under any Governmental Approval or (iii) consist of individual components that have been manufactured pursuant to all necessary Governmental Approvals and that do not require any additional Governmental Approval. Notwithstanding Section 4.20, all Products and Services of the Business have been (i) sold only in the United States and any other countries not requiring Governmental Approvals other than those specified in Section 4.16 of Seller's Disclosure Schedule and (ii) manufactured and sold in compliance with all applicable technical, product-labeling, record-keeping, or other Governmental Approvals. Notwithstanding Section 4.20, Seller has not modified any of the Products authorized under the Governmental Approvals specified in
Section 4.16 of Seller's Disclosure Schedule, except as permitted under those Governmental Approvals or pursuant to applicable FCC rules or other Legal Requirements. The representations and warranties in this Section 4.16 are qualified, as applicable, by the FCC certification item set forth on Section
4.17 of Seller's Disclosure Schedule.

      4.17 COMPLIANCE WITH LAWS. Seller has provided Purchasers with true, accurate and complete copies of all material correspondence with Government Authorities pertaining to Seller's compliance or non-compliance with Legal Requirements with respect to the Business. Notwithstanding anything to the contrary herein, except as set forth in Section 4.17 of Seller's Disclosure Schedule, Seller at all times has been in compliance with, and has made all required filings and given all required notifications with respect to, all such Legal Requirements, including all technical, product labeling, record-keeping, and other regulatory requirements established by the FCC or other Governmental Authorities with respect to the Products and Services of the Business. To the Knowledge of Seller, and except as set forth on Schedule 4.17 of Sellers Disclosure Schedule, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Legal Requirement. Except as set forth on Schedule 4.17 of Sellers Disclosure Schedule, Seller has not received any written notice from any Person regarding, and has no Knowledge of, any actual, alleged or potential violation by Seller of any such Legal Requirement. To the Knowledge of Seller, no Governmental Authority has proposed or is considering any Legal Requirement that may materially affect the Acquired Assets, the Assumed Liabilities or the Business. No fines or penalties are owed by Seller in respect of any Legal Requirement applicable to the Business or any violation thereof.

      4.18 LITIGATION - PROCEEDINGS AND ORDERS.

            (a) Proceedings. Section 4.18 of Seller's Disclosure Schedule contains a true, accurate and complete list and summary description of each Proceeding related to the Business that Seller is engaged in, or is a party to, whether as a plaintiff or defendant, or, to the Knowledge of Seller, threatened with, and Seller does not have any Knowledge of any threatened Claim, dispute or other facts or circumstances that are reasonably likely to lead to the initiation of any Proceeding with respect to Seller related to the Business. Seller has provided to Purchasers true, accurate and complete copies of all material filings and correspondence related to any Proceeding described above.

            (b) Orders. Seller has no Knowledge of any Orders (including arbitration settlements or findings by or with any Governmental Authority) (other than through general application) applicable to Seller and related to the Business. Seller is not in default of any Order related to the Business, and there is no reasonable basis in the Knowledge of Seller for any such action that may result in any such default.

      4.19 INSURANCE.

            (a) Policies. Section 4.19 of Seller's Disclosure Schedule contains a true, accurate and complete list and summary description of currently effective insurance policies or binders of insurance or programs of self-insurance of Seller that relate to the Business (the "Insurance Policies"). The coverage under each such Insurance Policy is in full force and effect, and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, or material increase of premium for, any such Insurance Policy has been received by Seller. Seller has no Knowledge of any facts or the occurrence of any event which (i) reasonably might form the basis of any claim against Seller relating to the conduct or operations of the Business or the Acquired Assets, including as covered by any of the Insurance Policies, or (ii) would be reasonably likely to materially increase the insurance premiums payable under any Insurance Policy. The Insurance Policies are not self-insurance programs, and, to Seller's Knowledge, are with financially sound and reputable insurance companies.

            (b) Notices. Except as disclosed in Section 4.19(b) of Seller's Disclosure Schedule, Seller has not received in the preceding twelve (12) months:

                  (i) except in respect of director and officer insurance, any notice or other communication regarding the actual or possible cancellation or invalidation of any of the Insurance Policies or regarding any actual or possible material adjustment in the amount of the premiums payable with respect to any of said policies relating to the Business;

                  (ii) any notice or other communication regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any material claim under, any of the Insurance Policies relating to the Business; or

                  (iii) any indication that the issuer of any of the Insurance Policies may be unwilling or unable to perform any of its obligations thereunder.

            (c) Continuity of Coverage. During the past five (5) years, there has been no period during which Seller has not maintained insurance coverage relating to the Business of the nature and scope of and in dollar amounts equivalent to the current Insurance Policies.

      4.20 PRODUCTS AND SERVICES; WARRANTIES; LIABILITY.

            (a) Conformity with Warranties. All Products and Services related to the Business have been in conformity with all applicable contractual commitments and all other express or implied warranties. No Liability of Seller exists for repair, replacement, damage or otherwise in connection with Seller's Products and Services related to the Business.

            (b) Warranties. Section 4.20(b)(i) of Seller's Disclosure Schedule sets forth an accurate, correct and complete statement of all written warranties, warranty policies, and service and maintenance Contracts of the Seller related to the Business. Except as set forth in Section 4.20(b)(ii) of Seller's Disclosure Schedule, no Products and Services related to the Business heretofore developed, processed, distributed, sold or delivered by the Seller are subject to any guarantee, warranty, claim for product liability, or patent or other indemnity. All of Seller's Products and Services related to the Business and all warranties related thereto are in material conformity with any labeling and other requirements of applicable Legal Requirements. A list of Seller's Products and Services related to the Business warranty claims' history (stating aggregate annual totals) for the last five (5) years is set forth in
Section 4.20(b)(iii) of Seller's Disclosure Schedule.

            (c) No Liabilities. Seller is not subject to any Liability arising from any injury to Person or property or as a result of ownership, possession, distribution or use of any of Seller's Products and Services related to the Business. There have been no recalls of any of Seller's Products and Services related to the Business, and none are pending or, to the Knowledge of Seller, threatened, and no report has been filed or is required to have been filed with respect to any of the Seller's Products and Services related to the Business under applicable Legal Requirements. To the Knowledge of Seller, no facts or circumstances exist involving any aspect of any of the Seller's Products and Services related to the Business that would cause any obligation to report to any Governmental Authority. There are no pending claims, and within the last five (5) years there have not been any material claims, related to product or other Liability against or involving any of Seller's Products and Services related to the Business.

            (d) Defects; Recalls; Returns. To Seller's Knowledge, there are no Governmental Approvals stating or implying that any of Seller's Products and Services related to the Business (i) are defective or unsafe or (ii) fail to meet any standards promulgated by any Governmental Authority. There is no (A) to the Knowledge of Seller, fact or circumstance related to any of Seller's Products and Services related to the Business that would impose upon Seller a duty to recall any such Products and Services or (B) Liability for returns or other product liability claims with respect to any such Products and Services, except as set forth in the customer and other Contracts scheduled in Section 4.15(a) of Sellers Disclosure Schedule to the extent consistent with any applicable form agreements provided by Seller to Purchasers.

      4.21 SUBSEQUENT OPERATIONS OF BUSINESS. Since January 1, 2004:

            (a) Seller has conducted the Business in the Ordinary Course of Business, and Except as set forth in Section 4.21 of Seller's Disclosure Schedule, there has not been any occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of the Business;

            (b) Except as set forth in Section 4.21 of Seller's Disclosure Schedule, there has not been any material adverse change, or circumstances or developments likely to result in a material adverse change, in the business, financial condition, operations or results of operations of the Business;

            (c) There has not been any material damage, destruction or other casualty loss with respect to any Acquired Assets of the Business;

            (d) Seller has not violated any Legal Requirement applicable to Seller that has had or is reasonably likely to have a Material Adverse Effect;

            (e) Seller has not entered into any Contract, negotiations or discussions regarding any sale of the Business or of the Acquired Assets (other than sales in the Ordinary Course of Business), nor has Seller entered into any Contract, negotiations or discussions with respect to any acquisition by Seller of any Person or Assets that would materially affect or relate to the Business;

            (f) There has not been, with respect to the Business and except as required by any change in GAAP, any change by Seller in its accounting principles, practices or methods, its material Tax practices or principles or in the practices or standards used to maintain Seller's books, accounts or business records;

            (g) Seller has not (i) hired or terminated any significant employee with respect to the Business or materially changed the position of employment or the terms and conditions of any Transferred Employee, or (ii) except as may be set forth in Section 4.10(a)(i) of Seller's Disclosure Schedule, materially increased the compensation payable or to become payable, directly or indirectly, by Seller to any Transferred Employee or the other benefits or compensation of any Transferred Employee under, or pursuant to the adoption of, any bonus, compensation, insurance, pension, retirement, collective bargaining, profit-sharing, deferred compensation, stock option, incentive equity or other similar plan or agreement;

            (h) Except for the FCC certification matter disclosed on Section
4.17 to Sellers Disclosure Schedule, Seller has not violated, entered into, terminated or materially modified any Material Contract or Governmental Approval with respect to the Business, and no Governmental Authority or other Person has amended, accelerated, terminated or modified any Material Contract or Governmental Approval;

            (i) To Seller's Knowledge, no Proceeding has been commenced against Seller, and Seller has not commenced any Proceeding against any other Person with respect to the Business other than for the routine collection of Receivables in the Ordinary Course of Business;

            (j) Seller has not, with respect to the Business, (A) delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business, (B) delayed or postponed the purchase of Inventory outside the Ordinary Course of Business or otherwise failed to maintain all Inventory at current levels, or failed to maintain the Acquired Assets in good repair, order and condition, reasonable wear and tear excepted, (C) accelerated the collection of any Receivables included in Acquired Assets outside the Ordinary Course of Business, (D) made any sale of any such Receivable or any accrual of liabilities not in the Ordinary Course of Business, written off any such Receivables or portions thereof as uncollectible outside the Ordinary Course of Business or established an extraordinary reserve with respect thereto, or (E) made any provision for markdowns or shrinkage with respect to Inventory other than in the Ordinary Course of Business;

            (k) Except as set forth Section 4.21 to Seller's Disclosure Schedule, Seller has not, with respect to the Business, and other than the purchase of Inventory in the Ordinary Course of Business, purchased, leased, licensed or otherwise acquired any Assets outside the Ordinary Course of Business or with an individual cost of more than $10,000 or $25,000 in the aggregate or made any other expenditure with respect to the Business, on an individual basis or in the aggregate, in excess of such respective amounts;

            (l) Seller has not sold, leased, transferred or assigned any material Acquired Asset, other than sales of Inventory in the Ordinary Course of Business;

            (m) Seller has not assigned, nor granted any license or sublicense of any rights under or with respect to, any Acquired Intellectual Property Right or granted any license with respect to any such right (other than non-exclusive licenses to customers of the Business in the Ordinary Course of Business as necessary for the customers to normally operate the Products and Services of the Business);

            (n) Seller has not, with respect to the Business, made any material gifts or sold, transferred or exchanged any material property for less than the fair value thereof;

            (o) Seller has not, with respect to the Business, mortgaged, pledged or subjected any Acquired Asset to any Encumbrance;

            (p) Seller has not, with respect to the Business, forgiven any material debt or otherwise released or waived any material right or Claim nor discharged any material lien nor paid any obligation or Liability;

            (q) Seller has not suffered any material loss in respect of the Business not otherwise reflected on the Pro Forma Income Statement or, to the Knowledge of Seller, any prospective loss of or harm to relationship with, any material dealer, customer or supplier or other third Person material to the Business, or materially altered any contractual arrangement with any such person;

            (r) Except as set forth Section 4.21 to Seller's Disclosure Schedule, Seller has not materially changed, or announced any change to, Seller's Products and Services related to the Business, or taken any material action, not announced prior to the date of this Agreement with respect to its Products and Services related to the Business or the customers, suppliers, distributors or similar third Persons with material business relations with Seller, including providing promotions, coupons, discounts or price increases;

            (s) Seller has not made any other material change affecting the operation of the Business, including (A) changes in distributor alignments, management organization or personnel arrangements with sales brokers, advertising agencies, market research projects, advertising and promotion budgets or the content of advertisements or working capital levels; (B) changes in discretionary costs, such as advertising, maintenance and repairs, research and development, and training; (C) any capital expenditures or deferrals of capital expenditures; (D) deviations from operating budgets or plans on sales and profitability; and (E) changes to any of its business policies, including advertising, investments, marketing, pricing, purchasing, production, sales, returns, budget or product acquisition policies;

            (t) Seller has not taken, or failed to take, any other action that would have a Material Adverse Effect; and

            (u) Seller has not entered into any Contract or otherwise agreed, in writing or otherwise, to take any of the actions that are described above or that would be reasonably likely to lead to the occurrence of any of the events or conditions described above.

      4.22 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS.

            (a) Customers. Section 4.22(a) of Seller's Disclosure Schedule sets forth an accurate, correct and complete list of (i) the ten (10) largest customers of Seller with respect to the Business, determined on the basis of Seller's sales revenues, for 2003, and (ii) the ten largest customers of Seller with respect to the Business determined on the basis of Seller's sales revenues during the three (3) months ended on the Closing Date, showing the approximate total sales to each such customer during the fiscal year ended 2003 and the three (3) months ended on the Closing Date. There is no Contract which provides that any Person will be the exclusive customer or licensee of any product or service of Seller in any respect.

            (b) Suppliers. Section 4.22(b) of Seller's Disclosure Schedule sets forth an accurate, correct and complete list of (i) the ten (10) largest suppliers of Seller with respect to the Business, determined on the basis of costs of items purchased or licensed by Seller, for 2003, (ii) the ten (10) largest suppliers of Seller with respect to the Business determined on the basis of cost of items purchased or licensed during the three (3) months ended on the Closing Date, showing the approximate total purchases from such supplier during the fiscal year ended 2003 and the three (3) months ended on the Closing Date, and (iii) all sole-source suppliers of any product or service in any respect. Seller has received no written notice that, and Seller has no Knowledge that, any supplier of key components or Inventory utilized in producing the Products and Services of the Business plans to cease providing such components or Inventory or to materially reduce the volume of such components or Inventory provided.

            (c) Distributors. Section 4.22(c) of Seller's Disclosure Schedule sets forth an accurate, complete and complete list, to the extent existing, of
(i) the ten (10) largest distributors of Seller with respect to the Business, determined on the basis of revenues received by Seller, for 2003, (ii) the ten
(10) largest distributors of Seller with respect to the Business determined on the basis of sales revenues with Seller during the three (3) months ended on the Closing Date, and (iii) all exclusive distributors of Seller or any of its Subsidiaries in any geographical area, product, service or other respect.

            (d) Relationships. The Seller has not received any written notice of, and Seller has no Knowledge of, facts or circumstances indicating that any current customer, supplier or distributor of the Business, including in connection with the consummation of the Transaction, (i) may cease dealing with Seller, (ii) may otherwise materially reduce the volume of business transacted by such Person with Seller, (iii) is otherwise materially dissatisfied with the service Seller provides such Person or otherwise with the relationship with Seller, or (iv) is threatened with bankruptcy or insolvency.

            (e) Rights. Seller has not granted material rights to develop, produce, assemble, license, sublicense, market, or distribute any of Seller's Products and Services with respect to the Business to any other Person, nor is Seller bound by any Contract that affects Seller's exclusive right to (A) develop, manufacture, or assemble or (B) except for the reseller agreements set forth on Section 4.15(c) of Seller's Disclosure Schedule, distribute, market or sell, such Products and Services.

      4.23 CONDUCT OF BUSINESS.

            (a) Restrictive Covenants. There is no Contract, Order or Legal Requirement binding upon or applicable to Seller which has or would reasonably be expected to have the effect of (i) prohibiting or materially impairing any business practice material to Seller with respect to the Business, (ii) prohibiting or materially impairing any acquisition of property by Seller with respect to the Business, or (iii) restricting or prohibiting, through a non-competition or similar obligation or otherwise, the Seller from conducting business or competing in any line of business with any Person or in any geographic area.

            (b) Competing Business. Neither Seller nor any officer, director (or any family member thereof) or controlled Affiliate of Seller directly or indirectly holds any interest in (excepting not more than five-percent (5%) stockholdings for investment purposes in securities of publicly held and traded companies), or is, or is an officer, director, employee or consultant of, or otherwise receives remuneration from, any Person that is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of Seller or is party to any Contract with the Seller, in each case with respect to the Business.

      4.24 TRANSACTIONS WITH AFFILIATES. No Affiliate of Seller (i) has any direct interest in any Acquired Asset or the Business; (ii) has any Claim or right against Seller with respect to the Business, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any Claim or right in favor of any such Person against Seller with respect to the Business; (iii) is a party to any Material Contract or has had any direct interest in any Material Contract; or (iv) has received from or furnished to Seller any material goods or services (with or without consideration) with respect to the Business.

      4.25 EXPORT CONTROLS ANTIBOYCOTT LAWS. Seller has at all times been in compliance with all Legal Requirements relating to export controls, trade embargoes and similar matters in connection with the Business. To Seller's Knowledge, no product sold or service provided by Seller during the last five
(5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea. Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. ss. 2401 et seq. or taken any action that can be penalized under similar federal law.

      4.26 FOREIGN CORRUPT PRACTICES ACT. Seller, and to Seller's Knowledge any Persons acting on its behalf, has not in connection with the Business and in order to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment to (i) any person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether government-owned or nongovernment-owned), (ii) any political party or official thereof, (iii) any candidate for political office or political party office, or (iv) any other Person while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

      4.27 BULK SALES. There are no "bulk sales" Legal Requirements applicable to the Transaction.

      4.28 BROKERS. Except for its arrangement with Wells Fargo Securities and the fees and expenses due to Wells Fargo Securities by Seller, Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder's fees with respect to this Agreement or the Transaction.

      4.29 SOLVENCY. Seller is not entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. Seller's assets, at a fair valuation, exceed its Liabilities, and Seller is able, and will continue to be able after the Closing of the Transaction, to meet its debts and other obligations as they mature and will not become insolvent as a result of the Transaction.

      4.30 OPINION OF SELLER'S FINANCIAL ADVISOR. Seller has received the opinion of Wells Fargo Securities, dated as of a date reasonably proximate to the Effective Date, to the effect that the Transaction is fair, from a financial point of view, to Seller, a copy of which opinion has been made available to Purchasers.

      4.31 SECURITIES AND EXCHANGE COMMISSION FILINGS. Purchasers have been furnished with or have had public access to accurate and complete copies of the filings that Seller has made with the SEC since the filing of

Seller's most recent annual report on Form 10-K (including any amendments thereto and documents filed as attachments thereto), each annual report on Form 10-K that Seller has filed with the SEC since January 1, 1999, and all filings, reports and documents, including all amendments and supplements thereto, required to be filed by Seller pursuant to Section 13 of the Exchange Act since the filing of the most recent annual report on Form 10-K and Seller's most recent annual report to its stockholders. No such filings have been made with the SEC by Seller between February 15, 2004 and the Effective Date. The filings and reports (and all documents filed as attachments thereto) described in this
Section 4.31 do not contain any material false statements relating to the Business or any misstatements of any material fact relating to the Business and do not omit to state any fact necessary to make the statements relating to the Business set forth therein not misleading in any material respect.

      4.32 SELLER COMMON STOCK. Any Seller Common Stock to be issued to Purchasers in accordance with Section 10.4 will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and will not have been issued in violation of any pre-emptive rights of stockholders or other Persons or of any applicable securities laws or other Legal Requirements, Charter Documents of Seller or any Contract to which Seller is a party. Seller has a sufficient number of shares of duly authorized and unissued (and unreserved for issuance) shares of Seller Common Stock to comply with its obligations pursuant to Section 10.4. The Seller Common Stock is registered for trading through the facilities of the Nasdaq Market, and Seller is in compliance with all of the material requirements of the Nasdaq Market in connection with the maintenance of such registration of the Seller Common Stock.

      4.33 FULL DISCLOSURE. Neither this Agreement nor any of the other Transaction Agreements, nor any certificate or document required to be furnished by or on behalf of Seller in connection herewith or therewith, contains or will contain as of the Closing Date any materially untrue statement of fact relating to the Business.

      4.34 NO OTHER REPRESENTATIONS. Except for the representations and warranties set forth herein and in the other Transaction Agreements, Seller is making no other representations and warranties, express or implied.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

      Purchasers hereby jointly and severally represent and warrant as of the date hereof and as of the Closing Date to Seller as follows:

      5.1 ORGANIZATION AND GOOD STANDING. Each Purchaser is duly organized, validly existing and in good standing (or, in the case of Patent Purchaser, has equivalent status) under the laws of its jurisdiction of organization.

      5.2 AUTHORITY; BINDING NATURE OF AGREEMENTS. Each Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and such other Transaction Agreements. The execution, delivery and performance by each Purchaser of this Agreement and the other applicable Transaction Agreements have been, or will be prior to the execution and delivery of such agreements, as the case may be, approved by all requisite corporate action on the part of such Purchaser. This Agreement and the other Transaction Agreements to which each Purchaser is a party have been, or will be at the Closing, as the case may be, duly executed and delivered by such Purchaser. This Agreement and the other Transaction Agreements to which each Purchaser is a party constitute, or upon execution and delivery will constitute (assuming such agreements constitute legal, valid and binding obligations of Seller), the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms.

      5.3 NO CONFLICTS; REQUIRED CONSENTS.

            (a) Non-Contravention. The execution, delivery and performance of this Agreement and the applicable Transaction Agreements to which each Purchaser is a party, the performance of such agreements by such Purchaser, and the consummation of the Transaction by such Purchaser do not and will not (with or without notice or lapse of time):

                  (i) contravene, conflict with, violate or result in any breach of or default under the certificate of incorporation, bylaws or any other applicable Charter Documents of such Purchaser;

                  (ii) require such Purchaser to obtain any Consent from, or to make or deliver any Consent to, any Governmental Authority (except with respect to any Governmental Approvals held by Seller or otherwise applicable to the Business as conducted by Seller);

                  (iii) violate, contravene or conflict with any Legal Requirement, Governmental Approvals held by Purchasers or necessary to for Purchasers to enter into this Agreement and the other Transaction Agreement and to perform their obligations hereunder or thereunder, or Order or otherwise give any Governmental Authority or other Person the right to challenge the Transaction (except with respect to any Legal Requirements, Governmental Approvals or Orders applicable to Seller or otherwise related to the Business); or

                  (iv) create a material adverse effect on the ability of such Purchaser to enter into and perform its obligations under this Agreement and the Transaction Agreements to which it is a party.

            (b) Proceedings. No Purchaser is engaged in, nor is a party to, any Proceeding, or, to the Knowledge of any Purchaser, is threatened with any Proceeding or Claim, which seeks to restrain, materially modify or invalidate the Transaction.

      5.4 BROKERS. No Purchaser has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder's fees with respect to this Agreement or the Transaction.

      5.5 FULL DISCLOSURE. Neither this Agreement nor any of the other Transaction Agreements, nor any certificate or document furnished or to be furnished by or on behalf of any Purchaser in connection therewith, contains or will contain as of the Closing Date any materially untrue statement of fact.

      5.6 FINANCIAL CAPACITY. Lead Purchaser has sufficient funds available to consummate the transactions described herein and to pay the amounts due to Seller hereunder, at the times provided. Lead Purchaser has provided financial statements as of December 31, 2003 to Seller prior to the Effective Date.

                                   ARTICLE 6
                              PRE-CLOSING COVENANTS

      6.1 SELLER'S CONDUCT OF THE BUSINESS PRIOR TO CLOSING. From the Effective Date until the Closing, Seller shall, and shall cause its officers, directors, employees, consultants and advisors to:

                  (i) Conduct the Business in the Ordinary Course of Business;

                  (ii) Pay all of its Liabilities and Taxes with respect to the Business when due;

                  (iii) Maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of Seller in connection with the Business consistent with past practice; and

                  (iv) Use all commercially reasonable efforts to (A) preserve intact the Acquired Assets, the Assumed Liabilities and all rights of the Business and to retain the Transferred Employees and (B) otherwise maintain good relationships with employees, licensors, licensees, suppliers, contractors, distributors, customers, and others having relations with the Business.

      6.2 INTERIM OPERATIONS. From the Effective Date until the Closing, Seller shall not, and shall cause its officers, directors, employees, consultants and advisors not to (in each case without the written consent of Purchasers, which consent shall not be unreasonably withheld), (i) take any action that would constitute a breach of the representations and warranties of Seller set forth in
Section 4.21 (Subsequent Operations of Business) or otherwise herein or in another Transaction Agreement, regardless of whether such action is or would be disclosed on Seller's Disclosure Schedule (the operation of this section shall in no way impair or affect the representations and warranties in Section 4.21 or elsewhere hereunder), (ii) take any other action material to the Business other than in the Ordinary Course of Business, (iii) except as may be permitted pursuant to Section 6.3 hereof, take any action that would prevent it from performing or cause it not to perform its covenants hereunder or under the other Transaction Agreements or (iv) enter into any Contract to or otherwise agree to, in writing or otherwise, take any of the actions described above. Seller shall use all commercially reasonable efforts, to the extent reasonably requested by Purchasers, to educate, train, cooperate with and otherwise assist Purchasers and their designated employees and representatives in understanding all aspects of the Business (including relationships with third parties) and preparing for the transition of the Business to Purchasers' ownership following Closing.

      6.3 ACQUISITION PROPOSALS. From the Effective Date until Closing, Seller agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate or solicit or take any action designed to encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to (i) a sale or issuance of stock involving a change or acquisition of control of Seller, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Seller or any of its Subsidiaries, or (ii) any purchase or sale (or exclusive license) of all or any significant portion of the Business or the Acquired Assets (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Seller further agrees that, except as may be permitted pursuant to the following sentence, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any Confidential Information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal. Notwithstanding the foregoing, Seller or its board of directors or any committee thereof shall be permitted (A) to the extent applicable, to comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, and (B) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in the case of the actions referred to in clause (B),
(i) the board of directors or any committee thereof of Seller concludes in good faith, after having received the advice of counsel, that the provision of such information or the engaging in such negotiations or discussions is obligated by the directors' fiduciary duties in accordance with Florida law, (ii) the board of directors of Seller determines in good faith that the Acquisition Proposal in question constitutes a Superior Proposal (as defined below), (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the board of directors or any board committee thereof of Seller receives from such Person an executed confidentiality agreement containing customary terms and provisions and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the board of directors or any committee thereof notifies Purchasers promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. "Superior Proposal" means any bona fide written proposal, not solicited, initiated or encouraged in violation of this Section 6.3, made by a third Person with respect to an Acquisition Proposal, for consideration consisting of cash, if and only if the board of directors of Seller reasonably determines (after consultation with its financial advisor and outside counsel) (x) that the proposed transaction would be more favorable from a financial point of view to Seller or its stockholders than the Transaction, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Purchasers, and (y) that the Person making such Superior Proposal is capable of consummating such Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such Person). Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or similar transaction or arrangement and will not waive any rights under any confidentiality agreements entered into with such parties. Seller agrees that it will take the necessary steps to promptly inform the individuals and Entities referred to in the first sentence of this Section
6.3 of their obligations under this Section 6.3.

      6.4 CERTAIN NOTIFICATIONS. From the Effective Date until Closing, Seller shall promptly notify Purchasers in writing regarding any:

            (a) action taken by Seller with respect to the Business not in the Ordinary Course of Business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect;

            (b) fact, circumstance, event, or action by Seller (A) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement or (B) the existence, occurrence, or taking of which would result in any of the representations and warranties of Seller contained in this Agreement or in any Transaction Agreement not being true and correct when made or at Closing;

                  (i) breach of any covenant or obligation of Seller hereunder;
or

                  (ii) circumstance or event that results in, or could reasonably be expected to result in, the failure of Seller to timely satisfy any of the closing conditions in Article 9 of this Agreement.

      6.5 UPDATING THE SELLER'S DISCLOSURE SCHEDULE. From the Effective Date until the Closing, if any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.4 would require a change to the Seller's Disclosure Schedule if the Seller's Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to Purchasers an update to the Seller's Disclosure Schedule specifying such change and shall use all commercially reasonable efforts to remedy same, as applicable; provided, however, that no such update (nor any information provided to Purchasers by Seller pursuant to Section 6.4) shall be deemed to supplement or amend the Seller's Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement or
(ii) determining whether any of the closing conditions set forth in Article 9 have been satisfied.

      6.6 ACCESS TO INFORMATION. From the Effective Date until the Closing, Seller shall (i) provide Purchasers and their Representatives with prompt and reasonable access during regular business hours, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, key personnel, Persons having business relationships with Seller (including suppliers, licensees, customers and distributors), books, records (including Tax records), contracts, and documents of or pertaining to the Business; (ii) furnish Purchasers with all financial, operating and other data and information related to the Business (including copies thereof), as Purchasers may reasonably request; and (iii) otherwise cooperate and assist, to the extent reasonably requested by Purchasers, with Purchasers' investigation of the Business, the Acquired Assets and the Assumed Liabilities. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to close the Transaction in
Article 9.

      6.7 ALL COMMERCIALLY REASONABLE EFFORTS. From the Effective Date until the earlier of the Closing or termination of this Agreement pursuant to Article 10, each of Seller and Purchasers shall use all commercially reasonable efforts to cause to be fulfilled and satisfied all of the other party's conditions to Closing set forth in Article 9.

      6.8 CONSENTS. As promptly as possible after the Effective Date, Seller shall use all commercially reasonable efforts to obtain all Assignment Consents and any other Consents necessary or appropriate to consummate the Transaction on the terms and conditions hereof with respect to Seller and the Business, and Purchasers shall use all commercially reasonable efforts to obtain any Consents and make and deliver all filings and notices to consummate the transaction on the terms and conditions hereof that apply to Purchasers (for the avoidance of doubt, not including any Assignment Consent or other Consent necessary to transfer the Business or which Seller is otherwise obligated to obtain hereunder). Purchasers shall not be required to, as a condition to Seller's obtaining any Consent, (i) agree to any material changes in, or the imposition of any material condition to the transfer to the applicable Purchaser of, any Material Contract, Non-Assignable Asset, Governmental Approval or other Acquired Asset, (ii) dispose of or make any changes to the Business, or (iii) expend any funds or incur any burden.

      6.9 FURTHER ASSURANCES. From the Effective Date to the Closing, the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably requested by Seller, on one hand, and Purchasers, on the other hand, to facilitate the Closing as set forth herein.

      6.10 INTERIM PRO FORMA FINANCIAL INFORMATION. Within thirty (30) days after each monthly anniversary of the date of the Pro Forma Balance Sheet (unless the parties agree in writing on other date(s)) (each such anniversary date or date agreed by the parties, an "Interim Reporting Date") that occurs between the Effective Date and the Closing Date, Seller shall provide to Purchasers, certified by an executive officer of Seller, an updated version of
(i) the Pro Forma Balance Sheet as at such Interim Reporting Date and (ii) the Pro Forma Income Statement as of and for the period beginning on the date following the date of the Pro Forma Balance Sheet or the last Interim Reporting Date, as the case may be, and ending on such Interim Reporting Date. Collectively all information provided above pursuant to this Section 6.10 shall be the "Interim Pro Forma Financial Information." Seller shall also use commercially reasonable efforts to provide the select financial information set forth on Schedule 6.10 to Purchasers within five (5) Business Days after the end of each month that ends between the Effective Date and the Closing Date, it being understood that Seller shall prepare such information in good faith but shall make no other representations and warranties with respect to such financial information.

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      6.11 ADDITIONAL INTERIM FINANCIAL INFORMATION. From the Effective Date to
the Closing, Seller shall provide Purchasers with (i) any Publicly Disclosed Periodic Financial Information within two (2) Business Days after its public disclosure and (ii) Seller's monthly internal management report of financial information relating to the Business, at the same time such report is provided to management of Seller. The financial information provided pursuant to Section 6.11(ii) shall be the "Other Interim Financial Information."

      6.12 THIRD-PARTY CONTACTS. From the Effective Date to the Closing, without Seller's consent, not to be unreasonably withheld or delayed, Purchasers shall not knowingly contact any material customer, supplier or other third party with a material business relationship with Seller in connection with the Business with respect to the Transaction.

      6.13 SHAREHOLDER APPROVAL.

            (a) Proxy Statement. As soon as reasonably practicable following the Effective Date, Seller shall file a proxy statement for the Shareholders Meeting (the "Proxy Statement") with the SEC under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and shall use all commercially reasonable efforts to have the Proxy Statement cleared by the SEC as soon as possible. Seller shall cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after SEC clearance. Purchasers and the Seller shall cooperate with each other in the preparation of the Proxy Statement, and Seller shall notify Purchasers of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information. Seller shall promptly provide to Purchasers copies of all correspondence between the Seller or any representative of the Seller and the SEC with respect to the Proxy Statement. The Seller shall provide Purchasers and their counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Purchasers and their counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Seller, on one hand, and the Purchasers, on the other, agrees to use all commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. Sellers shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed by Seller to the holders of shares entitled to vote at the Shareholders Meeting at the earliest practicable time. Each of Purchasers, on one hand, and Seller, on the other, shall furnish all information concerning itself or themselves to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. Seller and Purchasers agree to correct any information provided by them for use in the Proxy Statement which shall have become false or misleading.

            (b) Shareholders Meeting. Seller, acting through its board of directors, shall, in accordance with applicable Legal Requirements and Seller's Charter Documents, (i) duly call, give notice of, convene and hold a special or annual meeting of its shareholders for the purpose of obtaining the Required Seller Vote (the "Shareholders Meeting"), (ii) recommend approval and adoption of this Agreement and the Transaction to the shareholders of Seller and include in the Proxy Statement such recommendation, (iii) take all reasonable and lawful action to solicit and obtain the Required Seller Vote, and (iv) not subsequently withdraw or modify in any manner adverse to the Purchasers, the unanimous recommendation of the board of directors of Seller that the shareholders of Seller approve and adopt this Agreement and the Transaction.

      6.14 RESELLER CERTIFICATE. Prior to Closing, Lead Purchaser shall provide Seller with a copy of a valid resale certificate issued to Lead Purchaser and recognized by the State of Florida. To the extent that Lead Purchaser does not have a valid resale certificate recognized by the State of Florida at Closing, Lead Purchaser shall be responsible for the amount of any sales Tax pertaining to the transfer of the Inventory included in Non-Patent Assets that would have been exempt from Florida sales Tax had Lead Purchaser possessed such a certificate.

      6.15 RESELLERS. From the Effective Date to the Closing, Seller shall use all commercially reasonable efforts to (i) introduce Lead Purchaser to the resellers of the Business, (ii) assist Lead Purchaser in reviewing performance and other matters with respect to each such reseller and provide such information as is reasonably requested by Lead Purchaser, (iii) assist Lead Purchaser in extending offers to any and all of such resellers as Lead Purchaser may determine to enter into reseller or similar agreements with Lead Purchaser on terms and conditions acceptable to Lead Purchaser and (iv) take any such related action as reasonably requested by Lead Purchaser.

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                                   ARTICLE 7
                              ADDITIONAL COVENANTS

      7.1 COVENANT NOT TO COMPETE.

            (a) General. For a period of five (5) years following the Closing, Seller shall not (and shall cause its controlled Affiliates not to), directly or indirectly, anywhere in the world: (i) engage or assist in any Prohibited Activity (as defined below), (ii) own or purchase any more than a 5% interest in any Person conducting a Prohibited Activity or (iii) manage, operate, control, finance, or act as an officer, director or employee of any Person that engages in, any Prohibited Activity. "Prohibited Activity" means any of the following:
(A) the design, development, production, manufacture, marketing, sales, service or support of any hardware, software or integrated systems Products and Services for (y) live news or other broadcast or video program production (including automated program production, television programming and any video programming broadcasted over the Internet) or (z) automated or other video camera control;
(B) the design, development, production, manufacture, marketing, sales, service or support of any consumer or commercial video camera (or component thereof other than auxiliary add-on components that are not themselves items covered under (A) above or (C) below); (C) any material Product and Service of the Business not described above, or such other operation or aspect of the Business as conducted at or prior to Closing, or as Proposed to be Conducted by Seller, that is not described above; (D) any Product and Service that incorporates a Product and Service that is, or that is similar to, a Product and Service covered under items (A), (B) or (C) above; and (E) any training, support, service or other activity related to any of the foregoing.

            (b) Covenants. The covenants contained in subsection (a) above shall be construed as a series of identical (except for geographic coverage) separate covenants, one for each city, county, state and country throughout the world. If, in any Proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of subsection (a) are deemed to exceed the time, geographic or scope limitations permitted by applicable Legal Requirements, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Legal Requirements.

            (c) Acknowledgements. Seller acknowledges that (i) the goodwill associated with the Acquired Assets and customer relationships prior to the Transaction is an integral component of the value of the Acquired Assets and the Business to Purchasers and is reflected in the consideration for the Acquired Assets and the Business paid by Purchasers and (ii) Seller's agreement as set forth in this Section 7.1 is necessary to preserve the value of the Business, including its goodwill and customer relationships, for Purchasers following the Closing. Seller also acknowledges and agrees that (A) that the limitations of time, geographic scope and scope of activity agreed to in this Section 7.1 are reasonable because, among other things, (y) Seller is engaged in a highly competitive industry and (z) Seller has unique access to the trade secrets, know-how and information related to the Business and (B) that Purchasers shall be entitled to specific performance and other injunctive relief for any breach by Seller of this Section 7.1.

      7.2 NON-SOLICITATION. After the Closing, Seller shall not directly or indirectly, and shall cause its controlled Affiliates not to, either for themselves or for any other Person, for a period of five (5) years following the Closing, (i) induce or attempt to induce any Transferred Employee to leave the employ of Purchasers or their respective successors, assigns and Affiliates or
(ii) in any way knowingly interfere with the relationship between any Purchaser and its Affiliates and any employee of such Person; provided, however, that general solicitations of employment published in a journal, newspaper, web site or other publication of general circulation shall not be deemed a violation of the foregoing provisions; provided, further, that nothing herein shall prohibit Seller or its Affiliates from employing any employee of Purchasers or their Affiliates at any time where there has not been a violation of this Section 7.2.

      7.3 CONFIDENTIALITY.

            (a) Confidential Information of the Business. Seller acknowledges that, following Closing, all Confidential Information related to the Business (except as it may pertain to the Excluded Assets or the Excluded Liabilities) shall be owned by the applicable Purchaser by virtue of the transfer of the Acquired Assets set forth herein and, following Closing, Seller shall treat all such Confidential Information as the Confidential Information of Purchasers. Following Closing Seller shall (i) not disclose any such Confidential Information to any third party,

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

other than to its employees, Affiliates, agents, consultants, accountants, counsel and other representatives who have a clearly demonstrable need to know such information and who agree to comply with disclosure obligations comparable to and no less restrictive than those provided herein, (ii) not use any such Confidential Information for any purpose, and (iii) not knowingly retain any document, database or other media embodying any such Confidential Information. The obligations in this Section 7.3(a) shall not apply with respect to any Confidential Information to the extent such Confidential Information (x) is or becomes publicly known through no wrongful act or omission of Seller or (y) becomes rightfully known to Seller without confidential or proprietary restriction from a source other than Purchasers that does not owe a duty of confidentiality with respect to such Confidential Information.

            (b) Other Confidential Information. Subject to Section 7.3(a), without the prior written consent of Seller, in the case of Purchasers, and Purchasers, in the case of Seller, (i) Seller shall not disclose or use any Confidential Information of Purchasers, and (ii) Purchasers shall not disclose or use the Confidential Information of Seller, in each case except as reasonably required in connection with this Agreement and the Transaction. Each of Seller, on one hand, and Purchasers, on the other, shall use no less than reasonable care in protecting any such Confidential Information received. Information shall not be deemed Confidential Information under this Section 7.3(b) if it: (w) is or becomes publicly known through no wrongful act or omission of the receiving party; (x) was rightfully known by the recipient before receipt from the disclosing party; (y) becomes rightfully known to the receiving party without confidential or proprietary restriction from a source other than the disclosing party that does not owe a duty of confidentiality to the disclosing party with respect to such Confidential Information; or (z) is independently developed by the receiving party without the use of or reference to the Confidential Information of the disclosing party. This Section 7.3(b) shall not apply to the Confidential Information of the Business covered by Section 7.3(a) above.

            (c) Remedies. Notwithstanding anything to the contrary herein, Purchasers and Seller shall be entitled to seek equitable relief to protect their interest in any of their Confidential Information, including injunctive relief.

            (d) Required Disclosure. Notwithstanding subsections (a) and (b) above, in the event a party is required to disclose the Confidential Information of another party (in such event, such party is a "Nondisclosing Party" and the party required to disclose is the "Disclosing Party") pursuant to Legal Requirements or an Order, and would otherwise be prohibited from doing so under this Section 7.3, the Disclosing Party shall: (i) promptly notify the Nondisclosing Party of the existence, terms and circumstances surrounding such requirement; (ii) consult with the Nondisclosing Party on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information which the Disclosing Party is legally compelled to disclose and advise the Nondisclosing Party reasonably in advance of such disclosure so that the Nondisclosing Party may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. The Disclosing Party shall not oppose actions by the Nondisclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.

            (e) Residual Information. Notwithstanding anything herein to the contrary, if this Agreement terminates without a Closing, no party shall be restricted from, or have any liability for, inadvertently using the Residual Information of another party. "Residual Information" shall mean any Confidential Information or other information that is retained in the unaided memory of a person after access to the tangible embodiment of the other party's Confidential Information. For purposes of this Section 7.3(e), a person's memory is unaided if such person has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.

      7.4 ACQUIRED INTELLECTUAL PROPERTY.

            (a) Use. Seller agrees that, from and after the Closing, it shall not, and it shall cause its Representatives and employees not to, use any Acquired Intellectual Property Rights. If Seller or any assignee of Seller owns or has any right or interest in any Acquired Intellectual Property Rights that cannot be, or for any reason is not, assigned to the applicable Purchaser at the Closing, Seller shall grant or cause to be granted to such Purchaser, at the Closing, a worldwide, royalty-free, fully paid-up, perpetual, irrevocable, transferable, sublicensable, and exclusive license to exercise all rights in and to such Acquired Intellectual Property Rights.

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

            (b) Enforcement. If any Purchaser is unable to enforce its Intellectual Property Rights acquired hereunder or under another Transaction Agreement against a third party as a result of any Legal Requirement that prohibits enforcement of such rights by a transferee of such rights, Seller agrees to assign to such Purchaser such rights as may be required by such Purchaser to enforce its Intellectual Property Rights in its own name. If such assignment still does not permit such Purchaser to enforce its Intellectual Property Rights against the third party, Seller agrees, to the extent requested by such Purchaser, to initiate and maintain proceedings against such third party in Seller's name; provided, however, that such Purchaser shall be entitled to participate in and control such proceedings, and provided, further, that such Purchaser shall be responsible for the reasonable costs and expenses of Seller related to such proceedings to the extent such enforcement inability is not related to any breach of representation, warranty or obligation of Seller hereunder or under another Transaction Agreement.

      7.5 FURTHER ASSURANCES. After the Closing, Seller shall: (i) upon the request of Purchasers, execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchasers to effect, record or verify the transfer to, and vesting in, the applicable Purchaser of Seller's right, title and interest in and to the Acquired Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement and the Transaction Agreements; (ii) upon the request of Purchasers, cooperate with Purchasers, at Purchasers' expense and direction, to enforce the terms of any Material Contracts including terms relating to confidentiality and Intellectual Property Rights (provided Purchasers shall not be responsible for any expense for which Seller is obligated to indemnify Purchasers); (iii) upon the reasonable request of Purchasers and at Purchasers' expense, use all commercially reasonable efforts to cooperate with Purchasers in their efforts to continue and maintain for the benefit of Purchasers those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Purchasers after the Closing; (iv) satisfy any applicable Excluded Liabilities in a manner that is not detrimental to any of such relationships; (v) refer to Purchasers all inquiries relating to the Business; (vi) promptly deliver to Purchasers (A) any mail, packages and other communications addressed to Seller relating to the Business and (B) any property that Seller receives and that properly belongs to Purchasers as an Acquired Asset. Neither Seller nor any of its officers, employees or agents shall take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the business of Purchasers to be engaged in after the Closing, including disparaging the name or business of Purchasers; (vii) upon the reasonable request of Purchasers, cooperate with Purchasers in obtaining for Lead Purchaser or its designated Affiliates the FCC or other Governmental Approvals necessary or appropriate for Lead Purchaser to manufacture, market and sell the Products and Services of the Business (including with respect to the preparation and submission of the documentation necessary for Lead Purchaser or a designated Affiliate to obtain the FCC certifications, authorizations, identifier numbers, and other Government Approvals). In the event that any retesting of the Products and Services of the Business is required in order for Lead Purchaser or any designated Affiliate to obtain any FCC-related Governmental Approvals for those Products and Services held by Seller prior to Closing to Lead Purchaser, Lead Purchaser shall notify Seller in writing, and at Seller's written request provided to Lead Purchaser within five (5) Business Days of such notification, attempt to utilize the services of the same certification and testing service providers that Seller utilized prior to Closing with respect to the applicable Products and Services; provided (i) Seller shall pay the testing, certification and related costs of such service providers, (ii) such providers provide the services without delay, and on competitive terms and conditions, and (iii) Purchasers do not reasonably determine that utilizing such providers will materially hinder or delay the required testing, authorization, certification and related matters. For the avoidance of doubt, the preceding sentence shall not restrict Lead Purchaser in otherwise having the Products and Services of the Business tested, authorized, certified or similarly treated, nor limit Seller's representations, warranties and covenants hereunder.

      7.6 RECORDS AND DOCUMENTS. For a period of five (5) years after the Closing, at Purchasers' request, Seller shall provide Purchasers and their Representatives and employees with access to and the right to make copies of any records and documents related to the Business, possession of which is retained by Seller, as may be necessary or useful in connection with Purchasers' conduct of the Business after the Closing. If during such period or thereafter Seller elects to dispose of such records and documents, Seller shall give Purchasers sixty (60) days' prior written notice, during which period Purchasers shall have the right to take such records and documents without further consideration.

      7.7 INSURANCE AND WARRANTY CLAIMS. For a period of one (1) year after the Closing, Seller shall maintain in full force and effect product liability insurance on all of Seller's Products and Services provided prior to the Closing Date with respect to the Business, in a form and with such limits as maintained by Seller in the Ordinary Course of Business prior to Closing. Such policy(ies) shall name Lead Purchaser as an additional named insured

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

and provide that it may not be cancelled without prior notice to Lead Purchaser. Seller shall provide, at Purchasers' request, reasonably satisfactory evidence that such insurance policy continues to be in effect and that all premiums have been paid.

      7.8 CUSTOMER RETENTION. To the extent reasonably requested by Purchasers, Seller shall use all commercially reasonable efforts, for a period of six (6) months following Closing and at Purchasers' expense (with respect to the out-of-pocket expenses of Seller), to assist Purchasers in transitioning the customer, supplier and other third-party relationships of the Business to Lead Purchaser.

      7.9 PUBLIC ANNOUNCEMENTS. From and including the Effective Date, Seller and Purchasers shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transaction (including the initial respective press releases of Seller and Purchasers), and neither Seller nor its Affiliates, nor Purchasers nor their Affiliates, shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transaction without the prior consent of Purchasers (in the case of Seller and its Affiliates) or Seller (in the case of any Purchasers and their Affiliates), except as required by Legal Requirements or by the rules and regulations of, or pursuant to any agreement with, any stock exchange. Each party shall not unreasonably withhold approval from the others with respect to any such press release or public announcement. If any party determines, with the advice of counsel, that it is required by any Legal Requirement to make this Agreement, the other Transaction Agreements or any terms hereof or thereof public or otherwise issue a press release or make a similar public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the other Transaction Agreements as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. For the avoidance of doubt, the restrictions set forth in this section shall not apply to communications by any party to customers, potential customers and other third parties of the Business in connection with performance of this Agreement and the Transaction Agreements and other communications that are communications in the Ordinary Course of Business and are not generally made to the public.

      7.10 RECEIVABLES COLLECTION. Seller shall collect any Receivables related to the Business and included in Excluded Assets in the Ordinary Course of Business and will consult with Purchasers in advance prior to taking or threatening any collection Proceeding with respect thereto. If Purchasers should receive any payment of Receivables included in Excluded Assets, Purchasers shall promptly notify Seller and remit the amount paid to Seller.

      7.11 ENFORCEMENT OF CONFIDENTIALITY AND SIMILAR AGREEMENTS. Seller shall use all commercially reasonable efforts to enforce, at Purchasers' request, direction and expense, any Seller rights applicable to the Business under any confidentiality, non-disclosure, invention assignment or similar Contracts that are not Acquired Assets and that are between Seller and any current or former employee or consultant of Seller or its Affiliates.

      7.12 REMOVAL AND DELIVERY OF ACQUIRED ASSETS. Following Closing, Seller shall, within ten (10) days of Closing (or, with respect to manufacturing equipment necessary for Seller to perform its obligations pursuant to the Transition Services Agreement, promptly following the time when such equipment is no longer needed by Seller to so perform) and at Purchasers' reasonable direction, (i) remove and package for shipment any Acquired Assets designated by Purchaser and (ii) remove all data included in Acquired Records from all retained information technology systems and provide such data to Purchasers in an electronic or tangible medium and in a manner that is well organized and easily readable. Damage to the Acquired Assets related to Seller's foregoing obligations (including inadequate packaging) shall be the responsibility of Seller. Purchasers shall be responsible for shipping any Acquired Assets removed and packaged by Seller pursuant to this Section 7.12.

      7.13 COVENANT NOT TO SUE.

            (a) Covenant Not to Sue. From and after the Closing, Seller agrees, on behalf of itself and its Affiliates, that neither Seller nor any of its Affiliates will assert, or assist in the assertion of, any claim or action before any federal, state, local or foreign judicial, arbitration, administrative, executive or other type of body or tribunal against Purchasers or their Affiliates that is based in whole or in part on the infringement or misappropriation (whether direct, contributory, induced or otherwise) of any Intellectual Property Right in the Excluded Assets in connection with (i) the making, having made, using, selling, offering to sell, leasing, offering for lease, importing, deploying, distributing, or otherwise commercializing or disposing of throughout the world, any Currently Commercially Available PVTV Product and Service, Currently Commercially Available CameraMan

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

Product and Service or other Currently Commercially Available Product and Service marketed, sold, serviced or supported by the Video Division, or any component thereof, or (ii) otherwise conducting any aspect of the Business that was conducted at any time prior to Closing or that is within the scope of the Business as Proposed to be Conducted by Seller.

            (b) Application of Immunity. The grants of immunity set forth in this Section 7.13: (i) are irrevocable; (ii) shall survive indefinitely; (iii) shall inure to the benefit of direct and indirect distributors, resellers, manufacturers, suppliers, customers and other users and (iv) with respect to such distributors, resellers, manufacturers, suppliers, customers and other users, include an immunity from suit based on claims of infringement or misappropriation (whether direct, contributory, induced or otherwise) of Intellectual Property Rights in the Excluded Assets in connection with any Product and Service (or portion thereof) made, sold or otherwise disposed of or provided by or for Purchasers or any of their Affiliates where such Product and Service or portion thereof was a Currently Commercially Available PVTV Product and Service, CameraMan Product or Service, or other Currently Commercially Available Product or Service marketed, sold, serviced or supported by the Video Division, or a component of any of the foregoing.

            (c) Nature of Immunities. The immunities set forth above in this
Section 7.13 shall apply to and be binding on any assignees, licensees or other transferees of Seller's Intellectual Property Rights.

            (d) Currently Commercially Available Definition. In this Section 7.13, "Currently Commercially Available" means commercially available from the Video Division as of or at any time prior to Closing.

      7.14 TAX AUDITS AND INVESTIGATIONS. For the avoidance of doubt, Seller shall be responsible for any audits, investigations or other Proceedings related to sales, use or other Taxes to the extent related to the pre-Closing period or the Transaction, as well as the administration and payment of any sales, use or other Taxes to the extent related to the pre-Closing period or the Transaction.

      7.15 FFC MATTERS. Seller authorizes Lead Purchaser to manufacture, market, lease, sell, and distribute the Products and Services of the Business as they exist prior to or at Closing or as developed in the conduct of the Business following Closing as Proposed to be Conducted by Seller (including existing Inventory and Products and Services produced following Closing) under the FCC identifiers (as defined under the FCC's rules and regulations) ("FCC IDs") applicable to those Products as of Closing and Seller shall remain responsible to the FCC for those Products and Services and take all related action reasonably necessary with respect thereto. These obligations of Seller shall terminate after a reasonable period of time during which Lead Purchaser shall apply for and receive new FCC IDs for such Products and Services. Upon Purchasers' receipt of new FCC IDs, Lead Purchaser shall discontinue its use of the existing Seller FCC IDs with respect to newly manufactured Products and Services, but may continue marketing, leasing, selling, and distributing Products and Services of the Business that have already been manufactured and labeled using the existing FCC IDs. Seller shall by Closing have obtained all necessary FCC Governmental Approvals with respect to the Seller Product and Service to which the disclosure on Section 4.17 of Seller's Disclosure Schedule applies.

                                   ARTICLE 8
                                   EMPLOYEES

      8.1 TRANSFERRED EMPLOYEES. Lead Purchaser may, but shall have no obligation to, offer employment, to be effective as of the Closing Date and contingent upon the Closing, to each employee of Seller (and the one independent contractor of Seller) set forth on Schedule 8.1 (collectively, the "Transferred Employees"); provided that Lead Purchaser shall extend offers of employment to at least eighty percent (80%) of the Transferred Employees. Lead Purchaser may elect to offer employment to each Transferred Employee on an individual basis. The offers extended by Lead Purchaser shall include a salary (excluding bonuses) no less than that set forth on Schedule 4.10(a)(i) for each applicable Transferred Employee, benefits in the aggregate no less favorable than those that are standard or generally made available to similarly situated existing employees of Lead Purchaser (as reasonably determined by Lead Purchaser) and with vacation and service credits in the aggregate no less favorable than those Lead Purchaser is obligated to provide pursuant to Section 8.2(b). No other Seller personnel will be transferred in connection with the Business. Seller shall (at its own cost and expense and in compliance with all applicable Legal Requirements) terminate the employment, to be effective as of the Closing Date, of all Transferred Employees to whom Lead Purchaser extends an offer of employment and who accept such offer. Seller shall use all

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

commercially reasonable efforts (i) to encourage the Transferred Employees to whom Lead Purchaser extends an offer of employment to continue their employment with Seller until Closing and thereupon to accept employment with Lead Purchaser, (ii) to assist Lead Purchaser in extending offers of employment to such Transferred Employees, (iii) to reasonably assist in transitioning such Transferred Employees to employment with Lead Purchaser and (iv) to take any action reasonably necessary with respect to any joint-employer of the Transferred Employees to effectuate the employment by Lead Purchaser (and any related provision of benefits by Lead Purchaser) of the Transferred Employees to whom Lead Purchaser extends offers of employment and who accept such offers. Seller shall not offer any financial or other incentives or take any other action to discourage any Transferred Employee from accepting an offer of employment from Lead Purchaser. For the avoidance of doubt, Patent Purchaser shall not at Closing hire any Transferred Employee or other employee of Seller in connection with the Transaction and shall not assume any Liability with respect to such employees or any related matter.

      8.2 EMPLOYEE BENEFIT ARRANGEMENTS.

            (a) In order to secure an orderly and effective transition of employee benefits for the Transferred Employees and their respective beneficiaries and dependents, Seller and Purchasers shall cooperate, both before and after the Closing Date, to exchange information related to the Transferred Employees, all to the extent reasonably requested by Purchasers and in compliance with any applicable Legal Requirements.

            (b) Lead Purchaser shall recognize prior employment service completed by the Transferred Employees from their initial date of hire with Seller for the purposes of: (i) accrual of vacation under Lead Purchaser's vacation policy; (ii) eligibility for severance benefits which may be provided from time to time by Lead Purchaser; (iii) vesting under the applicable Lead Purchaser benefits plans as reasonably designated by Lead Purchaser; and (iv) eligibility for coverage under the Lead Purchaser's applicable retirement and health and welfare plans. For the avoidance of doubt, such prior service credit shall include periods of service with Seller and with any PEO that employed (jointly or otherwise) any of the Transferred Employees.

            (c) In connection with its employment of the Transferred Employees, Lead Purchaser agrees that, with the approval of the plan administrator of the applicable Lead Purchaser 401(k) plan (the "Purchaser 401(k) Plan"), which approval will not be unreasonably withheld, the Purchaser 401(k) Plan will accept direct or indirect rollovers of "eligible rollover distributions" within the meaning of Section 402(c) of the Code made from the applicable Seller 401(k) Plan with respect to electing Transferred Employees by reason of their "severance from employment" (within the meaning of Section 401(k)(2)(B)(i)(I) of the Code) with Seller.

            (d) For the avoidance of doubt, Seller (or the applicable PEO) shall retain the obligation to provide the notice required by Section 4980B(f)(6) of the Code to all "M&A Qualified Beneficiaries" (as defined in Section 54.4980B-9 Q&A-4(a) of the Treasury Regulations) and shall make available to such individuals continuation coverage under its group health plan in accordance with
Section 54.4980B-9 Q&A-7 of the Treasury Regulations.

            (e) As soon as practicable, but in no event more than thirty (30) days after the Closing Date, Seller shall pay all retention or "stay" bonuses accrued or earned by the Transferred Employees as of the Closing Date.

            (f) As soon as practicable, but in no event more than thirty (30) days after the Closing Date, Seller shall pay out the accrued vacation credited to each of the Transferred Employees as of the Closing Date up to a maximum of eighty (80) hours. Any accrued vacation credited to a Transferred Employee in excess of eighty (80) hours shall be forfeited with respect to the Seller as of the Closing Date, but Lead Purchaser shall credit each applicable employee with the amount of hours in excess of eighty (80) hours properly listed on Section 4.10(a)(i) of Seller's Disclosure Schedule or properly accrued between the Effective Date and Closing Date by each such Transferred Employee in a manner consistent with Seller's past practices and policies.

            (g) With respect to any bona fide customer orders procured by a Transferred Employee prior to the Closing Date but which are shipped on or after the Closing Date (and with respect to which Seller has not received payment or generated a Receivable included in the Excluded Assets), Lead Purchaser shall pay any properly due and owing sales commission to such Transferred Employee pursuant to the terms of any applicable Seller's sales commission plans as in effect on the Closing Date in the Ordinary Course of Business and to the extent such commissions are payable according to the commission plans described on
Schedule 4.10(b)(i). Seller shall be
responsible for, and shall pay, all other sales and similar commissions related to the pre-Closing period. Following the Closing, Lead Purchaser shall pay sales commissions, if any, in its sole discretion.

      8.3 COMPLIANCE WITH LEGAL REQUIREMENTS AND OTHER OBLIGATIONS. At its sole cost and expense, Seller shall take all actions necessary to comply with all appropriate Legal Requirements in connection with Seller's employment of its employees, including any Legal Requirements under the WARN Act (and any similar state Legal Requirements). Seller shall be solely responsible, before and after the Closing, for the payment of any amounts required to be paid under any Legal Requirement, including the WARN Act and any similar state Legal Requirements, and further including with respect to any accrued vacation and any other accrued compensation or benefits, as a result of the termination or layoff by Seller of any Transferred Employee or any other employee of Seller who is not a Transferred Employee but is terminated by Seller or laid off by Seller in connection with this Transaction. Seller shall perform all of its contractual and other obligations in connection with the employment of the Transferred Employees and other employees in connection with the Transaction.

      8.4 NO BENEFIT TO SELLER'S EMPLOYEES INTENDED. This Article 8 is not intended to, and does not, create any rights or obligations to or for the benefit of anyone other than Purchasers and Seller. Nothing herein shall be construed to entitle any Transferred Employee to continue his or her employment with Lead Purchaser for any period of time, nor to interfere with the rights of Lead Purchaser or Seller to discharge or discipline any Transferred Employee, to change the terms of any Transferred Employee's employment, or to amend or terminate any employee benefit plans at any time.

                                   ARTICLE 9
                              CONDITIONS TO CLOSING

      9.1 CONDITIONS TO PURCHASERS' OBLIGATIONS TO CLOSE. The obligation of Purchasers to consummate the Closing is subject to the satisfaction, or waiver in writing by Purchasers, on or prior to the Closing Date, of the following conditions.

            (a) Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in this Agreement qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, at and as of the Closing Date with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which, if qualified as to materiality, shall be true and accurate as of such date, and, if not so qualified, shall be true and accurate in all material respects as of such date).

            (b) Material Adverse Change. Since January 1, 2004, there shall have been no change in the Business having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

            (c) Performance of Covenants. Each and all of the covenants and agreements of Seller to be performed or complied with prior to or on the Closing Date shall have been performed or complied with in all material respects by Seller.

            (d) Seller's Deliveries. Seller shall have delivered to Purchasers the executed agreements and other items, and taken any other actions, set forth in Section 3.2, and, to the extent applicable to Seller, Section 3.4. (e) No Pending Litigation; Laws. There shall not be pending any Order, Proceeding or other action against any party hereto brought by any Governmental Authority which seeks to materially restrain, materially modify or invalidate the transactions contemplated by this Agreement or the other Transaction Agreements. No Governmental Authority shall have issued, promulgated, enforced or enacted any Legal Requirement or Order that is then in effect or pending and has, or would have, the effect of making the transactions contemplated by this Agreement or any of the other Transaction Agreements illegal or otherwise prohibit consummation of such transactions, would materially modify or restrain such transactions, or otherwise materially adversely affects the right or ability of the applicable Purchaser to own, operate or control the Business in whole or material part.

            (f) Consents. To the extent set forth on Schedule 9.1(f), Seller shall have (A) delivered, duly executed by the applicable parties, to Purchasers all Assignment Consents and any other Consents required (i) for the transfer of the Business and the Acquired Assets to Purchasers and the assumption of the Assumed Liabilities by the applicable Purchaser, (ii) for the consummation of the Transaction or (iii) to otherwise prevent a breach, termination, or material adverse consequence under any Acquired Asset, including Material Contracts and Governmental Approvals applicable to the Business or (B) with respect to each required Consent set forth on Schedule 9.1(f), otherwise complied with any applicable alternative conditions set forth on such Schedule with respect to such consent.

            (g) Opinion of Counsel. Seller shall have delivered to Purchasers
(i) an Opinion of Seller's counsel, substantially in the form attached hereto as Exhibit G (the "Primary Legal Opinion") and (ii) the opinion of Florida counsel referenced in the Primary Legal Opinion, which opinion of Florida counsel shall be reasonably acceptable to Purchasers.

            (h) Required Seller Vote/Other Corporate Approvals. Seller shall have obtained the Required Seller Vote, the approval of the board of directors of Seller, and any other Consents and approvals required under applicable Legal Requirements or the certificate of incorporation, bylaws and any other applicable Charter Document or Contracts of Seller for this Agreement and the Transaction; and such Consents and approvals shall not have been superseded and shall be fully effective at Closing.

            (i) Employee Acceptances. A minimum of seventy-five percent (75%) of the "Group A" Transferred Employees and seventy-five percent (75%) of the "Group B" Transferred Employees identified on Schedule 9.1(i) shall have accepted employment with Lead Purchaser and shall have executed employee offer letters, proprietary information agreements, arbitration agreements and similar agreements as are reasonably requested by Lead Purchaser, each in form and substance reasonably acceptable to Lead Purchaser, and each to be effective and conditioned upon Closing.

      9.2 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligations of the Seller to consummate the Closing are subject to the satisfaction, or waiver in writing by Seller, on or prior to the Closing Date, of the following conditions.

            (a) Accuracy of Representations and Warranties. The representations and warranties of Purchasers set forth in this Agreement qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, at and as of the Closing Date with the same force and effect as if made as of the Closing Date (other than representations and warranties as are made as of another date, which, if qualified as to materiality, shall be true and accurate as of such date, and, if not so qualified, shall be true and accurate in all material respects as of such date).

            (b) Performance of Covenants. Each and all of the covenants and agreements of Purchasers to be performed or complied with prior to or on the Closing Date shall have been performed or complied with in all material respects by Purchasers.

            (c) Purchasers' Deliveries. Purchasers shall have delivered to Seller the executed agreements and other items, and taken any other actions, set forth in Section 3.3 and, to the extent applicable to Purchasers, Section 3.4.

            (d) No Pending Litigation; Laws. There shall not be pending any Order, Proceeding or action against any party hereto brought by any Governmental Authority which seeks to materially restrain, materially modify or invalidate the transactions contemplated by this Agreement or the other Transaction Agreements. No Governmental Authority shall have issued, promulgated, enforced or enacted any Legal Requirement or Order that is then in effect or pending and has, or would have, the effect of making the transactions contemplated by this Agreement or any of the other Transaction Agreements illegal or otherwise prohibits consummation of such transactions.

            (e) Required Seller Vote. Seller shall have obtained the Required Seller Vote in connection with the approval of this Agreement by the shareholders of Seller.

                                   ARTICLE 10
                                  TERMINATION

      10.1 TERMINATION. This Agreement may be terminated prior to Closing as follows:

            (a) Agreement. By mutual written agreement of Seller and Purchasers.

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

            (b) Purchasers' Breach. At the election of Seller, if Purchasers have breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect; provided, however, Seller shall have no termination right hereunder unless the breach of such representation, warranty, covenant or agreement shall not have been cured by Purchasers (unless such breach is incapable of cure) within fifteen (15) days after Purchasers shall have received notice from Seller that Seller intends to exercise its right to terminate under this Section 10.1(b).

            (c) Seller's Breach. At the election of Purchasers, if Seller has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect; provided, however, Purchasers shall have no termination right hereunder unless the breach of such representation, warranty, covenant or agreement shall not have been cured by Seller (unless such breach is incapable of cure) within fifteen (15) days after Seller shall have received notice from Purchasers that Purchasers intend to exercise their right to terminate under this Section 10.1(c).

            (d) Orders. At the election of Seller or Purchasers, if any court of competent jurisdiction shall have issued an Order enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such Order shall have become final and nonappealable; provided, if Seller elects to terminate in connection with an Order concerning a Superior Proposal or other Acquisition Proposal, the Required Seller Vote, the Shareholders Meeting or the Proxy Statement (such Orders, "Designated Orders"), it shall be a condition precedent to such termination that Seller shall have made the payment required by Section 10.3, or Seller shall make such payment simultaneously with such termination and as a condition to such termination.

            (e) Deadline. At the election of either Seller or Purchasers, if the Closing has not occurred on or before July 9, 2004, provided that the party seeking to terminate pursuant to this section has performed all its obligations hereunder and diligently cooperated as required to fulfill all applicable conditions to Closing; and provided, further, that if Seller elects to terminate, Seller's compliance with Section 10.4(a) shall be a condition to termination.

            (f) Shareholders Approval. At the election of Purchasers on written notice to Seller, if Seller for any reason shall not have obtained the Required Seller Vote in connection with the approval of this Agreement and the Transaction by the shareholders of Seller at the Shareholders Meeting or any adjournment thereof by July 5, 2004.

            (g) Directors' Recommendation. At the election of Purchasers on written notice to Seller, if (A) the board of directors of Seller or any committee thereof shall have failed to recommend or shall have withdrawn, modified or amended in any respect adverse to Purchasers its approval or recommendation of this Agreement and the Transaction to the shareholders of Seller, (B) the board of directors of Seller or any committee thereof shall have approved or recommended an Acquisition Proposal from a person other than Purchasers (or resolved to do so) or (C) Seller breaches its obligations pursuant to Section 6.3 (Acquisition Proposals).

            (h) Superior Proposal. At the election of Seller on at least five
(5) Business Days' written notice to Purchasers, if as a result of an Acquisition Proposal the board of directors of Seller or any committee thereof shall have determined in good faith, following receipt of the advice of outside legal counsel and otherwise in accordance with Section 6.3, that (i) the Acquisition Proposal is a Superior Proposal and (ii) the directors are obligated by their fiduciary duties in accordance with Florida law to terminate this Agreement and to approve such Superior Proposal; provided, however, that it shall be a condition precedent to the termination of this Agreement by Seller pursuant to this Section 10.1(h) that Seller shall have made the payment of the fee and expenses required by Section 10.3 or Seller shall make such payment simultaneously with such termination and as a condition to such termination.

            (i) Breaching Party. The right to terminate this Agreement under this Section 10.1 shall not be available to any party whose failure (or the failure of its applicable Affiliates) to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated herein to occur or of the transactions being delayed.

            (j) Material Adverse Effect. Purchasers may terminate this Agreement if pursuant to Section 6.4 or Section 6.5 they receive notice of a Material Adverse Effect or if Purchasers otherwise become aware of a Material Adverse Effect; provided, if such a Material Adverse Effect is reasonably susceptible of cure within thirty (30) days, Seller shall have thirty (30) days from the time Seller's learn of such Material Adverse Effect or receive notice from Purchasers that they intend to terminate this Agreement pursuant to this section to cure such Material Adverse Effect.

      10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with Section 10.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any Liability to any other party hereto or its Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in Section
7.3 (Confidentiality), Section 7.9 (Public Announcements), this Article 10 (Termination) (for the avoidance of doubt, including Sections 10.3, 10.4 and 10.5 and the other sections of Article 10), Article 11 (Indemnification) and
Article 12 (Miscellaneous) and except that nothing herein will relieve any party of Liability for any breach of this Agreement prior to such termination.

      10.3 CASH FEE. Seller shall pay Purchasers a fee of One Million Dollars ($1,000,000) in cash in immediately available funds by wire transfer to an account designated by Purchasers (i) within one (1) Business Day after receiving Purchasers' notice of termination in accordance herewith pursuant to Section 10.1(g) (Directors' Recommendation) or pursuant to Section 10.1(d) (Orders) in connection with a Designated Order or (ii) simultaneously with any termination by Seller pursuant to Section 10.1(h) (Superior Proposal) or Section 10.1(d) (Orders) in connection with a Designated Order.

      10.4 CASH OR STOCK FEE.

            (a) Cash or Stock Payment. In the event of any termination of this Agreement by Seller pursuant to Section 10.1(e) (Deadline) or by Purchasers pursuant to Section 10.1(f) (Shareholder Approval), Seller shall, at its option, comply with either clause (i) or (ii) below:

                  (i)

                        (A) if Seller has elected to terminate pursuant to
Section 10.1(e), Seller shall pay Purchasers simultaneously with and as a condition to such termination a fee of One Million Dollars ($1,000,000) (the "Cash Amount") in cash in immediately available funds by wire transfer to an account designated by Purchasers, or

                        (B) if Purchasers have elected to terminate pursuant to
Section 10.1(f), Seller shall pay the Cash Amount to Purchasers within one (1) Business Day after receiving Purchasers' notice of termination in accordance herewith, or

                  (ii)

                        (A) if Seller has elected to terminate pursuant to
Section 10.1(e), Seller shall, simultaneously with and as a condition to such termination, (y) provide Purchasers with written notice of Seller's election to pay the Cash Amount by issuing Seller Common Stock in accordance with this
Section 10.4 (the "Stock Payment Notice") and (z) issue and deliver the Initial Shares (as defined below) to Lead Purchaser, or

                        (B) if Purchasers have elected to terminate pursuant to
Section 10.1(f), Seller shall within two (2) Business Days after receiving Purchasers' notice of termination in accordance herewith (y) provide Purchasers with the Stock Payment Notice and (z) issue the Initial Shares to Lead Purchaser.

Notwithstanding the foregoing, if any Seller shareholder approval or other Consent is necessary pursuant to NASDAQ Market listing requirements or otherwise in order to issue Seller Common Stock to Lead Purchaser as contemplated by this
Section 10.4(a) (or if for any other reason Seller is unable to issue such stock to Lead Purchaser in accordance herewith), Seller shall comply with clause (i) above.

            (b) Initial Shares. In the event that Seller elects pursuant to
Section 10.4(a) to pay the Cash Amount by issuing Seller Common Stock, the number of shares of Seller Common Stock to be initially issued to Lead Purchaser pursuant to Section 10.4(a)(ii) shall equal (i) the Cash Amount divided by (ii) the average of the last sale price of a share of Seller Common Stock on the Nasdaq Market on the ten (10) trading days immediately preceding the date of the Stock Payment Notice (the "Initial Shares"). Seller will in advance of such issuance prepare and deliver instructions to its transfer agent for the issuance of the Initial Shares to Lead Purchaser.

            (c) Adjustment to Number of Initial Shares. Three (3) days prior to the effectiveness of the Registration Statement (as defined below), the parties will determine the number of shares of Seller Common Stock equal to (i) the Cash Amount divided by (ii) the average of the last sale price of a share of Seller Common Stock on the Nasdaq Market on the ten (10) trading days immediately preceding the fourth Business Day preceding the effective date of the Registration Statement. If the number determined by the preceding sentence is greater than the number of Initial Shares previously issued to Lead Purchaser, then Seller will issue additional shares of Seller Common Stock to Lead Purchaser equal to such difference and amend the Registration Statement to include such additional shares of Seller Common Stock. If the number determined by the first sentence of this Section 10.4(c) is less than the number of Initial Shares issued hereunder to Lead Purchaser, then Lead Purchaser will surrender to Seller that number of Initial Shares equal to the difference for cancellation, and the Seller will amend the Registration Statement to reduce the number of Initial Shares being registered. As adjusted pursuant to this section, the Initial Shares are the "Shares."

            (d) Legends. Purchasers understand that the Seller will instruct its transfer agent to place a stop transfer order with respect to the certificates representing the Shares and that such certificates will bear the following legends:

                  (i) "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended (the `Securities Act'). Transfer of these shares is prohibited except pursuant to registration under the Securities Act or pursuant to an available exemption from registration."

                  (ii) "The shares represented by this certificate are subject to resale limitations set forth in Section 10.4(f) of the Asset Purchase Agreement dated __________, 2004."

            (e) Following the expiration of the public resale limitation in
Section 10.4(f), Seller shall cause its transfer agent to promptly remove the legend in clause (ii) above if Lead Purchaser still holds Shares and Lead Purchaser so requests.

            (f) Registration. The Seller shall file a registration statement under the Securities Act ("Registration Statement") with the SEC registering the Shares for re-offer and re-sale as soon as practicable, but in no event later than the thirtieth day after the date on which Seller provides the Stock Payment Notice, and shall use all commercially reasonable efforts to have the Registration Statement declared effective as soon as possible. Once the Registration Statement is declared effective, Seller shall keep the Registration Statement effective and current until all the securities registered thereunder are sold or may be sold freely by Lead Purchaser in any 90-day period without registration under an appropriate exemption under the Securities Act. Seller shall bear all fees and expenses attendant to registering the Shares, including all underwriting expenses (it being understood that Purchasers shall not initiate an underwritten offering). Promptly upon request, Seller will provide to Lead Purchaser such number of copies of the prospectus forming a part of the Registration Statement as are reasonably requested by Lead Purchaser, and all supplements to such prospectus. Seller will promptly notify Lead Purchaser at any time if the Registration Statement or the prospectus may not be used either due to any change in the material information contained therein or due to the omission of material information therefrom or upon the receipt by the Seller of a cease-and-desist or stop order of the SEC. The Seller will use all commercially reasonably efforts to amend or supplement the Registration Statement to permit its continued use by Lead Purchaser.

            (g) Public Resale Limitation. During the period beginning on the effective date of the Registration Statement and ending on the date which is the later of (A) one hundred twenty (120) days from the effective date of the Registration Statement and (B) thirty (30) days from the date on which Lead Purchaser would be able to sell all of the Shares in accordance with the restrictions set forth in this Section 10.4(f) if Lead Purchaser sold the maximum number of Shares permitted pursuant to such restrictions on each trading day (the "Resale Limitation Period"), Purchasers agree that on any one trading day Lead Purchaser will sell no more than the greater of (x) 2,500 of the Shares or (y) that number of Shares equal to five percent (5%) of the reported average daily trading volume of the Seller Common Stock for the immediately preceding ten (10) trading days.

            (h) Net Proceeds. If Lead Purchaser (A) sells all the Shares within the Resale Limitation Period, (B) attempts to sell all of the Shares on the Nasdaq Market (or any other market where the Shares may be publicly traded) in accordance with Section 10.4(f) utilizing customary trading practices but such sales cannot be accomplished or (C) is unable to sell in compliance with securities laws and any other applicable Legal Requirements for any reason (including due to any inability of Lead Purchaser to comply with Section 10.4(p) or for any representation and warranty of Lead Purchaser set forth in such section to not be true and correct), and in any case if the net proceeds, if any, of such sales or attempted sales (being any sales price less customary commissions, selling costs and taxes ("Net Proceeds")) are less than the Cash Amount, then upon written request by Lead

Purchaser to the Seller, which request must be made by Lead Purchaser no later than the tenth (10th) Business Day after the end of the Resale Limitation Period, and in exchange for return by Lead Purchaser to Seller of any unsold Shares, or Initial Shares, as the case may be, Seller shall promptly pay to Lead Purchaser, in cash in immediately available funds by wire transfer to an account designated by Lead Purchaser, the difference between the Net Proceeds actually realized by Lead Purchaser and the Cash Amount (the "Additional Cash Amount"). Lead Purchaser shall provide such supporting documentation of the Net Proceeds amount as may be reasonably requested by Seller.

            (i) Failure to Make the Registration Statement Effective. In the event that, for whatever reason, the Registration Statement is not made effective within ninety (90) days of the Stock Payment Notice, Seller shall pay Lead Purchaser, in exchange for return by Lead Purchaser to Seller of the Shares, or the Initial Shares, as the case may be, and within two (2) Business Days of Lead Purchaser's written demand to Seller made within the later of One Hundred Ten (110) days of the date the Stock Payment Notice is delivered to Lead Purchaser or twenty (20) days following any extension of the ninety (90) day period above that may be agreed by Purchasers and Seller, the Cash Amount in cash by wire transfer in immediately available funds to a bank account designated by Lead Purchaser.

            (j) Nasdaq Market. Seller undertakes to use commercially reasonable efforts to maintain the listing of the Seller Common Stock on the Nasdaq Market until completion of the sale by Lead Purchaser of the Shares within the Resale Limitation Period.

            (k) Rule 144. With a view to making available to the Lead Purchaser the benefits of Rule 144 promulgated under the Securities Act ("Rule 144"), so long as Lead Investor or any Affiliate holds any Shares, the Seller agrees to:

                  (i) comply with the provisions of paragraph (c)(1) of Rule 144; and

                  (ii) file with the SEC in a timely manner all reports and other documents required to be filed with the SEC pursuant to Section 13 or 15(d) under the Exchange Act by companies subject to either of such sections, irrespective of whether Seller is then subject to such reporting requirements.

            (l) Full Satisfaction. The Cash Amount, or the Shares issued pursuant to this Section 10.4 and the Additional Cash Amount, if any, as the case may be, will be in full satisfaction of the fee due to Purchasers pursuant to this Section 10.4. The parties acknowledge and agree that, except for any adjustment in the number of Shares as provided in this Section 10.4, if the value of the Shares increases after the date of receipt of the Shares by the Purchasers, Seller will not have any right to credit or otherwise set off the amount of such increase against any other payment or amount Seller owes Purchasers under this Agreement, the other Transaction Agreements, or otherwise. The parties further acknowledge and agree that, if the value of the Shares decreases after the date of receipt of the Shares by Lead Purchaser, except for any adjustment in the number of Shares (and any payment of the Cash Amount and the Additional Cash Amount, if any) as provided in this Section 10.4, Purchasers will not have any right of further payment in cash or shares of Seller Common Stock in respect of the amount due under this Section 10.4.

            (m) Seller Indemnification. The Seller agrees to indemnify, defend and hold harmless Purchasers, their respective directors and officers and each Person, if any, who controls a Purchaser within the meaning of the Securities Act or the Exchange Act, against any Damages, joint or several, to which Purchasers or such person may become subject, under the Securities Act, Exchange Act or otherwise, insofar as such Damages relate to (i) any untrue statement or alleged untrue statement of a material fact contained in any prospectus or registration statement for the Shares, (ii) the omission or alleged omission by the Seller to state in any prospectus or registration statement for the Shares a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation by the Seller of the Securities Act, the Exchange Act, any rule or regulation promulgated thereunder or any other applicable Legal Requirement relating to any action or inaction by the Seller in connection with the issuance or registration of the Shares; provided, however, that the Seller will not be liable in any such case to the extent that any such Damages arise out of or are based upon an untrue material statement or material omission made by Seller in reasonable reliance upon and in conformity with written information regarding Lead Purchaser which is furnished in writing to the Seller by Lead Purchaser or its representatives specifically for inclusion in any registration statement for the Shares ("Non-Indemnity Events").

            (n) Lead Purchaser Indemnification. Lead Purchaser agrees to indemnify, defend and hold harmless the Seller, each officer and director of the Seller, and each person, if any, who controls the Seller within the meaning of the Securities Act or the Exchange Act against any Damages, joint or several, to which the Seller or such person may become subject, under the Securities Act, Exchange Act or otherwise insofar as such Damages arise out of or are based upon any Non-Indemnity Event; provided that the maximum aggregate indemnification obligation by Lead Purchaser shall not exceed the Net Proceeds resulting from Shares sold by Lead Purchaser pursuant to this Section 10.4 (the "Lead Purchaser Stock Indemnification and Contribution Cap").

            (o) Indemnification Procedure. Claims for indemnification pursuant to Section 10.4(l) or (m) above relating to claims by third parties shall be governed by Section 11.7.

            (p) Contribution. If the indemnification provided for in this
Section 10.4 is unavailable to any indemnified party in respect of any Damages referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Seller on the one hand, and of the Lead Purchaser on the other hand, in connection with the statements or omissions which resulted in such Damages as well as any other relevant equitable considerations. The relative fault of the Seller on the one hand, and the Lead Purchaser on the other hand, will be determined with reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by a party, and such party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Seller and Lead Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 10.4(o) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding anything to the contrary herein, the aggregate amount for which Lead Purchaser shall be liable for contribution pursuant to this Section 10.4(o) and for indemnification obligations pursuant to Section 10.4(m) shall not exceed the Lead Purchaser Stock Indemnification and Contribution Cap.

            (q) Purchasers Representations. Lead Purchaser represents and warrants to, and covenants with, Seller that: (i) Lead Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act and knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments similar to that of the Shares, and has reviewed and considered such information it deems relevant in making an informed decision; (ii) Lead Purchaser is acquiring the Shares for its own account, and, except for sales of Shares as contemplated by Section 10.4, with no present intention of distributing any such Shares or pursuant to any arrangement or understanding with any other persons regarding the distribution of such Shares;
(iii) Lead Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act and Exchange Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; (iv) the Lead Purchaser upon request, will expeditiously answer all reasonable questions on an investor questionnaire typically requested of a selling shareholder for use in preparation of any registration statement relating to the Shares and the answers thereto will be materially true, correct and complete as of the date thereof;
(v) Lead Purchaser will notify the Seller promptly of any material change in any of such information in the questionnaire until such time as Lead Purchaser has sold all of the Shares or until the Seller is no longer required to keep the registration statement effective. The Lead Purchaser understands that (until the Registration Statement is filed) its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom. Lead Purchaser hereby covenants (except for sales contemplated by and in accordance with Section 10.4) with the Seller not to make any sale of the Shares without complying with the provisions of this Agreement and the Exchange Act and without causing the prospectus delivery requirement under the Securities Act to be satisfied (whether by delivery of the Prospectus or pursuant to and in compliance with an exemption from such requirement). The parties acknowledge and agree that Lead Purchaser is making the representations and warranties, and entering into the covenants, set forth in this Section 10.4(q) in order to facilitate the sale of the Shares pursuant to this Section 10.4, and that if any representation and warranty of Lead Purchaser set forth in this Section 10.4 is untrue, or if Lead Purchaser cannot in good faith comply with its obligations in this Section 10.4(q) or otherwise sell any or all of the Shares in compliance with securities laws and any other applicable Legal Requirements, Lead Purchaser shall not be required to sell any Shares (and shall be entitled, upon return to Seller of any Shares or Initial Shares issued to Lead Purchaser to the Cash Amount minus the amount of any Net Proceeds received by Lead Purchaser.

      10.5 RIGHT OF FIRST REFUSAL. In the event of termination pursuant to (i)
Section 10.1(h) (Superior Proposal), (ii) Section 10.1(g) (Directors' Recommendation), (iii) Section 10.1(f) (Shareholder Approval), (iv) Section 10.1(e) (Deadline), but only in case of termination by Seller, or (v) Section 10.1(d) (Orders) in connection with a Designated Order, Purchasers shall have a right of first refusal as set forth in this Section 10.5.

            (a) If in the twelve-month period beginning on the date of termination hereof, Seller (or any of its Subsidiaries, or any employees, officers or directors of Seller or of any Subsidiary of Seller, or any Representatives of Seller or any of its Subsidiaries) receives any written proposal from a third party concerning the sale of the Business or the Acquired Assets or a material portion thereof (or an exclusive license of the Acquired Intellectual Property Rights or a significant portion thereof) (each, a "Competing Transaction", and any of the foregoing communications, an "Acquisition Contact"), Seller shall promptly (in any event within three (3) business days of the first Acquisition Contact) inform Purchasers in writing and in reasonable detail regarding such Acquisition Contact, including any subsequent oral or written communications.

            (b) Seller shall not enter into any agreement concerning a Competing Transaction nor otherwise consummate any Competing Transaction unless Seller first offers to enter into a transaction with Purchasers (or any Affiliate reasonably designated by Purchasers) on substantially the same terms and conditions as such Competing Transaction by sending Purchasers (i) written notice of the proposed Competing Transaction and the terms and conditions thereof (the "Seller Offer") and (ii) evidence reasonably satisfactory to Purchasers (A) that the third party has a genuine interest in entering into such Competing Transaction on such terms and conditions and possesses the financial resources to do so and (B) that consummation of the Competing Transaction by Seller or the third party is not prohibited or restricted by any legal requirement.

            (c) If Purchasers (or any designated Affiliate), within twenty (20) days of receiving such notice from Seller, accept the Seller Offer by sending Seller written notice to such effect, then Seller, as soon as possible and subject only to such closing conditions as are set forth in the Seller Offer, shall sell the portion of the Business and the Acquired Assets, or as the case may be, license the Acquired Intellectual Property Rights, covered by the Seller Offer in accordance with such offer (and provide any other consideration, including the performance of any covenants of Seller in the terms of the Competing Transaction) to Purchasers in return for the consideration set forth in the Seller Offer. Purchasers and Seller shall select a closing to be held for this purpose at a time and place to be reasonably agreed to by the parties in accordance herewith and enter into any agreements reasonably necessary to effectuate the transaction on reasonable and customary terms and conditions. (d) If any of the Purchasers (or any designated Affiliate) does not, within twenty
(20) days of receiving the notice from Seller, accept the Seller Offer by sending Seller written notice to such effect, then (A) Seller may proceed with the Competing Transaction on the same terms and conditions described in the Seller Offer. If the terms of the Competing Transaction are materially changed (it being understood that, without limiting the interpretation of material, any change in price will be material) in a manner favorable to the Person extending the Seller Offer, following provision of the notice to Purchasers, Seller shall send Purchasers another notice describing such changed terms in reasonable detail and Purchasers shall have twenty (20) days to accept or decline to enter into the competing transaction in accordance herewith.

            (e) The right of first refusal in this Section 10.5 (i) shall terminate upon the consummation by Seller of a Competing Transaction with a third Person made in compliance with this Section 10.5 and (ii) for the avoidance of doubt, shall not apply to any Superior Transaction which causes Seller to terminate this Agreement pursuant to Section 10.1(h) (Superior Proposal).

                                   ARTICLE 11
                                 INDEMNIFICATION

      11.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

            (a) Representations and Warranties. All representations and warranties of Seller on one hand, and Purchasers on the other, in this Agreement or any other Transaction Agreement (i) shall survive the Closing, any investigation at any time made and the consummation of the Transaction and (ii) shall terminate and expire at the end of eighteen (18) months following Closing, except with respect to (A) any claims as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Agreement on or prior to such date, (B) any claims related to fraud or intentional misrepresentation or
(C) as set forth in subsections (d) or (e) below. The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof or other right to indemnification hereunder) shall not be affected by any investigation, verification or examination by any party hereto or by any Representative or employee of any such party or by any such party's Knowledge or the knowledge of any such Representative or employee of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

            (b) Covenants. The covenants and agreements of the parties shall survive the Closing and any investigation at any time made and the consummation of the Transaction until fully performed, unless limited by their terms or purpose.

            (c) Effect of Expiration. On expiration or termination, the representations, warranties and covenants described in subsections (a) and (b) above shall be of no further force or effect, except with respect to any claim as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Agreement on or prior to expiration or termination.

            (d) Statute of Limitations. Seller's representations and warranties with respect to Section 4.10 (Employees and Consultants), Section 4.11 (Seller's Benefit Plans), and Section 4.13 (Taxes) shall survive until the expiration of the applicable statute of limitations, including any extensions thereof, except with respect to any claim as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Agreement on or prior to such date.

            (e) Extended Expiration. Seller's representations and warranties in
Section 4.2 (Authorization) and Section 4.9 (Intellectual Property) and Purchasers' representations and warranties in Section 5.2 (Authorization) shall not terminate or expire and shall survive for an unlimited period.

      11.2 INDEMNIFICATION BY SELLER. Subject to the limitations set forth in
Section 11.5, Seller shall indemnify, defend and hold harmless Purchasers and their Representatives and employees (the "Purchasers Indemnified Parties") from and against any and all Damages incurred by either or both Purchasers or their Representatives, whether or not involving a third-party claim, including reasonable attorneys' fees, arising out of, relating to or resulting from (i) any breach of a representation or warranty of Seller contained in this Agreement or in any other Transaction Agreement or (ii) any breach of a covenant of Seller contained in this Agreement or in any other Transaction Agreement (collectively, "Purchasers Damages"). On expiration or termination of the underlying representations, warranties and covenants, the obligations of Seller in this
Section 11.2 shall be of no further force or effect with respect to any such expired or terminated representation, warranty or covenant, except with respect to any claim as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Agreement on or prior to such expiration or termination. Seller shall not be required to indemnify Purchasers Indemnified Parties pursuant to this Section 11.2 for Damages for which the Purchasers Indemnified Parties are indemnified pursuant to Section 11.4.

      11.3 INDEMNIFICATION BY PURCHASERS. Subject to the limitations set forth in Section 11.5, Purchasers shall indemnify, defend and hold harmless Seller and its Representatives and employees (the "Seller Indemnified Parties") from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys' fees, arising out of, relating to or resulting from (i) any breach of a representation or warranty of Purchasers contained in this Agreement or in any other Transaction Agreement or (ii) any breach of a covenant of Purchasers contained in this Agreement or in any other Transaction Agreement (collectively, "Seller Damages"). On expiration or termination of the underlying representations, warranties and covenants, the obligations of Purchasers in this Section 11.3 shall be of no further force or effect with respect to such expired or terminated representation, warranty or covenant, except with respect to any claim as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Agreement on or prior to such expiration or termination.

      11.4 SPECIAL INDEMNIFICATION.

            (a) Seller Special Indemnification. Notwithstanding Section 11.2 or
Section 11.5, Seller shall indemnify, defend and hold harmless, without regard to any limitations or any materiality, Knowledge or other qualifications in the representations and warranties or in Seller's Disclosure Schedule, the Purchasers Indemnified Parties from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys' fees, arising out of, relating to or resulting from:

                  (i) the Excluded Assets (including applicable Claims brought directly against Purchasers or alleging direct Liability on the part of Purchasers);

                  (ii) the Excluded Liabilities (including applicable Claims brought directly against Purchasers or alleging direct Liability on the part of Purchasers);

                  (iii) any noncompliance with applicable bulk sales or fraudulent transfer related Legal Requirements in connection with the Transaction;

                  (iv) any Claims for Transfer Taxes made against Purchasers in connection with the Transaction;

                  (v) any breach of Section 6.3 (Acquisition Proposals);

                  (vi) any breach of Section 7.13 (Covenant Not to Sue);

                  (vii) any material breach by Seller of the Transition Services Agreement;

                  (viii) the cost reasonably incurred by Purchasers to replace any third-party Software used in or necessary to conduct the Business as conducted at Closing in the Ordinary Course of Business, but which is not assignable to Lead Purchaser pursuant to a contractual restriction on assignment or transfer and for which consent to such assignment has not been obtained from the licensor by Closing; provided that the maximum amount payable pursuant to this Section 11.4(a)(viii) for off-the-shelf or other commercially readily available Software shall be Two Hundred Thousand Dollars ($200,000); and provided, further, that this limitation shall not restrict Purchasers from making claims for breaches of Seller's representations and warranties with respect to Damages in excess of such limit or limit Seller's applicable obligations hereunder and pursuant to the Transaction Agreements;

                  (ix) any breach of Section 4.9(u)(B);

                  (x) any Seller breach of Section 10.3 (Cash Fee), Section 10.4 (Cash or Stock Fee) or Section 10.5 (Right of First Refusal);

                  (xi) any Seller breach of Section 4.32 (Seller Common Stock).

            (b) Purchasers Special Indemnification. Notwithstanding Section 11.3 and Section 11.5, Purchasers shall indemnify, defend and hold harmless, without regard to any limitations or any materiality, Knowledge or other qualifications in the representations and warranties or in Purchasers' Disclosure Schedule, if any, the Seller Indemnified Parties from and against (i) any and all Damages, whether or not involving a third-party claim, including reasonable attorneys' fees, arising out of, relating to or resulting from a breach of Section 1.4 (Assumed Liabilities) by Lead Purchaser, (ii) the amount of any portion of the Holdback Amount (and any applicable interest pursuant to Section 2.2) not paid by Purchasers in violation of Section 2.2, (iii) any amount of any adjustment to the Fixed Purchase Price which Purchasers are obligated to pay Seller pursuant to Section 2.5(c) and which is not paid to Seller, in violation of Section 2.5,
(iv) the amount of any indemnification payment pursuant to Section 10.4(m) or contribution payment pursuant to Section 10.4(o), up to, in the aggregate, the amount of the Lead Purchaser Stock Indemnification and Contribution Cap and (v) any material breach by Lead Purchaser of the Transition Services Agreement.

            (c) Survival. The special indemnities in this Section 11.4 shall not terminate or expire, shall survive for an unlimited period, and for the avoidance of doubt shall not be subject to the limitations set forth in Section 11.5.

      11.5 INDEMNIFICATION LIMITS.

            (a) Threshold. Seller shall not be obligated to indemnify the Purchasers Indemnified Parties pursuant to Section 11.2 (Indemnification by Seller), and Purchasers shall not be obligated to indemnify the Seller Indemnified Parties pursuant to Section 11.3 (Indemnification by Purchasers), unless in each case the aggregate of all Purchasers Damages or Seller Damages, respectively, exceeds One Hundred Fifty Thousand Dollars ($150,000) (the "Indemnification Threshold"), in which case the Seller Indemnified Parties or the Purchasers Indemnified Parties, as the case may be, shall be entitled to recover all of their Seller Damages or Purchasers Damages, as the case may be, including the amount of the Indemnification Threshold. For the purposes of determining whether a representation, warranty, covenant or agreement has been breached and for determining the Indemnification

Threshold, qualifications to any representation, warranty, covenant or agreement regarding "material," "materiality," "Material Adverse Effect," or words of similar import shall be disregarded and have no effect.

            (b) Seller's General Indemnification Cap. The maximum aggregate Liability of Seller pursuant to Section 11.2 shall not exceed Four Million Dollars ($4,000,000) (the "General Indemnification Cap"); provided that this limitation shall not apply with respect to (i) fraud or intentional misrepresentation by Seller, (ii) willful breaches of covenants or (iii) breaches of Section 4.9 (Intellectual Property).

            (c) Intellectual Property Representations Cap. The maximum aggregate Liability of Seller pursuant to Section 4.9 (Intellectual Property) shall not exceed Five Million Dollars ($5,000,000) (the "Intellectual Property Rights Representation Cap"); provided that this limitation shall not apply with respect to fraud or intentional misrepresentation by Seller; and provided, further, that Purchasers shall not be entitled to additional indemnification for breach of
Section 4.9 (Intellectual Property) under the General Indemnification Cap.

            (d) Purchasers' Indemnification Cap. The maximum aggregate Liability of Purchasers pursuant to Section 11.3 shall not exceed Four Million Dollars ($4,000,000); provided that this limitation shall not apply with respect to (i) fraud or intentional misrepresentation by Purchasers or (ii) willful breaches of covenants.

            (e) Final Net Assets. For the avoidance of doubt, Purchasers' remedy for any difference between (A) the value of the Acquired Assets included in the Net Assets calculation pursuant to Section 2.5(c) as stated on the Pro Forma Balance Sheet and in Seller's other financial information and (B) the final amount of Net Assets as determined pursuant to Section 2.5 shall be the adjustment to the Fixed Purchase Price set forth in Section 2.5(c).

            (f) Injunctive Relief. For the avoidance of doubt, this Section 11.5 shall not be deemed to limit the right of any party to seek specific performance or other injunctive relief.

      11.6 PROCEDURES FOR INDEMNIFICATION. Promptly after receipt by a party entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion or the commencement of any Proceeding by a third party with respect to any matter for which indemnification may be sought hereunder, the Indemnitee shall give written notice thereof to the party obligated to indemnify the Indemnitee (the "Indemnitor"), and thereafter shall keep the Indemnitor reasonably informed with respect thereto in accordance with Section 11.7; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. A claim for indemnification for any matter not involving a third-party Proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice. Disputes shall be governed by Section 12.16 hereof.

      11.7 DEFENSE BY INDEMNITOR. In connection with any claim giving rise to indemnity hereunder or resulting from or arising out of any Claim by a Person who is not a party to this Agreement, the Indemnitor at its sole cost and expense may, upon written notice to the Indemnitee, assume the defense of any such claim if the Indemnitor acknowledges to the Indemnitee in writing Indemnitee's obligation to indemnify the Indemnitee with respect to all elements of such claim, and thereafter diligently conducts the defense thereof with counsel of recognized standing reasonably acceptable to the Indemnitee. The Indemnitee shall be entitled to employ counsel separate from counsel employed by the Indemnitor in any such action and to participate therein, but the fees and expenses of such counsel employed by the Indemnitee shall be at its expense (unless the Indemnitee reasonably determines there is a conflict between the Indemnitee and Indemnitor with respect to such action, in which case such fees and expenses shall be at the Indemnitor's expense), and the Indemnitor shall retain control of such defense. Without the consent of the Indemnitee, not to be unreasonably withheld, Indemnitor shall not consent to the entry of any judgment or enter into any settlement in each case including anything other than monetary damages which does not include as an unconditional term thereof the giving by the claimant or plaintiff to all Indemnitees a release from all Liability with respect to such claims. Except as set forth in this Section 11.7, Indemnitor shall have no Liability for any settlement entered into by any Indemnitee without the prior written consent of the Indemnitor so long as the Indemnitor is reasonably complying with its obligations under this Section 11.7. If the Indemnitor does not assume the defense of such claim within thirty (30) days after written notice thereof from the Indemnitee or does not thereafter diligently conduct such defense, the Indemnitee may defend against such claim at the sole cost and expense of the Indemnitor. Notwithstanding the foregoing terms of this Section 11.7, if there is any threat of a temporary, preliminary or permanent injunction in any claim, action or proceeding for which indemnification may be sought with respect to Acquired Intellectual Property Rights, Purchasers shall have the option to control the defense and settlement of such claim, action or proceeding.

      11.8 EXCLUSIVE REMEDY. Unless otherwise set forth in another Transaction Agreement, and without limiting any rights of any party to (i) make claims based upon fraud or intentional misrepresentation or (ii) bring an action for specific performance or other injunctive relief, the rights of the parties to assert indemnification claims and to be indemnified, defended and held harmless pursuant to this Article 11 will be the sole and exclusive right and remedy exercisable by Purchasers Indemnified Parties and Seller Indemnified Parties with respect to any breach by Purchasers, on the one hand, or Seller, on the other hand, of any representation, warranty, covenant or agreement contained in this Agreement or in the other Transaction Agreements.

      11.9 HOLDBACK AMOUNT. Purchasers may apply all or a portion of the Holdback Amount to satisfy any Claim for indemnification pursuant to this
Article 11; provided that Purchasers shall provide Seller with notice of such Claim and such application of the Holdback Amount in accordance with Section 11.6; and provided, further, that if Seller provides Purchasers with a written notice of dispute within fifteen (15) days after receiving Purchasers' notice, Purchasers shall not apply such portion of the Holdback Amount until resolution of such dispute. Purchasers shall continue to hold the applicable portion of the Holdback Amount until resolution of such dispute. Nothing in this Agreement shall be construed as limiting the liability of Seller for indemnification claims or otherwise to the Holdback Amount, nor shall payments from the Holdback Amount be considered as liquidated damages for any breach under this Agreement or any other Transaction Agreement.

                                   ARTICLE 12
                                  MISCELLANEOUS

      12.1 NOTICES.

            (a) Procedures. Any notice, request, consent, waiver, or other communication required or permitted hereunder or under another Transaction Agreement shall be effective only if it is in writing and (i) personally delivered or sent by certified or registered mail, postage prepaid, addressed as set forth in Section 12.1(b), or to such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein, or (ii) transmitted by facsimile, with confirmation of receipt received. If personally delivered or sent by mail, such notice or communication shall be deemed to have been given as of the date so personally delivered or mailed. If transmitted by facsimile, such notice or communication shall be deemed to have been given on the date sent if such date is a Business Day and confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested); otherwise such notice will be deemed to be delivered and received on the next Business Day on which such notice is also promptly mailed by registered or certified mail (return receipt requested).

            (b) Address Information. Notices shall be addressed as follows:

                                    IF TO PURCHASERS:

                                    Thomson Broadcast & Media Solutions, Inc.
                                    3233 E. Mission Oaks Boulevard
                                    Camarillo, CA 93012
                                    Facsimile: +805-445-1964
                                    Attention: General Counsel

                                    and

                                    Thomson Licensing, S.A.
                                    46, Quai Alphonse LeGallo
                                    92100 Boulogne-Billancourt
                                    France
                                    Facsimile: +33 1 4186 5638
                                    Attention: Vice President -- Licensing
                                               and Intellectual Property

                                    with a mandatory copy to:

                                    Morrison & Foerster LLP
                                    Attention:  Robert Townsend, Esq.

                                    425 Market Street
                                    San Francisco, CA 94105
                                    Facsimile:  (415) 268-7522

                                    IF TO SELLER:

                                    ParkerVision, Inc.
                                    8493 Baymeadows Way
                                    Jacksonville, Florida 32256
                                    Attn:  Chief Executive Officer

                                    with a mandatory copy to:

                                    Graubard Miller
                                    Attention: David Alan Miller
                                    600 Third Avenue
                                    New York, NY 10016
                                    Facsimile: (212) 818-8881

      12.2 ENTIRE AGREEMENT. This Agreement, the other Transaction Agreements and any other agreements referenced herein or therein (and including the schedules and exhibits attached hereto and thereto) shall constitute the entire agreement and understanding of the parties relating to the subject matter hereof and thereof and shall supersede all agreements and understandings that have an effective date prior to or contemporaneous with this Agreement, whether oral or written, relating to the subject matter hereof and thereof, including the non-binding indicative offer letter of intent dated on or about December 18, 2003 and the confidentially agreement between Lead Purchaser and Seller dated on or about September 4, 2003.

      12.3 NO THIRD-PARTY BENEFICIARIES. Nothing in this Agreement or the other Transaction Agreements will be construed as giving any Person, other than the parties and their successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement or the other Transaction Agreements or any provision hereof or thereof.

      12.4 HEADINGS. The headings in this Agreement and the other Transaction Agreements are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

      12.5 COUNTERPARTS. This Agreement and the other Transaction Agreements may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      12.6 EFFECTIVENESS. This Agreement and the other Transaction Agreements shall become effective only when signed and delivered by each of the parties hereto.

      12.7 AMENDMENT; WAIVER; REQUIREMENT OF WRITING. This Agreement and the other Transaction Agreements cannot be amended or changed nor any performance, term, or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the amendment, change or waiver is sought. Any term or condition of this Agreement or the other Transaction Agreements may be waived at any time by the party hereto entitled to the benefit thereof, and any such term or condition may be modified at any time by an agreement in writing executed by each of the parties hereto entitled to the benefit thereof. No delay or failure on the part of any party in exercising any rights hereunder or under another Transaction Agreement, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder or thereunder.

      12.8 EXPENSES. Each of the parties hereto shall pay, without right of reimbursement from Purchasers, in the case of Seller, and Seller, in the case of Purchasers, all the costs and expenses (including legal and other advisor fees) incurred by it incident to the preparation, execution, and delivery of this Agreement or the other Transaction Agreements and the performance of its obligations hereunder or thereunder, whether or not the transactions contemplated by this Agreement shall be consummated.

      12.9 ASSIGNMENT. Unless otherwise set forth in another Transaction Agreement (with respect to such agreement only), this Agreement and the other Transaction Agreements and the rights and obligations of each party hereunder or thereunder shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns; provided (i) prior to Closing no party hereto shall assign this Agreement or another Transaction Agreement without the prior written consent, in the case of Seller, of Purchasers, and in the case of Purchasers, of Seller (except that Purchasers may assign this Agreement and the other Transaction Agreements without the consent of Seller to Affiliates of a Purchaser; provided that Purchasers shall not be released from their obligations hereunder without the consent of Seller); (ii) following Closing, Seller shall not assign this Agreement or any other Transaction Agreement without the prior written consent of Purchasers, except in connection with a sale of all or substantially all of the assets of Seller or a merger, consolidation, change of control or similar corporate transaction involving Seller (provided, further, that in each such case Seller shall not be released from its obligations hereunder without the prior written consent of Purchasers); and (iii) following Closing, neither Purchaser shall assign this Agreement or any other Transaction Agreement without the prior written consent of Seller, except in connection with
(A) a sale of all or substantially all of the assets of such Purchaser or a merger, consolidation, change of control or similar corporate transaction involving such Purchaser, (B) with respect to Lead Purchaser, a sale or license of all or a significant portion of the Business or Non-Patent Assets, or (C) with respect to Patent Purchaser, a sale or license of all or a significant portion of the Patent Assets; provided that in each of the foregoing cases, the applicable Purchaser shall not be released from its obligations hereunder without the prior written consent of Seller.

      12.10 SEVERABILITY; ENFORCEMENT. Whenever possible, each provision of this Agreement and the other Transaction Agreements will be interpreted in such a manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement or another Transaction Agreement is held to be invalid, illegal, or unenforceable under any Applicable Legal Requirement in any jurisdiction, such provision will be construed in, or replaced by, a provision implementing the intent of the parties manifested herein, and will be ineffective only to the extent of such invalidity, illegality, or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement or such other Transaction Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

      12.11 INTERPRETATION AND CONSTRUCTION OF TRANSACTION AGREEMENTS.

            (a) Interpretation. Unless the context shall otherwise requires, any pronoun shall include the corresponding masculine, feminine, and neuter forms, and words using the singular or plural number shall also include the plural or singular number, respectively. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and the word "or" shall include the meaning "either or both." All references herein to sections, exhibits, and schedules shall be deemed to be references to sections of, and exhibits and schedules to, this Agreement unless the context shall otherwise require. The table of contents and the headings of the sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). This Section 12.11 shall apply to this Agreement, the other Transaction Agreements and the schedules and documents referenced herein or therein.

            (b) Drafting. The parties acknowledge that each party has participated in the drafting of this Agreement and the other Transaction Agreements, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any of the other Transaction Agreements.

            (c) Days. Any reference herein or in another Transaction Agreement to a "day" or a number of "days" (without the explicit qualification of "business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

      12.12 DISCLAIMER OF AGENCY. Except for any provisions herein or in the other Transaction Agreements expressly authorizing one party to act for another, this Agreement shall not constitute any party as a legal representative or agent of any other party, nor shall a party have the right or authority to assume, create, or incur any Liability of any kind, expressed or implied, against or in the name or on behalf of the other parties or any of their Affiliates.

      12.13 RELATIONSHIP OF THE PARTIES. Nothing contained in this Agreement or the other Transaction Agreements is intended to, or shall be deemed to, create a partnership or joint venture relationship among the parties or any of their Affiliates for any purpose, including tax purposes. None of the parties or any of their Affiliates will take a position contrary to the foregoing.

      12.14 SPECIFIC PERFORMANCE. Each party agrees that irreparable harm, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult, would occur in the event any of the provisions of this Agreement or the other Transaction Agreements were not performed in accordance with their specific terms or were otherwise breached. Each party accordingly agrees that each other party shall be entitled to obtain an injunction or injunctions to prevent breaches of the provisions of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof or thereof, in each instance without being required to post bond or other security and in addition to, and without having to prove the adequacy of, other remedies at law.

      12.15 LANGUAGE. The parties have negotiated this Agreement and the other Transaction Agreements in the English language, which shall be the governing language of this Agreement and the other Transaction Agreements. 12.16 GOVERNING LAW/DISPUTES. This Agreement and, except as otherwise stated therein, the other Transaction Agreements will be construed and interpreted in accordance with and governed by the law of the State of New York, U.S.A., without regard to the choice-of-law provisions thereof. All actions and proceedings arising out of or relating to this Agreement and the other Transaction Agreements shall be heard and determined exclusively in any New York state or federal court sitting in the County of New York, New York. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any Proceeding arising out of or relating to this Agreement or the other Transaction Agreements.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by it or by an officer or representative thereunto duly authorized, all as of the date first written above.

SELLER

PARKERVISION, INC.

By:
     ---------------------------

Name:
     ---------------------------

Title:
     ---------------------------

LEAD PURCHASER

THOMSON BROADCAST & MEDIA SOLUTIONS, INC.

By:
     ---------------------------

Name:
     ---------------------------

Title:
     ---------------------------

PATENT PURCHASER

THOMSON LICENSING, S.A.

By:
     ---------------------------

Name:
     ---------------------------

Title:
     ---------------------------

                         INDEX OF EXHIBITS AND SCHEDULES

      Exhibits
      --------

      Exhibit A - Defined Terms
      Exhibit B - Patent Assignment Agreement
      Exhibit C - Assignment and Assumption Agreement
      Exhibit D - Retained Trademark License
      Exhibit E - Transition Services Agreement
      Exhibit F - Sublease
      Exhibit G - Form of Seller Opinion of Counsel
      Exhibit I - Specified Individuals for Knowledge Definition

      Schedules
      ---------

      Schedule 1.1 - Non-Patent Assets
      Schedule 1.2 - Patent Assets
      Schedule 1.3(i) - Certain Excluded Assets
      Schedule 1.5(o) - Certain Excluded Liabilities
      Schedule 1.6(a) - Assignment Consents
      Schedule 2.5(a) - Net Assets Calculation
      Schedule 2.6 - Purchase Price Allocation
      Schedule 4 - Seller's Disclosure Schedule
      Schedule 6.10 - Select Financial Information
      Schedule 8.1 - Transferred Employees
      Schedule 9.1(f) - List of Required Closing Consents
      Schedule 9.1(i) - List of Required Employee Acceptances

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

"Acquired Assets" shall have the meaning specified in Section 1.2.

"Acquired Intellectual Property Rights" shall mean (i) all Acquired Registered Intellectual Property Rights; and (ii) any other Intellectual Property Rights owned, used, controlled, authorized for use or held by Seller that are used in or necessary to conduct the Business as presently conducted, as conducted since the inception of the Business or as Proposed to be Conducted by Seller.

"Acquired Personal Property" shall have the meaning specified in Section 4.7(a).

"Acquired Records" means all the files, books, records, manuals, correspondence, price lists, mailing lists, customer lists and information, distribution lists, technical support, information technology, production data, sales and promotional materials and records, purchasing materials and records, research and development files and data, accounting records, sales order files, papers, data and other records of Seller recorded in any means or manner pertaining to the Business, but excluding any of the foregoing exclusively pertaining to the Excluded Assets.

"Acquired Registered Intellectual Property Rights" shall mean all Registered Intellectual Property Rights at any time owned by, filed in the name of or applied for by Seller in connection with the Business or that are related to, used in or necessary to conduct the Business as presently conducted, as conducted since the inception of the Business as Proposed to be Conducted by Seller.

"Acquired Technology" shall mean all Technology owned, used, controlled, authorized for use or held by Seller that is used in or necessary to conduct the Business as presently conducted, as conducted since the inception of the Business or as Proposed to be Conducted by Seller.

"Acquisition Contact" shall have the meaning specified in Section 10.5(a).

"Acquisition Proposal" shall have the meaning specified in Section 6.3.

"Additional Cash Amount" shall have the meaning specified in Section 10.4(g).

"Affiliate" shall mean, with respect to a Person, (i) any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of such Person, (ii) any officer, director or stockholder of such Person, (iii) any corporation, partnership, trust or other Entity in which any such Person or any such family member of such Person has a five percent (5%) or greater interest or is a director, officer, partner or trustee or (iv) any Person that controls, or is controlled by, or is under common control with, such Person.

"Agreement" is defined in the preamble hereto.

"Assets" means assets, properties, goodwill, Contracts and rights, whether tangible or intangible, and whether real, personal or mixed, of any nature, kind and description, wherever located and whether or not carried on the books of the owner.

"Assignment and Assumption Agreement" shall have the meaning specified in
Section 3.4(b).

"Assignment Consent" shall have the meaning specified in Section 1.6(a).

"Assumed Liabilities" shall have the meaning specified in Section 1.4.

"Business" shall have the meaning set forth in the Recitals.

"Business Day" means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the United States.

"CameraMan" shall have the meaning set forth in the Recitals.

"Cash Amount" Section 10.4(a).

"Certified Closing Report" shall have the meaning set forth in Section 2.5(a).

"Certified Closing Report Dispute Notice" shall have the meaning set forth in
Section 2.5(b).

"Charter Documents" means a company's certificate of incorporation and bylaws (and equivalent documents in the case of foreign corporations, to the extent applicable), including all amendments thereto, as currently in effect, to the extent applicable to such company, and all applicable Resolutions.

"Claims" means choses-in-action, rights in action and other claims.

"Closing" shall have the meaning specified in Section 3.1.

"Closing Balance Sheet" shall have the meaning set forth in Section 2.5(a).

"Closing Date" shall have the meaning specified in Section 3.1.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Competing Transaction" shall have the meaning specified in Section 10.5(a).

"Computer Equipment" means computer equipment and related devices (including data processing hardware and media), but excluding any and all Software thereon or used therewith.

"Confidential Information" shall mean all Trade Secrets and other confidential or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulas, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

"Consent" means any (i) approval, authorization, certificate, concession, consent, declaration, grant, exemption, license, permit, variance, vote or waiver, (ii) registration or filing or (iii) report or notice, including all renewals, amendments and extensions of any of the foregoing and any similar matters.

"Contract" shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding, and including any amendment, modification, side letter, supplement or other agreement or change with respect to the foregoing, whether written or oral.

"Copyrights" shall mean all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

"Customer Contracts" means any and all Contracts with customers of the Business, including, sales agreements, supply agreements, service agreements, license agreements, maintenance and development agreements, consulting agreements, source code escrow agreements related to any of the foregoing.

"Damages" shall mean and include any loss, Liability, damage, injury, decline in value, lost opportunity, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

"Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

"Deposits and Advances" means performance and other bonds, security and other deposits, advances, advance payments, prepaid credits, deferred charges and similar amounts.

"Designated Orders" has the meaning set forth in Section 10.1(d).

"Development Environment" means all Software, development tools, data bases, data-base tools, utilities, libraries, compilers, assemblers, expert systems, rules-based engines, performance-based engines, other engines, procedures, methodologies, techniques, information and related Intellectual Property Rights, whether or not proprietary, used in or related to design, development, maintenance or quality assurance of Software, including as related to or encompassing source code management, piloting and testing, regression test cases and test suites.

"Disclosing Party" shall have the meaning specified in Section 7.3(d).

"Effective Date" shall have the meaning set forth in the preamble hereto.

"Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

"Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust company (including any limited liability company or joint stock company) or other legal entity.

"Environmental Liability" means any Liability related to the violation of any Legal Requirement or Governmental Approval relating to the protection of the environment (including air, water, soil and natural resources) or health and safety aspects associated with environmental protection ("Environmental Laws"), including any presence or release of any Hazardous Substance at, on, under, from or to any property currently or formerly owned, operated or leased by Seller or any other location (and any migration therefrom).

"Equity Interest" means (i) the capital stock of or other equity or ownership interest in an Entity (including partnership interests and limited liability company membership interests and similar interests and any similar or equivalent rights) and any document evidencing any of the foregoing and (ii) any securities, shares or rights convertible into or exercisable for, and any preemptive, subscription, acquisition or other outstanding right, option, warrant, conversion right, exercise right, stock appreciation right, redemption right, repurchase right, phantom security, or Contract of any nature related to the capital stock or other interest described in clause (i) above.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Seller under
Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

"Exchange Act" shall have the meaning specified in Section 6.13(a).

"Excluded Assets" shall have the meaning specified in Section 1.3.

"Excluded Liabilities" shall have the meaning specified in Section 1.5.

"FCC" has the meaning set forth in Section 1.5(m).

"FCC IDs" has the meaning set forth in Section 7.15.

"Final Net Assets" shall have the meaning set forth in Section 2.5(b).

"Final Resolution Date" shall have the meaning set forth in Section 2.5(a).

"Financial Statements" shall have the meaning specified in Section 4.4(a).

"Fixed Assets" shall have the meaning set forth in Section 2.5(d).

"Fixed Purchase Price" shall have the meaning set forth in Section 2.1.

"GAAP" means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

"General Indemnification Cap" shall have the meaning set forth in Section
11.5(b).

"Governmental Approval" shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given, required by or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement (including as required by the FCC or any other Governmental Authority with respect to compliance with technical, product labeling, record-keeping, or other Legal Requirements such as documentation required under verification, declaration of conformity, and other equipment self-approval requirements); (b) right under any Contract with any Governmental Authority; (c) any pending application or request for any of the foregoing in (a) or (b) above.

"Governmental Authority" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) federal, state, local, municipal, foreign or other court, arbitrator, or judicial or governmental or quasi-judicial or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body,
(e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, or (f) any arbitrator or arbitral panel.

"Hazardous Substance" means any material, substance or waste listed, defined, designated or classified by or pursuant to Environmental Law as hazardous, toxic, pollutant, contaminant or words of similar meaning or effect, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, radioactive material or any substance that is or contains polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos-containing materials
(ACMs) or lead.

"Holdback Amount" shall have the meaning set forth in Section 2.2.

"Indemnification Threshold" shall have the meaning set forth in Section 11.5(a).

"Insurance Policies" shall have the meaning specified in Section 11.6.

 "Indemnitee" shall have the meaning specified in Section 11.6.

"Indemnitor" shall have the meaning specified in Section 11.6.

"Independent Accounting Firm" shall have the meaning set forth in Section
2.5(b).

"Initial Shares" shall have the meaning specified in Section 10.4(b).

"Intellectual Property Rights" shall mean any intellectual property rights, including, without limitation, Patents, Copyrights, Mask Works, moral rights, Trade Secrets, Trademarks, designs, and Technology, together with (a) all registrations and applications for registrations therefore and (b) all rights to any of the foregoing (including: (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing and (iii) all rights to apply for or register any of the foregoing).

"Intellectual Property Rights Representation Cap" shall have the meaning set forth in Section 11.5(c).

"Interim Pro Forma Financial Information" shall have the meaning specified in
Section 6.10.

"Interim Reporting Date" shall have the meaning specified in Section 6.10.

"Inventory" means any finished products, any work-in-progress or other inventory, wherever located and whether held by Seller or third parties, including all product descriptions, works-in-process, samples, packaging, supplies, service parts, raw materials, purchased parts and goods and damaged or fragmented inventory.

"IRS" means the Internal Revenue Service.

"Knowledge" means any fact or matter (i) with respect to a Person, known by such Person or any of its officers or directors, (ii) in addition, with respect to Seller, known by those employees of Seller set forth on Exhibit I, or (iii) which any of the foregoing Persons or individuals could be reasonably expected to discover or otherwise become aware in the course of performing his duties with reasonable care.

"Lead Purchaser" has the meaning set forth in the preamble hereto.

"Lead Purchaser Stock Indemnification and Contribution Cap" has the meaning set forth in Section 10.4(m).

"Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

"Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, debt, obligation, or duty), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

"Manufacturing Operations" shall mean the manufacture of circuit boards on Seller's circuit board manufacturing line, the assembly of circuit boards and third party components into the Products and Services of the Business that Seller conducts in its facility, and Seller's ancillary activities in its machine shop and paint booth; provided that, for the avoidance of doubt, "Manufacturing Operations" shall not include (x) research and development, testing, quality assurance and any other operations related to the Products and Services of the Business, (y) any Intellectual Property Rights or their use or creation, and (z) any supply, Contract manufacturing, outsourcing, and other Contracts, relationships or arrangements with third parties.

"Mask Works" shall mean all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.

"Material Adverse Effect" shall mean a material adverse effect on (i) the Business, its prospects or financial condition, (ii) the Acquired Assets or
(iii) the ability of Seller to enter into this Agreement or the other Transaction Agreements, to consummate the Transaction, or to perform its obligations hereunder or under another Transaction Agreement.

"Material Contracts" shall have the meaning set forth in Section 4.15.

"Multiemployer Plan" shall mean a plan described in Section 3(37) of ERISA.

"Nasdaq Market" means the Nasdaq National Market System.

"Net Assets" shall have the meaning set forth in Section 2.5(d).

"Net Inventory" shall have the meaning set forth in Section 2.5(d).

"Net Proceeds" shall have the meaning set forth in Section 10.4(g).

"Non-Assignable Asset" shall have the meaning specified in Section 1.6(a).

"Non-Indemnity Events" shall have the meaning set forth in Section 10.4(l).

"Non-Patent Asset" shall have the meaning specified in Section 1.1.

"Nondisclosing Party" shall have the meaning set forth in Section 7.3(d).

"North America" means the United States, Canada and Mexico.

"Offsetting Liabilities" shall have the meaning set forth in Section 2.5(d).

"Order" shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ, award or similar action that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

"Ordinary Course of Business" shall describe any action taken by a party if (a) such action is consistent with such party's past practices and is taken in the ordinary course of such party's normal day-to-day operations; (b) such action is not required to be authorized by such party's stockholders, board of directors or any committee thereof and does not require any other separate or special authorization of any nature; and (c) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Entities that are engaged in businesses similar to such party's business.

"Other Interim Financial Information" has the meaning set forth in Section 6.11.

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"Other Licensed Software" means Software licensed from third parties utilized for word-processing, accounting or other office or similar purposes.

"Patent Assets" has the meaning set forth in Section 1.2.

"Patent Assignment Agreement" has the meaning set forth in Section 1.2.

"Patent Purchaser" has the meaning set forth in the preamble hereto.

"Patents" shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

"PEO" has the meaning set forth in Section 4.11(a).

"Pension Plan" shall mean either a defined benefit pension plan described in
Section 3(35) of ERISA and subject to Title IV of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

"Person" shall mean any individual, Entity or Government Authority.

"Personal Property" means Inventory, Computer Equipment, vehicles, equipment, supplies, parts, telecommunications equipment, office furniture, and other personal property or tangible arrests.

"Prepaid Assets" shall have the meaning set forth in Section 2.5(d).

"Pro Forma Balance Sheet" shall have the meaning specified in Section 4.4(b).

"Pro Forma Financial Statements" shall have the meaning specified in Section 4.4(b).

"Pro Forma Income Statement" shall have the meaning specified in Section 4.4(b).

"Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

"Products and Services" shall mean all hardware, software, integrated systems or other products or services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned or envisioned to be manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) (including all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including the names, numbers (e.g., part numbers) and packaging associated with such products and services.

"Prohibited Activity" shall have the meaning specified in Section 7.1(a).

"Proposed to be Conducted by Seller" means the conduct of the Business following Closing as contemplated or proposed to be conducted by Seller (including the proposed Webstation product line); provided no development, incorporation or utilization of wireless technologies other than super heterodyne or infrared wireless technologies shall be included in such conduct; and provided, further, that no development, incorporation or utilization of direct conversion technology shall be included in such conduct.

"Proxy Statement" shall have the meaning specified in Section 6.13(a).

"PTO" shall have the meaning specified in Section 4.9(k).

"Publicly Disclosed Periodic Financial Information" shall have the meaning set forth in Section 4.4(a).

"Purchase Price" has the meaning set forth in Section 2.1.

"Purchaser 401(k) Plan" Section 8.2(c).

"Purchasers" shall have the meaning set forth in the preamble hereto.

"Purchasers Damages" shall have the meaning specified in Section 11.2.

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"Purchasers Indemnified Parties" shall have the meaning set forth in Section
11.2.

"PVTV" shall have the meaning set forth in the recitals.

"Real Property" shall mean all real property and all structures, buildings, building systems (including roof, HVAC, electrical, plumbing, sprinkler and fire safety systems), irrigation systems, fixtures and other improvements, together with the systems and facilities servicing such structures, located thereon.

"Rebates and Credits" means refunds, rebates or other discounts due from suppliers, vendors, or other Persons and rights to offset and claims in respect thereof.

"Receivables" means all billed and unbilled accounts and notes receivable, checks, negotiable instruments and chattel papers.

"Registered Intellectual Property Rights" shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

"Registration Statement" shall have the meaning set forth in Section 10.4(e).

"Reported Net Assets" shall have the meaning set forth in Section 2.5(a).

"Representatives" shall mean officers, directors, attorneys, accountants, advisors, shareholders, subsidiaries, parent entities and similar Persons.

"Required Seller Vote" shall have the meaning specified in Section 4.2.

"Resale Limitation Period" shall have the meaning set forth in Section 10.4(f).

"Residual Information" Section 7.3(e).

"Resolutions" means, with respect to a Person, true, accurate and complete copies of the minutes and any other records that accurately and completely reflect all meetings, proceedings and other actions (including actions by written consent) of such Person's (i) holders of capital stock, members and holders of any other Equity Interest and (ii) board of directors, managers or similar persons and any committees or similar bodies of any of the foregoing, and any equivalent records and amendments thereto.

"Retained Trademark License" shall have the meaning set forth in Section 3.4(c).

"SEC" shall mean the U.S. Securities and Exchange Commission.

"Securities Act" has the meaning in Section 10.4(d).

"Seller" shall have the meaning set forth in the preamble hereto.

"Seller Common Stock" means the common stock of Seller, par value $.01.

"Seller Damages" shall have the meaning specified in Section 11.3.

"Seller Indemnified Parties" shall have the meaning set forth in Section 11.3.

"Seller Offer" shall have the meaning specified in Section 10.5(b).

"Seller's Disclosure Schedule" shall have the meaning specified in Article 4.

"Seller's Employee Plans" shall have the meaning specified in Section 4.11(a).

"Shareholders Meeting" shall have the meaning specified in Section 6.13(b).

"Shares" shall have the meaning set forth in Section 10.4(c).

"Software" means all software, in object, human-readable or source code, whether previously completed or now under development, including: programs, applications, databases, data files, coding and other software; components

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or elements thereof; programmer annotations; and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

"Stock Payment Notice" shall have the meaning set forth in Section 10.4(a).

"Sublease" shall have the meaning set forth in Section 3.4(f).

"Subsidiary" means, with respect to any Entity, another Entity (i) of which more than fifty percent (50%) of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or other body performing similar functions, of such other Entity is directly or indirectly owned or controlled by such Entity, (ii) which such Entity otherwise directly or indirectly owns or controls or (iii) which is consolidated in the financial statements of such Entity.

"Superior Proposal" shall have the meaning set forth in Section 6.3.

"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person or entity with respect to Taxes of such other person or entity (including pursuant to Treas. Reg. ss. 1.1502-6 or comparable provisions of state, local or foreign tax Law) and including any Liability for Taxes of any predecessor entity.

"Tax Authority" means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

"Tax Return" shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

"Technical Documentation" means all technical and descriptive materials, however recorded, including those related to the acquisition, design, development, use or maintenance of Software and its interface with Computer Equipment, as well as
(i) architectural designs, high-level designs, detailed designs, release notes and other design documents, (ii) system administration/management documentation,
(iii) end-user documentation, (iv) installation guides, (v) functional and technical specifications, (vi) user interface specifications, (vii) documentation pertaining to piloting or testing, (viii) documentation pertaining to new functions, new versions, new releases, developments, creations or improvements, (ix) quality assurance or development documentation and (x) programmer annotation.

"Technology" shall mean any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

"Third-Party Development Environment" means Development Environment licensed from third parties.

"Third-Party Embedded Software" means all third-party Software incorporated or embedded in, or otherwise distributed with or needed by customers to operate or utilize Products or Services or other proprietary Software of the Business.

"Trade Secrets" shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software and compilations of information) and all claims and rights related thereto.

"Trademarks" shall mean any and all U.S. and foreign trademarks, service marks, logos, trade names, corporate names, and Internet domain names and addresses, and all goodwill associated therewith throughout the world.

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

"Transaction" shall mean, collectively, the transactions contemplated by this Agreement, the other Transaction Agreements and the agreements and documents referenced herein and therein.

"Transaction Agreements" shall mean this Agreement and all other agreements referenced herein, including the Patent Assignment Agreement, the Assignment and Assumption Agreement, the Transition Services Agreement, the Retained Trademark License, and the Sublease.

"Transfer Taxes" shall mean all federal, state, local or foreign sales, use, transfer, Real Property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Acquired Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

"Transferred Employees" shall have the meaning specified in Section 8.1. For the avoidance of doubt, the term "Transferred Employees" shall include Seller's common-law employees as well as any "leased employees" (within the meaning of Section 414(n) of the Code) and any "worksite employees" (within the meaning of IRS Revenue Procedure 2002-21).

"Transition Services Agreement" shall have the meaning set forth in Section 3.4(e).

"Video Division" shall have the meaning set forth in the recitals.

"WARN Act" shall have the meaning specified in Section 4.10(d).

"Wireless Division" shall have the meaning set forth in the recitals.

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                                                                      APPENDIX B

                       [WELLS FARGO SECURITIES LETTERHEAD]

                                                     February 25, 2004

Board of Directors
ParkerVision, Inc.
8493 Baymeadows Way
Jacksonville, FL 32256

Gentlemen:

      You have requested our opinion as to the fairness, from a financial point of view, to ParkerVision, Inc. ("ParkerVision" or the "Company") of the Consideration (as defined below) to be paid to ParkerVision contemplated by the Draft Asset Purchase Agreement dated as of February 23, 2004 (the "Draft Agreement"), pursuant to which Thomson will purchase the Business (as defined in the Draft Agreement) and all related assets of the Company's video division ("Video Division") (the "Purchase").

      We understand that ParkerVision and Thomson intend to execute the Agreement when finalized. Under the terms of the Draft Agreement, upon consummation of the Purchase, Thomson will pay to ParkerVision an aggregate amount in cash equal to $12.5 million plus an additional amount equal to ParkerVision's final "Net Assets" as defined in the Draft Agreement as well as assume certain liabilities (referred to herein as the "Consideration"). The terms and conditions of the Purchase are more fully set forth in the Draft Agreement.

      In arriving at our opinion, Wells Fargo Securities, LLC ("Wells Fargo Securities") reviewed, among other things: (i) the Draft Agreement and exhibits thereto; (ii) certain publicly available financial statements of ParkerVision and other historical financial information provided by ParkerVision that we deemed relevant; (iii) certain financial analyses and forecasts of the "Video Division" prepared by and reviewed with management of ParkerVision and the views of senior management of the "Video Division" regarding the Video Division's past and current business operations, results thereof, financial condition and future prospects; (iv) a comparison of certain financial information for the Video Division with similar publicly available information for certain other publicly traded companies; (v) the financial terms of recent business combinations deemed generally relevant to our analysis; and (vi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

      In rendering its fairness opinion, Wells Fargo Securities has assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability therefore. We did not make an independent evaluation or appraisal of the specific assets or the liabilities (contingent or otherwise) of the Video Division nor have we been furnished with any such evaluations or appraisals. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared based on the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Video Division and have assumed that such performances will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in the Video Division's assets, results of operations, financial condition, business or prospects since the date of the last financial statements made available to us. We have assumed, that all of the representations and warranties contained in the Draft Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Draft Agreement are not waived. We have further assumed that the Purchase will be completed in a timely fashion and that the final terms will not vary materially from the Draft Agreement.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We were not requested to consider, and our opinion does not address, the relative merits of the

Purchase as compared to any alternative business strategies that might exist for the Company. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the Consideration in the Purchase and does not address the Company's underlying business decision to effect the Purchase. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the likely trading range of ParkerVision's common stock subsequent to the completion of the Purchase.

      Wells Fargo Securities, as part of its investment banking business, is customarily engaged in the valuation of businesses, including financial institutions, and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, and other corporate transactions. We have acted as ParkerVision's financial advisor in connection with the Purchase and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Purchase. In the past, we have also provided, and may in the future provide, certain other investment banking services to ParkerVision and have received, and will receive, compensation for such services.

      In the ordinary course of our business, we may actively trade the equity securities of ParkerVision for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      This fairness opinion is directed to the Board of Directors of ParkerVision in connection with its consideration of the Purchase and does not constitute a recommendation of the Purchase to the Company. Neither this Opinion nor any copies or excerpts herefrom may be publicly distributed or disclosed to any third person, firm or corporation without the express prior written consent of Wells Fargo Securities, except that the Opinion may be embodied in Securities and Exchange Commission disclosure documents (including any proxy or information statement delivered to shareholders of ParkerVision in connection with the Purchase); provided, however that the description of Wells Fargo Securities, the Opinion and related matters shall be subject to the prior reasonable and timely review of Wells Fargo Securities and its counsel.

      Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Consideration is fair, from a financial point of view, to ParkerVision.

                                         Very truly yours,

                                         /s/ Wells Fargo Securities, LLC
                                         Wells Fargo Securities, LLC

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


                                PARKERVISION, INC. - PROXY
                            SOLICITED BY THE BOARD OF DIRECTORS
           FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2004

               The undersigned Shareholder(s) of PARKERVISION, INC., a Florida
P corporation ("Company"), hereby appoints Jeffrey L. Parker, Todd Parker, David Sorrells and William Hightower, or any of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Special Meeting of
R Shareholders of the Company to be held on May 10, 2004 and at all adjournments thereof. The Board of Directors of the Company has called this Special Meeting of Shareholders and is soliciting this proxy in order to obtain approval of the shareholders of the Company for the sale of the Company's video division, as described in the Proxy
O Statement enclosed herewith. The Board of Directors has previously approved the sale of the video division. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR all of the following proposals.

X         1.   Approval and adoption of the asset purchase agreement and the proposed sale of the Company's video division, as described in the Proxy Statement enclosed herewith.

               FOR  [ ]            AGAINST  [ ]            ABSTAIN [ ]
Y
          2. In their discretion, the proxies are authorized to vote upon such other business as may lawfully come before the meeting or any adjournment thereof.

               FOR  [ ]            AGAINST  [ ]            ABSTAIN [ ]

          [ ] I plan on attending the Special Meeting.

                                            Date: ___________________, 2004


                                            ______________________________
                                            Signature

                                            ______________________________
                                            Signature if held jointly

                                            Please sign exactly as name
                                            appears above. When shares
                                            are held by joint tenants,
                                            both should sign. When
                                            signing as attorney,
                                            executor, administrator,
                                            trustee or guardian, please
                                            give full title as such. If
                                            a corporation, please sign
                                            in full corporate name by
                                            President or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by
                                            authorized person.